As filed with the Securities and Exchange Commission on December 12, 2022
Registration
No. 333-265906

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Symbotic Inc.
(Exact name of registrant as specified in its charter)

Delaware	3569	98-1572401
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No .)
200 Research Drive
Wilmington, MA 01887
Telephone:
(987) 284-2800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:
Robert W. Downes
George J. Sampas
Matthew B. Goodman
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Tel: (212)
558-4000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box:  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No.1 to the Registration Statement on
Form S-1 (File No.
333-265906)
(the “Registration Statement”) previously filed by Symbotic Inc. (the “Company”) and declared effective by the Securities and Exchange Commission (the “SEC”) on August 1, 2022 is being filed to include information contained in the Company’s Annual Report on
Form 10-K for
the year ended September 24, 2022 filed with the SEC on December 9, 2022 and certain other information in such Registration Statement.
The information included in this Post-Effective Amendment No. 1 to the Registration Statement updates and supplements the Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable SEC registration fees were paid at the time of the filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS, DATED DECEMBER 12, 2022

Up to 554,976,655 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders identified in this prospectus, or their permitted transferees (the “Selling Securityholders”), of up to an aggregate of 554,976,655 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), purchased at a price, or acquired based on a value, of $10.00 per share, which consists of (i) 49,740,000 shares of Class A Common Stock outstanding on the date of this prospectus and (ii) 505,236,655 shares of Class A Common Stock issuable in exchange for units of New Symbotic Holdings pursuant to the terms of the New Symbotic Holdings LLC Agreement (including unvested warrant units). We will not receive any proceeds from the sale of Class A Common Stock by the Selling Securityholders pursuant to this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A Common Stock is listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “SYM.” On December 9, 2022, the closing price of our Class A Common Stock was $11.35. The sale of substantial amounts of our Class A Common Stock being offered in this prospectus, or the perception that such sales could occur, could have the effect of increasing the volatility in the prevailing market price or putting significant downward pressure on the price of the Class A Common Stock and harm the prevailing market price of our Class A Common Stock.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 16 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.” You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

As previously announced, on December 12, 2021, SVF Investment Corp. 3 (“SVF 3” and, after the Domestication as described below, “Symbotic” or the “Company”), a Cayman Islands exempted company incorporated with limited liability, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Warehouse Technologies LLC, a New Hampshire limited liability company (“Warehouse”), Symbotic Holdings LLC, a Delaware limited liability company (“Symbotic Holdings”) and Saturn Acquisition (DE) Corp., a Delaware corporation and wholly owned subsidiary of SVF 3 (“Merger Sub”).

On June 7, 2022, as contemplated by the Merger Agreement and the Agreement and Plan of Merger, dated December 12, 2021, by and between Warehouse and Symbotic Holdings (the “Company Merger Agreement”), and as described in the section titled “The Business Combination” beginning on page 228 of the final prospectus and definitive proxy statement, dated June 1, 2022 (the “Proxy Statement/Prospectus”) filed with the SEC, Warehouse merged with and into Symbotic Holdings, with Symbotic Holdings surviving the merger (“Interim Symbotic”). Immediately following such merger, on June 7, 2022, as contemplated by the Merger Agreement, SVF 3 filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SVF 3 was transferred by way of continuation from the Cayman Islands and domesticated as a Delaware corporation, changing its name to “Symbotic Inc.” (the “Domestication”). Immediately following the Domestication of SVF 3, on June 7, 2022, as contemplated by the Merger Agreement and as described in the section titled “The Business Combination” beginning on page 228 of the Proxy Statement/Prospectus, Symbotic, Symbotic Holdings, Warehouse and

Merger Sub consummated the business combination contemplated by the Merger Agreement (the “Business Combination”).

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Symbotic,” “we,” “us,” “our” and similar terms refer to SVF 3 prior to the Business Combination and Symbotic Inc. and its consolidated subsidiaries following the Business Combination. References to “Symbotic LLC” refer to our predecessor company prior to the consummation of the Business Combination.

SELECTED DEFINITIONS

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

“Board” are to the board of directors of the Company;

“Business Combination” are to the Merger, the Domestication and the other transactions contemplated by the Merger Agreement;

“Bylaws” are to Symbotic’s Bylaws (incorporated herein by reference);

“Charter” are to Symbotic’s Certificate of Incorporation (incorporated herein by reference);

“Class V-1 common stock” are to the shares of Class V-1 common stock, par value $0.0001 per share, of the Company;

“Class V-3 common stock” are to the shares of Class V-3 common stock, par value $0.0001 per share, of the Company;

“Closing” are to the consummation of the Merger;

“Closing Date” are to June 7, 2022, the date on which the Closing occurred;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Company” and “Symbotic” are to Symbotic Inc.;

“Company Merger Agreement” are to the Agreement and Plan of Merger, dated as of December 12, 2021, by and between Warehouse and Symbotic Holdings, as it may be amended and/or restated from time to time;

“Company Reorganization” are to the merger of Warehouse with and into Symbotic Holdings, with Symbotic Holdings surviving the merger;

“DGCL” are to the Delaware General Corporation Law, as amended;

“Domestication” refers to the continuation of SVF 3 by way of domestication of SVF 3 into a Delaware corporation, with the ordinary shares of SVF 3 becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act (2021 Revision) and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Charter consistent with the DGCL and changing the name and registered office of SVF 3;

“Earnout Interests” are to the contingent rights of holders of outstanding Interim Symbotic Common Units as of the Effective Time to receive up to an aggregate of 20,000,000 New Symbotic Holdings Common Units and an equal number of shares of the Company’s Class V-1 common stock (or such other shares or other securities into which such New Symbotic Holdings Common Units and/or the Company’s Class V-1 common stock are converted, exchanged, reclassified or otherwise changed, as the case may be, from time to time);

“Effective Time” are to the effective time of the Merger;

“Equity Value” are to an equity value for Warehouse equal to $5,077,775,979, which is the sum of (i) $4,500,000,000, plus (ii) the Repurchase Amount of $300,000,000, plus (iii) the Net Warrant Exercise Proceeds of $277,775,979;

“ESPP” are to the Symbotic Inc. 2022 Employee Stock Purchase Plan;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” are to the number of New Symbotic Holdings Common Units equal to the quotient of (subject to rounding): (i) the Equity Value, divided by (ii) $10.00, divided by (iii) the number of Interim Symbotic Common Units issued and outstanding on a fully diluted basis immediately prior to the Effective Time, of which the holders of each outstanding Interim Symbotic Common Unit, at the Effective Time, immediately after the consummation of the Company Reorganization, were entitled to receive;

“Forward Purchase Investor” are to SVF II SPAC Investment 3 (DE) LLC, an affiliate of the Sponsor and a party to the forward purchase agreement;

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis.

“Incentive Compensation Plan” are to the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan;

“Interim Symbotic” are to Symbotic Holdings following the consummation of the Company Reorganization and prior to the consummation of the Business Combination;

“Interim Symbotic Common Units” are to common units of Interim Symbotic;

“Investment Company Act” are to the Investment Company Act of 1940, as amended;

“Merger” are to the merger of Merger Sub with and into Interim Symbotic with Interim Symbotic surviving the merger as a subsidiary of the Company;

“Merger Agreement” are to the Agreement and Plan of Merger, dated as of December 12, 2021, by and among SVF 3, Merger Sub, a wholly owned subsidiary of SVF 3, Warehouse and Symbotic Holdings, as it may be amended and/or restated from time to time;

“Merger Sub” are to Saturn Acquisition (DE) Corp.;

“New Symbotic Holdings” are to Symbotic Holdings following the consummation of the Company Reorganization and the Business Combination;

“New Symbotic Holdings Common Units” are to common units of New Symbotic Holdings;

“New Symbotic Holdings LLC Agreement” are to New Symbotic Holdings’ Second Amended and Restated LLC Agreement;

“Net Warrant Exercise Proceeds” are to the amount of any cash received or paid by Warehouse on or prior to the Closing in connection with the settlement of any Warehouse warrants, which amount is $277,775,979;

“ordinary shares” are to SVF 3’s Class A ordinary shares and Class B ordinary shares;

“PIPE Investment” are to the transactions contemplated by the Subscription Agreements, pursuant to which the Subscribers purchased, and SVF 3 sold to the Subscribers, an aggregate of 20,500,000 shares of Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $205,000,000;

“Private Placement Shares” are to the 1,040,000 SVF 3 Class A ordinary shares purchased by the Sponsor at the time of the SVF 3 IPO;

“Public Shares” are to shares of SVF 3’s Class A ordinary shares sold in the SVF 3 IPO (whether they were purchased in the SVF 3 IPO or thereafter in the open market);

“Public Shareholders” are to the holders of SVF 3’s Public Shares, including the Sponsor and SVF 3’s directors and officers to the extent the Sponsor and SVF 3’s directors or officers hold Public Shares; provided, that each of their status as a “Public Shareholder” shall only exist with respect to such Public Shares;

“Repurchase Amount” are to an amount equal to (i) $126,000,000 plus (ii) the Net Warrant Exercise Proceeds, provided that the Repurchase Amount shall not exceed $300,000,000 or be less than $0; on December 15, 2021 and May 20, 2022, Walmart consummated the gross exercise of vested warrant units for $173,795,651 and $103,980,327, respectively, and therefore, the Net Warrant Exercise Proceeds and the Repurchase Amount were $277,775,979 and $300,000,000, respectively;

“SEC” are to the Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

“Sponsor” are to SVF Sponsor III (DE) LLC, a Delaware limited liability company;

“SVF 3” are to SVF Investment Corp. 3;

“SVF 3 IPO” are to the initial public offering of 32,000,000 Class A ordinary shares by SVF 3 which closed on March 11, 2021;

“Symbotic Holdings” are to Symbotic Holdings LLC prior to the consummation of the Company Reorganization and the Business Combination;

“Tax Receivable Agreement” are to the Tax Receivable Agreement, dated as of June 7, 2022, by and among Symbotic, Symbotic Holdings and certain members of Symbotic Holdings (incorporated herein by reference);

“TRA Holders” are to the TRA Parties as defined in the Tax Receivable Agreement;

“Trust Account” are SVF 3’s trust account, which contained the net proceeds of the SVF 3 IPO and a portion of the proceeds of the Private Placement Shares;

“Walmart” are to Walmart Inc.;

“Warehouse” are to Warehouse Technologies LLC;

“we,” “us” and “our” are to the Company; and

Unless specified otherwise, amounts in this prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, the markets in which we operate and our competitive position is based on a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research. Certain of these sources were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. Our estimates are derived from publicly available information released by independent third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of our industry and the markets in which we operate, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any such information, and these sources generally state that the information they contain has been obtained from sources believed to be reliable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by independent third parties and by us.

In particular, certain information identified in this prospectus is contained in the following third-party industry sources:

•	insightQuote’s 2021 Warehousing Cost Survey Reveals Expected Increases as Pandemic Fuels Fulfillment Industry Growth, May 2021, WarehousingAndFulfillment.com;

•	Warehousing and Fulfillment 2017 Warehouse Costs and Pricing Survey, August 2017, WarehousingAndFulfillment.com; and

•	Annual Total Separations Rates by Industry and Region, March 2021, U.S. Bureau of Labor Statistics.

We also identify certain information in this prospectus from the following third-party industry source, which was commissioned by us (not in connection with the preparation of this prospectus or the registration statement of which it forms a part):

•	Total & Strategic Addressable Market: US, Canada and Europe, August 2021, SWD Advisory.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, our expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” or “intends” or similar expressions.

Forward-looking statements contained in this prospectus include, but are not limited to, statements about our ability to, or expectations that we will:

•	meet the technical requirements of existing or future supply agreements with our customers, including with respect to existing backlog;

•	expand our target customer base and maintain our existing customer base;

•	anticipate industry trends;

•	maintain and enhance our platform;

•	maintain the listing of the Symbotic Class A Common Stock on NASDAQ;

•	develop, design, and sell systems that are differentiated from those of competitors;

•	execute our research and development strategy;

•	acquire, maintain, protect, and enforce intellectual property;

•	attract, train, and retain effective officers, key employees, or directors;

•	comply with laws and regulations applicable to our business;

•	stay abreast of modified or new laws and regulations applicable to our business;

•	successfully defend litigation;

•	issue equity securities in connection with future transactions;

•	meet future liquidity requirements and, if applicable, comply with restrictive covenants related to long-term indebtedness;

•	timely and effectively remediate any material weaknesses in our internal control over financial reporting;

•	anticipate rapid technological changes; and

•	effectively respond to general economic and business conditions

Forward-looking statements made in this prospectus also include, but are not limited to, statements with respect to:

•	the future performance of our business and operations;

•	expectations regarding revenues, expenses, Adjusted EBITDA and anticipated cash needs;

•	expectations regarding cash flow, liquidity and sources of funding;

•	expectations regarding capital expenditures;

•	the anticipated benefits of Symbotic’s leadership structure;

•	the effects of pending and future legislation;

•	business disruption;

•	risks related to the impact of the COVID-19 pandemic on the financial condition and results of operations of Symbotic;

•	disruption to the business due to our dependency on certain customers;

•	increasing competition in the warehouse automation industry;

•	any delays in the design, production or launch of our systems and products;

•	the failure to meet customers’ requirements under existing or future contracts or customer’s expectations as to price or pricing structure;

•	any defects in new products or enhancements to existing products; and

•

the fluctuation of operating results from period to period due to a number of factors, including the pace of customer adoption of our new products and services and any changes in our product mix that shift too far into lower gross margin products.

Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in other sections of this prospectus, including under the heading “Risk Factors” and elsewhere in this prospectus. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these forward-looking statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the forward-looking statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We are not under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements made in this prospectus, whether as a result of new information, future events or otherwise, except as required by law.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

PROSPECTUS SUMMARY

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide to invest in our securities.

About Symbotic

Symbotic’s vision is to make the supply chain work better for everyone. It does this by developing, commercializing, and deploying innovative, end-to-end technology solutions that dramatically improve supply chain operations. Symbotic currently automates the processing of pallets and cases in large warehouses or distribution centers for some of the largest retail companies and wholesale companies in the world. Its systems enhance operations at the front end of the supply chain, and therefore benefit all supply partners further down the chain, irrespective of fulfillment strategy.

Background

As previously announced, on December 12, 2021, SVF Investment Corp. 3 (“SVF 3” and, after the Domestication as described below, “Symbotic” or the “Company”), a Cayman Islands exempted company incorporated with limited liability, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Warehouse Technologies LLC, a New Hampshire limited liability company (“Warehouse”), Symbotic Holdings LLC, a Delaware limited liability company (“Symbotic Holdings”) and Saturn Acquisition (DE) Corp., a Delaware corporation and wholly owned subsidiary of SVF 3 (“Merger Sub”).

On June 7, 2022, as contemplated by the Merger Agreement and the Agreement and Plan of Merger, dated December 12, 2021, by and between Warehouse and Symbotic Holdings (the “Company Merger Agreement”), and as described in the section titled “The Business Combination” beginning on page 228 of the final prospectus and definitive proxy statement, dated June 1, 2022 (the “Proxy Statement/Prospectus”) filed with the U.S. Securities and Exchange Commission (the “SEC”), Warehouse merged with and into Symbotic Holdings, with Symbotic Holdings surviving the merger (“Interim Symbotic”). Immediately following such merger, on June 7, 2022, as contemplated by the Merger Agreement, SVF 3 filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SVF 3 was transferred by way of continuation from the Cayman Islands and domesticated as a Delaware corporation, changing its name to “Symbotic Inc.” (the “Domestication”). As a result of and upon the effective time of the Domestication, among other things, each of the then-issued and outstanding Class A ordinary shares, par value $0.0001 per share, of SVF 3 (“SVF Class A Ordinary Shares”) automatically converted, on a one-for-one basis, into a share of Class A Common Stock, par value $0.0001 per share, of Symbotic (“Class A Common Stock”), and each of the then-issued and outstanding Class B ordinary shares, par value $0.0001 per share, of SVF 3 (“SVF Class B Ordinary Shares”) automatically converted, on a one-for-one basis, into a share of Class B common stock, par value $0.0001 per share, of Symbotic (“Class B Common Stock”).

Immediately following the Domestication of SVF 3, on June 7, 2022, as contemplated by the Merger Agreement, SVF 3, Symbotic Holdings, Warehouse and Merger Sub consummated the business combination contemplated by the Merger Agreement, whereby:

•

Merger Sub merged with and into Interim Symbotic (the “Merger” and, together with the Domestication and the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Interim Symbotic surviving the merger as a subsidiary of Symbotic (“New Symbotic Holdings”);

•

at the effective time of the Merger (the “Effective Time”), New Symbotic Holdings entered into the Second Amended and Restated Limited Liability Company Agreement of Symbotic Holdings LLC (the “New Symbotic Holdings LLC Agreement”), which, among other things, provided that Symbotic will be the managing member of New Symbotic Holdings; and

•

at the Effective Time, each common unit of Interim Symbotic that was issued and outstanding immediately prior to the Effective Time was converted into the right to receive a number of common units in New Symbotic Holdings (“New Symbotic Holdings Common Units”), which New Symbotic Holdings Common Units entitle the holder to the distributions, allocations and other rights under the New Symbotic Holdings LLC Agreement, and an equal number of either shares of Class V-1 common stock, par value $0.0001, of Symbotic (“Class V-1 Common Stock”) or shares of Class V-3 common stock, par value $0.0001, of Symbotic (“Class V-3 Common Stock”), as well as the contingent right to receive certain earnout interests, in each case, as set forth in the Merger Agreement.

In connection with the consummation of the Business Combination, the Company issued an aggregate of 60,844,573 shares of Class V-1 Common Stock and 416,933,025 shares of Class V-3 Common Stock, each of which is exchangeable, together with a New Symbotic Holdings Common Unit, into an equal number of Class A Common Stock. Each share of the then-issued and outstanding shares of Class B Common Stock were converted into a share of Class A Common Stock at the Effective Time.

Our Class A Common Stock is listed on NASDAQ under the symbol “SYM.”

The Business Combination has been accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”), with no goodwill or other intangible assets recorded. Under this method of accounting, SVF 3 was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Warehouse issuing stock for the net assets of SVF 3, accompanied by a recapitalization. The net assets of SVF 3 were stated at historical cost, with no goodwill or other intangible assets recorded.

The rights of holders of our Class A Common Stock are governed by our Charter, our Bylaws, and the DGCL. See the sections entitled “Description of Capital Stock” and “Selling Securityholders.”

Corporate Information

Symbotic Inc. is a Delaware corporation. Our principal executive offices are located at 200 Research Drive, Wilmington, Massachusetts 01887 and our telephone number at that address is (978) 284-2800. Our website is located at www.symbotic.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is not an emerging growth company or is an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earliest of: (i) the end of the fiscal year in which we had total annual gross revenue of $1.07 billion; (ii) the last day of our fiscal year following March 11, 2026 (the fifth anniversary of the date on which SVF 3 consummated the SVF 3 IPO); (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

The Offering

Issuer	Symbotic Inc. (f/k/a SVF Investment Corp. 3 )

Offering and Resale of Class A Common Stock

Shares of Class A Common Stock offered by the Selling Securityholders	Up to an aggregate of 554,976,655 shares of Class A Common Stock, par value $0.0001 per share, purchased at a price, or acquired based on a value, of $10.00 per share, which consists of (i) 49,740,000 shares of Class A Common Stock outstanding on the date of this prospectus and (ii) 505,236,655 shares of Class A Common Stock issuable in exchange for units of New Symbotic Holdings pursuant to the terms of the New Symbotic Holdings LLC Agreement (including unvested warrant units).

Shares of Class A Common Stock outstanding	58,556,850 shares (as of December 9, 2022)

Use of proceeds	We will not receive any proceeds.

Lock-up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Plan of Distribution – Lock-Up Agreements” for further discussion.

Nasdaq Global Select Market Ticker Symbol	“SYM”

Summary Risk Factors

You should consider all the information contained in this prospectus in deciding to invest in our securities offered under this prospectus. In particular, you should consider the risk factors described under “Risk Factors.” Such risks include, but are not limited to:

•	Risks related to Symbotic’s business, operations and industry, including that:

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Symbotic is an early-stage company with a limited operating history. Symbotic has not been profitable historically and may not achieve or maintain profitability in the near term or at all, and it is difficult to evaluate Symbotic’s future prospects and the risks and challenges it may encounter.

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Symbotic depends heavily on principal customers, and therefore, its success is heavily dependent on its principal customers’ ability to grow their businesses and their adoption of Symbotic’s warehouse automation systems.

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Symbotic’s operating results and financial condition may fluctuate from period to period, which could make its future operating results difficult to predict or cause its operating results to fall below analysts’ and investors’ expectations.

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C&S Wholesale Grocers, an important customer of Symbotic, is an affiliate of Symbotic. Despite Symbotic’s affiliation with C&S Wholesale Grocers, there is no guarantee that it will continue to be a customer beyond the term of its current contracts with Symbotic.

•	Symbotic depends upon key employees and other highly qualified personnel, and will need to hire and train additional personnel.

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Symbotic’s new warehouse automation systems, software, services and products may not be successful or meet existing or future requirements in supply agreements with existing or future customers, and may be affected from time to time by design and manufacturing defects that could adversely affect its business, financial condition and results of operations and result in harm to its reputation.

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Symbotic relies on suppliers to provide equipment, components and services. Any disruption to the suppliers’ operations could adversely affect Symbotic’s business, financial condition and results of operations.

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The markets in which Symbotic participates could become more competitive and many companies may target the markets in which Symbotic does business. Additionally, Symbotic’s customers and potential customers may develop in-house solutions that compete with its warehouse automation systems. If Symbotic is unable to compete effectively with these potential competitors and developments, its sales and profitability could be adversely affected.

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If Symbotic is unable to develop new solutions, adapt to technological change, evolving industry standards and changing business needs or preferences, sell its software, services and products into new markets or further penetrate its existing markets, its revenue may not grow as expected.

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Laws and regulations governing the robotics and warehouse automation industries are still developing and may restrict Symbotic’s business or increase the costs of its solutions, making Symbotic’s solutions less competitive or adversely affecting its revenue growth.

•	Supply chain interruptions may increase Symbotic’s costs or reduce its revenue.

•	Risks related to intellectual property, including that:

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Symbotic may need to bring or defend itself against patent, copyright, trademark, trade secret or other intellectual property infringement or misappropriation claims, which may adversely affect its business, financial condition and results of operations by limiting its ability to use technology or intellectual property and causing it to incur substantial costs.

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Symbotic’s business, financial condition and results of operations may be adversely affected and the value of its brand, products and other intangible assets may be diminished if it is unable to maintain and protect its IP from unauthorized use, infringement or misappropriation by third parties.

•	Risks related to cybersecurity, software deficiencies, service interruptions and data privacy, including that:

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Symbotic has experienced cybersecurity incidents in the past and may experience further cybersecurity incidents or security breaches of its systems or IT (including third-party systems or IT that Symbotic relies on to operate its business) in the future, which may result in system disruptions, shutdowns or unauthorized access to or disclosure of confidential or personal information.

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Symbotic’s ability to efficiently manage and expand its business depends significantly on the reliability, capacity and protection of its systems and IT (including third-party systems or IT that Symbotic relies on to operate its business). Real or perceived errors, failures, bugs, defects or security breaches or interruptions of these systems and IT could disrupt its operations, lead to loss of proprietary information, damage its relationships with customers or its vendors, result in regulatory investigations and penalties, lead to liability and litigation, negatively impact its reputation and otherwise adversely affect its business, financial condition and results of operations.

•	Other risks, including that:

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As a private company, Symbotic was not required to document and test, management was not required to certify, and its auditors were not required to opine on, the effectiveness of its internal controls over financial reporting. Failure to maintain adequate financial, IT and management processes and controls could result in material weaknesses and errors in Symbotic’s financial reporting, which could adversely affect its business, financial condition and results of operations. Moreover, there are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm its business may occur and not be detected.

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The dual class structure of the Company’s common stock has the effect of concentrating voting control with Richard B. Cohen (the “Symbotic Founder”), certain family members of the Symbotic Founder and certain affiliated entities and trusts of the Symbotic Founder and his family members; this will limit or preclude your ability to influence corporate matters.

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Symbotic shares certain key executives with C&S Wholesale Grocers, which means those executives will not devote their full time and attention to the Company’s affairs, and the overlap may give rise to conflicts.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Class A Common Stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class A Common Stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to Our Business, Operations and Industry

Unless the context otherwise requires, all references in this “Risk Factors—Risks Related to Our Business and Industry” section to “ we,” “ us” and “ our” refer to Symbotic as it currently exists following the consummation of the Business Combination and to Warehouse as it existed prior to the consummation of the Business Combination.

We are an early-stage company with a limited operating history and a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the near term or at all, and it is difficult to evaluate our future prospects and the risks and challenges we may encounter.

We face significant risks and difficulties as an early-stage company and have a limited operating history upon which to evaluate the viability and sustainability of our technology, systems and processes, which increases the risk to your investment. In addition, we have an accumulated deficit of $1,286.6 million as of September 24, 2022 and $1,154.9 million as of September 25, 2021 and have incurred recurring net losses since inception, including net losses of $139.1 million and $122.3 million, respectively, for the years ended September 24, 2022 and September 25, 2021. We believe we will continue to incur operating losses in the near term as we continue to invest significantly in our business to position us for future growth, including expending substantial financial and other resources on:

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product development, including investments in our product development team and the development of new products and new functionality for our warehouse automation systems, as well as investments in further optimizing our existing warehouse automation systems and robotics technology, software, products and infrastructure;

•	our technology infrastructure, including systems architecture, scalability, availability, performance and security;

•	acquisitions and strategic transactions;

•	our international operations and anticipated international expansion; and

•	general administration, including increased legal, compliance and accounting expenses associated with being a public company.

These efforts may be costlier than we expect, and our revenue may not grow at a rate to offset these expenses. We may make investments that do not generate optimal short- or medium-term financial results and may even incur increased operating losses in the short or medium term with no assurance that we will eventually achieve the intended long-term benefits or profitability.

Our investments in our technology, products and services may not be successful on the timeline we anticipate or at all, and may not result in increased revenue growth. Additionally, we have encountered, and may in the future encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as unforeseen operating expenses, difficulties, complications, delays and other known or unknown factors that may result in losses in future periods. If our revenue growth does not meet our expectations in future periods, or we are unable to maintain or increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position and results of operations will be harmed, and we may not be able to achieve or maintain profitability over the long term.

As our businesses expand, our historical results may not be indicative of our future performance and you should consider our future prospects in light of the risks and uncertainties of early-stage companies operating in fast evolving high-tech industries in emerging markets.

As a result, it is difficult to predict our future revenue or appropriately budget for our expenses. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. The projected financial information appearing elsewhere in this prospectus has been prepared by our management and reflects current estimates of future performance. The projected results depend on the successful implementation of our management’s growth strategies and are based on assumptions and events over which we have only partial or no control. Important factors that may affect actual results and cause the results reflected in the projected financial information not to be achieved include, among other things, risks and uncertainties relating to Symbotic’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

We depend heavily on principal customers, and therefore, our success is heavily dependent on our principal customers’ ability to grow their businesses and their adoption of our warehouse automation systems.

Walmart, our largest customer, accounted for approximately 94% of our total revenue in the fiscal year ended September 24, 2022 and for a substantial majority of our $11.1 billion Backlog (as defined herein) as of September 24, 2022. We have worked with Walmart since 2015 and entered into a Master Automation Agreement with Walmart in 2017 to implement systems in 25 of Walmart’s 42 regional distribution centers. We amended and restated the Master Automation Agreement on May 20, 2022 (as it may be amended and/or restated from time to time, the “Walmart MAA”) to implement systems in all of Walmart’s 42 regional distribution centers, adding an additional $6.1 billion to our Backlog. Pursuant to such agreement, we have agreed to certain restrictions on our ability to sell or license our products and services to a specified company or its subsidiaries, affiliates or dedicated service providers. Walmart also has certain board observation rights following the Business Combination. Thus, our ability to maintain a close, mutually beneficial relationship with Walmart is an important element in our continued growth.

The loss or cancellation of business from Walmart, including our failure to properly implement or optimize our warehouse automation systems in Walmart’s distribution centers, or our failure to comply with the terms of the Walmart MAA, could materially and adversely affect our business, financial condition or results of operations. Similarly, if Walmart is not able to grow its business or its business declines, including as a result of a reduction in the level of discretionary spending by its customers or competition from other retailers, our business, financial condition or results of operations may be materially and adversely affected.

In addition to our dependence on Walmart, we are also dependent upon sales to C&S Wholesale Grocers, Inc. (“C&S Wholesale Grocers”), with which we are affiliated, Albertsons, Giant Tiger and Target. Net sales to these customers accounted for approximately 6% of our total revenue in the fiscal year ended September 24, 2022. It is not possible for us to predict the level of demand that will be generated by any of these customers in the future. In addition, revenue from these larger customers may fluctuate from time to time based on these customers’ business needs and customer experience, the timing of which may be affected by market conditions or other factors outside of our control. To the extent that one or more customers in this group decide not to implement our warehouse automation systems in their distribution centers or decide to retain manual solutions or adopt single point automated solutions for their distribution centers, our business, financial condition or results of operations may be materially and adversely affected.

C&S Wholesale Grocers, an important customer, is an affiliate of Symbotic. Despite our affiliation with C&S Wholesale Grocers, there is no guarantee that it will continue to be a customer beyond the term of its current contracts with us.

Our Chairman and Chief Executive Officer, Richard B. Cohen, also serves as the Executive Chairman of C&S Wholesale Grocers. Additionally, Mr. Cohen and trusts for the benefit of his family are the only beneficial stockholders of C&S Wholesale Grocers. As a result, C&S Wholesale Grocers can be considered an affiliate of Symbotic.

C&S Wholesale Grocers is also an important customer that has implemented production Symbotic systems as well as proof of concept and test systems in its facilities. All Symbotic systems purchased under our existing contracts with C&S Wholesale Grocers have been delivered, though we have ongoing software license and maintenance obligations under our contracts with C&S through March 2026. Despite our affiliation with C&S Wholesale Grocers, there is no guarantee that it will continue to be a customer beyond the term of its current contracts with us. To the extent C&S Wholesale Grocers decides not to renew its current contracts with us or to implement additional Symbotic warehouse automation systems in their distribution centers, our business, financial condition or results of operations may be materially and adversely affected.

Our operating results and financial condition may fluctuate from period to period, which could make our future operating results difficult to predict or cause our operating results to fall below analysts’ and investors’ expectations.

Our operating results and financial condition fluctuate from quarter to quarter and year to year and are likely to continue to vary due to a number of factors, many of which will not be within our control. Both our business and warehouse automation are changing and evolving rapidly, and our historical operating results may not be useful in predicting our future operating results. If our operating results do not meet the guidance that we provide to the marketplace or the expectations of securities analysts or investors, the market price of our common stock will likely decline. Fluctuations in our operating results and financial condition may be due to a number of factors, including:

•	the portion of our revenue attributable to software license and maintenance fees and system operation service fees versus milestone payments for system installation and other sales;

•	changes in pricing by us in response to competitive pricing actions;

•	the ability of our equipment vendors to continue to manufacture high-quality products and to supply sufficient products to meet our demands;

•	the impact of shortages of components, commodities or other materials, including semiconductors and integrated circuits, and other supply chain disruptions;

•	our ability to control costs, including our operating expenses and the costs of the equipment we purchase;

•	the timing and success of introductions of new solutions, products or upgrades by us or our competitors;

•	changes in our business and pricing policies or those of our competitors;

•	competition, including entry into the industry by new competitors and new offerings by existing competitors;

•	our ability to successfully manage any past or future acquisitions, strategic transactions and integrations of businesses;

•	our ability to obtain, maintain, protect or enforce our IP (as defined herein), including our trademarks and patents, and maintaining the confidentiality of our trade secrets;

•	the amount and timing of expenditures, including those related to expanding our operations, increasing research and development, improving facilities and introducing new warehouse automation systems;

•	the ability to effectively manage growth within existing and new markets domestically and abroad;

•	changes in the payment terms for our warehouse automation systems;

•	the strength of regional, national and global economies;

•	the impact of cybersecurity incidents or security breaches; and

•	the impact of natural disasters, health pandemics or man-made problems such as terrorism.

Due to the foregoing factors, and the other risks discussed in this prospectus, you should not rely on quarter-over-quarter and year-over-year comparisons of our operating results as an indicator of our future performance.

Complex software and technology systems will need to be developed, both in-house and in coordination with vendors and suppliers, for us to successfully produce and integrate our warehouse automation systems with our customers’ existing warehouses, and there can be no assurance that such systems will be successfully developed.

Our warehouse automation systems require a substantial amount of third-party and proprietary in-house software and complex hardware to be installed and to operate in our customers’ warehouses. The development of such advanced technologies is inherently complex and costly, and we will need to coordinate with our vendors and suppliers in order to produce and integrate our warehouse automation systems with our clients’ infrastructure. In the future, one or more of our third-party software or hardware providers may choose not to support the operation of their software, software services and infrastructure with our system, or our system may not support the capabilities needed to operate with such software, software services and infrastructure. Defects and errors may be revealed over time (and may not even be known until after our systems have been deployed to our customers) and our control over the performance of third-party services and systems may be limited. We may be unable to develop the necessary software and technology systems or meet the technological requirements and production timing to support our business plan. In addition, our systems may not comply with the cost, performance useful life and warranty requirements we anticipate in our business plan. As a result, our business plan could be significantly impacted and we may incur significant liabilities under warranty claims, which could adversely affect our business, prospects and results of operations.

We depend upon key employees and other highly qualified personnel, including hardware and software engineers, and will need to hire and train additional personnel.

Our success depends on the continuing services of key employees. We believe the depth and quality of the experience of our management team with the retail supply chain, distribution logistics, automation and robotics technology is a key to our ability to be successful. The loss of any of these individuals could materially and adversely affect our business, prospects, financial condition and operating results. Additionally, the success of our operations will largely depend upon our ability to successfully attract and retain competent and qualified key management personnel. As with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for us.

Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel, in particular hardware and software engineers. Experienced and highly skilled employees are in high demand and competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could adversely affect our business, including the execution of our business strategy.

In the event that our employees seek to join a labor union, higher employee costs and increased risk of work stoppages or strikes could result. We may also directly or indirectly depend upon other companies with unionized workforces, including suppliers, and work stoppages or strikes with respect to those companies could have a material adverse impact on our business, financial condition or results. Higher employee costs may also result from the high demand and competition for employees. Our inability to attract and retain key employees and highly qualified personnel in a timely and cost-effective manner could materially and adversely affect our business, prospects, financial condition and operating results.

Our new warehouse automation systems, software, services and products may not be successful or meet existing or future requirements in supply agreements with existing or future customers.

We installed our first warehouse automation system in a customer distribution center in 2012 and launched our current warehouse automation system in 2017. Since that time, we have continued to refine the robotics technology and capabilities of our automated systems and anticipate continuing to upgrade our warehouse automation system and related software, services and products in the future. The warehouse automation systems, software, services and products we may launch in the future may not be well received by our customers, may not help us to generate new customers, may adversely affect the attrition rate of existing customers and may increase our customer acquisition costs and the costs to service our customers. Any revenue, if any, we may generate from these or other new warehouse automation systems, software, services or products may be lower than revenue generated from our existing warehouse automation systems, software, services and products and may not be sufficient for us to recoup our development or customer acquisition costs incurred, particularly if launch dates are delayed for our new warehouse automation systems, software, services or products or we are unable to scale such systems, products, software or services. In addition, new warehouse automation systems, software, services and products may require increased operational expenses or customer acquisition costs and present new and difficult technological and intellectual property challenges that may subject us to claims or complaints if our customers experience installation issues, service disruptions or failures or other quality issues. To the extent our new warehouse automation systems, software, services and products are not successful, it could have an adverse impact on our business, financial condition, cash flows or results of operations.

We rely on suppliers to provide equipment, components and services. Any disruption to the suppliers’ operations could adversely affect our business, financial condition and results of operations.

Our business requires that we buy equipment, components and services including electronic components and commodities. Our reliance on suppliers involves certain risks, including:

•	poor quality or an insecure supply chain, which could adversely affect the reliability and reputation of our hardware and software products, solutions and services;

•	changes in the cost of these purchases due to inflation, exchange rate fluctuations, taxes, tariffs, commodity market volatility or other factors that affect our suppliers;

•	embargoes, sanctions and other trade restrictions that may affect our ability to purchase from various suppliers;

•	risks related to intellectual property such as challenges to ownership of rights or alleged infringement by suppliers; and

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shortages of components, commodities or other materials, including semiconductors and integrated circuits, which could adversely affect our manufacturing efficiencies and ability to make timely delivery of our products, solutions and services.

Any of these uncertainties could adversely affect our profitability and ability to compete. We also maintain several single-source supplier relationships because the relationship is advantageous due to performance, quality, support, delivery, capacity or price considerations. Unavailability of, or delivery delays for, single-source components or products could adversely affect our ability to ship the related products in a timely manner. While substitute sources of supply are available, qualifying alternative suppliers and establishing reliable supplies could cost more or result in delays and a loss of sales.

The suppliers on which we rely have each entered into supply agreements with us, and a number of these agreements provide the supplier with a termination right upon notice for any reason or no reason. A supplier’s choice to give notice of termination could disrupt our operations, negatively impact our reputation and adversely affect our business, financial condition and results of operations.

We rely on a number of suppliers for raw materials and components for our systems, and have entered into supply agreements with such suppliers. A number of these supply agreements provide the supplier with a termination right for any reason or no reason. If one of our suppliers terminates their relationship with us, or experiences a supply chain disruption, we could experience delays in our ability to deliver systems to our customers. In addition, while most raw materials and components for our systems are available from multiple suppliers, certain of those items are only available from limited sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to us, such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and we may not be successful in doing so on terms acceptable to us, or at all. As a result, the loss of a supplier could adversely affect our relationship with our customers and our reputation, as well as our business, financial condition and results of operations.

We currently share certain services with C&S Wholesale Grocers including, but not limited to, tax services. We are in the process of procuring such services separately from C&S Wholesale Grocers or entering into agreements that govern the use of shared services with C&S Wholesale Grocers. Among other potential risks, this process may result in increased costs, including insurance costs, for Symbotic.

We currently rely on certain shared services with our affiliate, C&S Wholesale Grocers, in the operation of our business. A number of these services, including certain tax services, information technology (“IT”) equipment and security systems and certain other arrangements (including other support services), are pursuant to unwritten arrangements with C&S Wholesale Grocers. We are currently in the process of entering into independent arrangements and/or agreements with C&S Wholesale Grocers with respect to these services, including with respect to the allocation of liabilities and obligations attributable to us and to C&S Wholesale Grocers under any continued shared services. This process may result in increased costs, including insurance costs, for us. In addition, if these arrangements terminate or expire and we do not enter into replacement agreements, we could suffer operational difficulties and/or significant losses.

The markets in which we participate could become more competitive and many companies, including large retail and e-commerce companies, companies that offer point solutions or other end-to-end or specific supply chain functionalities and other companies that focus on automated technologies, may target the markets in which we do business. Additionally, our customers and potential customers may develop in-house solutions that compete with our warehouse automation systems. If we are unable to compete effectively with these potential competitors and developments, our sales and profitability could be adversely affected.

We provide a system that offers full robot-to-robot, end-to-end supply chain automation solutions. Accordingly, we compete with a number of companies that offer solutions to the retail distribution market, including companies that (i) offer point solutions such as Grey Orange, Locus Robotics, Vecna, OPEX, Fetch and Berkshire Grey; (ii) offer end-to-end solutions, most notably Witron, Honeywell, Dematic, Vanderlande, SSI Schaefer and Swisslog, which are composed of a disparate set of point solutions; and (iii) may offer solutions such as Exotec, Ocado and AutoStore that focus exclusively on e-commerce. Although we believe that our system is significantly differentiated from these offerings, the markets in which we participate may become more competitive in the future.

Our ability to compete depends on a number of factors, including:

•	our warehouse automation systems’ functionality, performance, ease of use, ease of installation, reliability, availability and cost effectiveness relative to that of our competitors’ products;

•	our success in utilizing new and proprietary technologies (including software) to offer solutions and features previously not available in the marketplace;

•	our success in identifying new markets, applications and technologies and evolving our product to address these markets;

•	our ability to attract and retain customers;

•	our name recognition and reputation; and

•	our ability to obtain, maintain, protect and enforce our IP.

Our customers may also internally develop their own automated solutions for their warehouses and distribution centers. Our market may need further education on the value of automation solutions and our platform and products, and on how to integrate them into current operations. A lack of understanding as to how our automation platform and products operate may cause potential customers to prefer more traditional technologies or limited point solutions or internally-developed automated processes or to be cautious about investing in our warehouse automation systems and products. If we are unable to educate potential customers and change the market’s readiness to accept our technology, then our business, results of operations and financial condition may be harmed.

If we are unable to develop new solutions, adapt to technological change, sell our software, services and products into new markets or further penetrate our existing markets, our revenue may not grow as expected.

Our ability to increase sales will depend, in large part, on our ability to enhance and improve our warehouse automation systems, software, services and products, introduce new robotic technology and automation systems in a timely manner, sell into new markets and further penetrate our existing markets. The success of any enhancement or new warehouse automation systems, software, services and products depends on several factors, including the timely completion, introduction and market acceptance of such systems, software, services and products, and the ability to maintain and develop relationships with customers and vendors. Any new warehouse automation system, product or service we develop or acquire may not be introduced in a timely or cost-effective manner. Any new markets into which we attempt to sell our warehouse automation systems, software, services and products may not be receptive. Our ability to further penetrate our existing markets depends on the quality, availability and reliability of our warehouse automation systems, software, services and products and our ability to design our warehouse automation systems, software, services and products to meet customer demand. Similarly, if any of our potential competitors implement new technologies before we are able to implement ours, those competitors may be able to provide more effective products, possibly at lower prices. Any delay or failure in the introduction of new or enhanced solutions could harm our business, financial condition, cash flows and results of operations.

Failure to manage our growth effectively could make it difficult to execute our business strategy and could adversely affect our business, financial condition and results of operations.

We have experienced rapid growth, and we are attempting to continue to grow our business substantially. To this end, we have made, and expect to continue to make, significant investments in our business, including investments in our infrastructure, technology, marketing and sales efforts. These investments include dedicated facilities expansion and increased staffing. If our business does not generate the level of revenue required to support our investment, our business, financial condition and results of operations could be adversely affected.

Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees we will be able to do so in an efficient or timely manner, or at all.

Our warehouse automation systems, software, services and products may be affected from time to time by design and manufacturing defects that could adversely affect our business, financial condition and results of operations and result in harm to our reputation.

Our warehouse automation systems constitute complex software and hardware products and services that can be affected by design and manufacturing defects. Sophisticated automation solutions and software, such as those offered by us, may have issues that can unexpectedly interfere with the intended operation of hardware or software products. Defects may also exist in components and products that we source from third parties or the system may not be implemented or used correctly or as intended. Any such defects or incorrect implementation or use could make our warehouse automation systems, software, services and products unsafe, create a risk of property damage and personal injury, and subject us to the hazards and uncertainties of product liability claims and related litigation. In addition, from time to time, we may experience outages, service slowdowns or errors that affect our warehouse automation systems and software. As a result, our warehouse automation systems may not perform as anticipated and may not meet customer expectations. There can be no assurance that we will be able to detect and fix all issues and defects in the warehouse automation systems and other hardware, software and services we offer. Failure to do so could result in widespread technical and performance issues affecting our warehouse automation systems and services and could lead to claims against us. We maintain general liability insurance; however, design and manufacturing defects, and claims related thereto, may subject us to judgments or settlements that result in damages materially in excess of the limits of our insurance coverage. In addition, we may be exposed to recalls, product replacements or modifications, write-offs of inventory, property, plant and equipment or intangible assets, and significant warranty and other expenses such as litigation costs and regulatory fines. If we cannot successfully defend any large claim, maintain our general liability insurance on acceptable terms or maintain adequate coverage against potential claims, our financial results could be adversely impacted.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing business needs, requirements or preferences, our products may become less competitive.

Our future business and financial success will depend on our ability to continue to anticipate the needs of current and potential customers and to enhance and improve our warehouse automation systems, software, services and products, introduce new robotic technology and automation systems in a timely manner, sell into new markets and further penetrate our existing markets. To be successful, we must be able to quickly adapt to changes in technology, industry standards and business needs of our customers by continually enhancing our technology, services and solutions. Developing new warehouse automation systems, software, services and products and upgrades to our existing warehouse automation systems, software, services and products, as well as integrating and coordinating current warehouse automation systems, software, services and products, imposes burdens on our internal teams, including management, compliance, and product development. These processes are costly, and our efforts to develop, integrate and enhance our systems, software, services and products may not be successful.

Our success also depends on our continued improvements to provide products, services and systems that are attractive to our users and customers. As a result, we must continually invest resources in product development and successfully incorporate and develop new technology. If we are unable to do so or otherwise provide warehouse automation systems, software, services and products that customers want, then our customers may become dissatisfied and use competitors’ services. If we are unable to continue offering innovative systems, software, services and products, we may be unable to attract additional customers or retain our existing customers, which could harm our business, results of operations and financial condition.

Inflation, tariffs, customs duties and other increases in manufacturing and operating costs could adversely affect our cash flow as well as our business, financial condition and results of operations.

Our operating costs are subject to fluctuations, particularly due to changes in prices for commodities, parts, raw materials, energy and related utilities, freight and cost of labor which may be driven by inflation, prevailing price levels, exchange rates, changes in trade agreements and trade protection measures including tariffs and other economic factors. Our operating costs have in the past and may continue to be impacted by price inflation. The U.S. has enacted various trade actions, including imposing tariffs on certain goods we import from other countries, which has also contributed to higher costs for some commodities and raw materials. Additional tariffs imposed by the U.S., or further retaliatory trade measures taken by other countries, could increase the cost of our products that we may not be able to offset. Actions we take to mitigate volatility in manufacturing and operating costs may not be successful and, as a result, our financial condition, cash flows and results of operations could be adversely affected.

In our customer agreements, we agreed to undertake certain liability allocations as part of the negotiation process. The occurrence of such liability could disrupt our business or result in liability.

Our customer contracts, including those with our largest customers, contain allocations of liability between us and our customers, including warranty and indemnification provisions, including indemnification obligations with respect to infringement or misappropriation of third-party IP; damage, destruction, injury or property damage to our customers; and actions by Symbotic employees. The potential liabilities associated with such provisions are significant, though our customer contracts also typically contain limitations on our liability with respect to any indemnification claims. Costs, payments or damages incurred or paid by us in connection with indemnification claims could adversely affect our financial condition, cash flows and results of operations.

We may need to raise additional capital, and this capital may not be available on terms favorable to us or our stockholders, or at all, when needed.

The manufacture, integration and assembly of our warehouse automation systems are capital-intensive businesses. Our business plan to manufacture, integrate and assemble warehouse automation systems for our customers is expected to require continued capital investment to fund operations, continue research and development and improve facilities. There can be no assurance that we will have access to the capital we need on favorable terms when required or at all. If we cannot raise additional funds when we need them, our financial condition, business, prospects and results of operations could be materially adversely affected. We may raise funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict our business or other unfavorable terms. We may also raise funds through the sale of additional equity securities, which could dilute our stockholders.

We may experience risks associated with future mergers, acquisitions or dispositions of businesses or assets or other strategic transactions.

As part of our business strategy, we may pursue mergers, acquisitions or dispositions of businesses or assets or other strategic transactions that we believe will enable us to strengthen or broaden our business. We may be unable to implement this element of our strategy if we cannot identify suitable companies, businesses or assets, reach agreement on potential strategic transactions on acceptable terms and manage the impacts of such transactions on our business or for other reasons. Moreover, mergers, acquisitions, dispositions and other strategic transactions involve various risks, including, among other things, (i) difficulties relating to integrating or disposing of a business and unanticipated changes in customer and other third-party relationships subsequent thereto, (ii) diversion of management’s attention from day-to-day operations, (iii) failure to realize the anticipated benefits of such transactions, such as cost savings and revenue enhancements, (iv) potentially substantial transaction costs associated with such transactions, and (v) potential impairment resulting from the overpayment for an acquisition. In addition, future mergers or acquisitions may require us to obtain additional equity or debt financing, which may not be available on attractive terms. Moreover, to the extent a transaction financed by non-equity consideration results in goodwill, it will reduce our tangible net worth, which might have an adverse effect on credit availability. For all these reasons, our pursuit of mergers, acquisitions or dispositions of businesses or assets or other strategic transactions could cause our actual results to differ materially from those anticipated.

If demand for our warehouse automation systems does not grow as we expect, or if market adoption of A.I.-enabled robotics and warehouse automation systems does not continue to develop, or develops more slowly than we expect, our future revenue may stagnate or decline, and our business may be adversely affected.

The warehouse automation industry is rapidly growing and developing. We may not be able to develop effective strategies to raise awareness among potential customers of the benefits of A.I.-enabled robotics and automation or our warehouse automation systems may not address the specific needs or provide the level of functionality required by potential customers to encourage the continuation of this shift towards warehouse automation. If warehouse automation technology does not continue to gain broader market acceptance as an alternative to conventional manual operations, or if the marketplace adopts warehouse automation technologies that differ from our technologies, we may not be able to increase or sustain the level of sales of our systems or retain existing customers or attract new customers, and our operating results would be adversely affected as a result.

Laws and regulations governing the robotics and warehouse automation industries are still developing and may restrict our business or increase the costs of our systems, making our systems less competitive or adversely affecting our revenue growth.

We are generally subject to laws and regulations relating to the robotics and warehouse automation industries in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer our warehouse automation systems, as well as the general laws and regulations that apply to all businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations are developing and vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material and adverse impact on our operations and financial results.

Supply chain interruptions may increase our costs or reduce our revenue.

We depend on good vendor relationships and the effectiveness of our supply chain management systems to ensure reliable and sufficient supply, on reasonably favorable terms, of materials used in our manufacturing processes. The materials we purchase and use in the ordinary course of business are sourced from a wide variety of suppliers around the world, including China, Germany, and the United States. Disruptions in the supply chain may result from the COVID-19 pandemic or other public health crises, weather-related events, natural disasters, trade restrictions, tariffs, border controls, acts of war, terrorist attacks, third-party strikes, work stoppages or slowdowns, shipping capacity constraints, supply or shipping interruptions or other factors beyond our control. In the event of disruptions in its existing supply chain, the labor and materials we rely on in the ordinary course of its business may not be available at reasonable rates or at all. Our supply chain also depends on third-party warehouses and logistics providers. Any disruption in the supply, storage or delivery of materials could disrupt our operations, which may cause harm to our reputation and results of operations.

Risks Related to Intellectual Property

We may need to bring or defend ourselves against patent, copyright, trademark, trade secret or other intellectual property infringement or misappropriation claims, which may adversely affect our business, financial condition and results of operations by limiting our ability to use technology or intellectual property and causing us to incur substantial costs.

We may become subject to intellectual property disputes. Our success depends, in part, on our ability to develop and commercialize our automated warehouse system without infringing, misappropriating or otherwise violating the IP of third parties. However, we may not be aware that our offering infringes, misappropriates or otherwise violates third-party IP, and such third parties may bring claims alleging such infringement, misappropriation or violation.

Companies, organizations or individuals, including our competitors, may own or obtain patents, copyrights, trademarks, trade secrets or other intellectual property or proprietary rights (collectively, “IP”) that would prevent or limit our ability to develop, manufacture or sell our warehouse automation systems, which could make it more difficult for us to operate our business. We may receive inquiries from IP owners inquiring whether we have infringed upon or misappropriated or violated their proprietary rights or IP, or otherwise not complied with the terms and conditions such rights may be subject to (including open source software licenses). Companies owning IP, including those relating to warehouse automation, may allege infringement, misappropriation or violation of such rights. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product revenue, and therefore, our patent applications may provide little or no deterrence as we would not be able to assert them against such entities or individuals. If a third party obtains an injunction preventing us from using our IP, or if we cannot license or develop alternative technology for any infringing aspect of our business, we would be forced to limit or stop sales of our services or systems or cease business activities related to such IP.

In response to a determination that we have infringed upon, misappropriated or violated a third party’s IP (including through our indemnification obligations), we may be required to do one or more of the following:

•	cease development, sales or use of our products that incorporate or are covered by the asserted IP;

•	pay substantial damages, including through settlement payments or indemnification obligations (including legal fees);

•	obtain a license from the owner of the asserted IP, which license may not be available on reasonable terms or at all; or

•	redesign one or more aspects of our warehouse automation systems that is alleged to infringe, misappropriate or violate any third-party IP.

A successful claim of infringement, violation or misappropriation against us could materially adversely affect our business, prospects, financial condition and operating results. Any legal proceedings or claims, whether valid or invalid, could result in substantial costs and diversion of resources. If third parties successfully oppose or challenge our trademarks or other IP or successfully claim that we infringe, misappropriate or otherwise violate their trademarks or other IP, we may be subject to liability, required to enter into costly license agreements, or required to rebrand or restrict our offering. Also, we expect that the occurrence of infringement claims is likely to grow as the market for our system grows. Accordingly, our exposure to damages resulting from infringement claims could increase, and this could further exhaust our financial and management resources.

In order to protect our IP, we may be required to spend significant resources to monitor our IP. Litigation may be necessary in the future to enforce our IP and to protect our trade secrets. Litigation brought to protect and enforce our IP could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our IP. Further, our efforts to enforce our IP may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our IP, and if such defenses, counterclaims, or countersuits are successful, we could lose our rights in and to valuable IP. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our offering and platform capabilities, impair the functionality of our offering and platform capabilities, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our offering, or injure our reputation.

Our business, financial condition and results of operations may be adversely affected and the value of our brand, products and other intangible assets may be diminished if we are unable to maintain and protect our IP (including maintaining the confidentiality and control of our proprietary source code and other trade secrets) from unauthorized use, infringement or misappropriation by third parties.

Our success depends on our ability to protect our IP (including by obtaining and enforcing our patents and trademarks and maintaining the confidentiality of our proprietary source code and other trade secrets), and the failure to adequately maintain, protect or enforce our IP could result in our competitors offering products or services similar or superior to ours, which would adversely affect our business, prospects, financial condition and operating results. We rely on a combination of patents, trade secrets (including know-how), employee and third-party invention assignment and nondisclosure agreements, copyright, trademark, and other IP licenses and contractual rights to establish, maintain and protect the IP in and to our systems and technology. The measures we take to maintain and protect our IP from infringement, misappropriation or violation by others or the unauthorized disclosure of our trade secrets may not be effective for various reasons, including the following:

•	any patent applications we submit or currently have pending may not result in the issuance of patents;

•	the scope of our issued patents, including our patent claims, may not be broad enough to protect our proprietary rights;

•	our issued patents may be challenged, invalidated or held unenforceable through administrative or legal proceedings in the U.S. or in foreign jurisdictions;

•	our employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to us and we may not have adequate remedies for any such breach;

•

current and future competitors or third parties may reverse engineer, circumvent or design around our technology or IP or independently discover or develop technologies or software that are substantially equivalent or superior to ours;

•

we may not be successful in enforcing our IP portfolio against third parties who are infringing, violating or misappropriating such IP, for a number of reasons, including substantive and procedural legal impediments;

•

our trademarks may not be valid or enforceable, our efforts to protect our trademarks from unauthorized use may be deemed insufficient to satisfy legal requirements throughout the world to maintain our rights in our trademarks, and any goodwill that we have developed in those trademarks could be lost or impaired;

•

the costs associated with enforcing patents, confidentiality and invention assignment agreements or other IP and IP-related agreements may make enforcement commercially impracticable or divert our management’s attention and resources; and

•

our use of open source software could: (i) subject us to claims alleging that we are not compliant with such software licenses; (ii) require us to publicly release portions of our proprietary source code; and (iii) expose us to greater security risks than would the use of non-open source third-party commercial software.

Additionally, IP laws vary throughout the world. Some foreign countries do not protect IP to the same extent as do the laws of the U.S. Further, policing the unauthorized use of or enforcing our IP in foreign jurisdictions may be difficult. Therefore, as we continue to expand our international footprint, our IP may not be as strong and expansive, or as easily enforced (or even exist), outside of the U.S. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating, or otherwise violating our IP.

If we are unable to adequately prevent disclosure of trade secrets or other proprietary information, the value of our technology may be diminished. We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other third parties, including suppliers and other partners. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets. Moreover, no assurance can be given that these agreements will be enforceable or will be effective in controlling access to, distribution, use, misuse, misappropriation, reverse engineering or disclosure of our proprietary information, know-how and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offering and platform capabilities. These agreements may be breached, and we may not have adequate remedies for any such breach.

Our software platform contains third-party open source software components. Certain use of such open source components with our proprietary software could adversely affect our ability to charge fees for, or otherwise protect the value of, our offerings.

Our software platform contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of non-open source third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that we make available source code for modifications or derivative works of our proprietary software based upon the type of open source software we use, or grant other licenses to our IP. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This could allow our competitors to create similar product or service offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our platform to unintended conditions, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. We could similarly be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability which may result in an injunction against providing our offering, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

Our patent applications may not issue or, if issued, may not provide sufficient protection, which may adversely affect our ability to prevent others from commercially exploiting products similar to ours.

We rely on our patent portfolio to protect our competitive advantages. As of September 24, 2022, we had 315 issued patents in 10 countries and an additional 179 patents pending worldwide. Our issued patents are scheduled to expire between August 2024 and May 2041. The pending patent applications are presently undergoing examination or expected to undergo examination in the near future. These patents and patent applications seek to protect our proprietary inventions relevant to our business (including our revolutionary distribution center structure, our depalletizing tool and other software and hardware components related to our system), in addition to other proprietary technologies (including source code) which are primarily maintained as trade secrets. We intend to pursue additional IP protection to the extent we believe it would be beneficial and cost-effective. We make business decisions about when to seek patent protection for a particular technology and when to rely upon copyright or trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of our point-to-point warehouse solutions or other automated or robotic-assisted distribution systems.

Even if we continue to seek patent protection in the future, we may be unable to obtain or maintain patent protection for our technology. There may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or offerings. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or offerings. Furthermore, legal standards relating to the validity, enforceability and scope of protection of IP rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our offering and use information that we regard as proprietary to create products that compete with ours.

We also cannot be certain that we are the first inventor of the subject matter for which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has invented or filed a patent application with respect to the same subject matter as we have, we may not be entitled to the protection sought by our applicable patent applications. We also cannot be certain that all the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection provided by issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, even if all of our patent claims are allowed and cover their intended scope, our competitors may circumvent or design around our issued patents, which may adversely affect our business, prospects, financial condition and operating results. Finally, our issued patents may be challenged and invalidated.

Risks Related to Cybersecurity, Software Deficiencies, Service Interruptions and Data Privacy

We have experienced cybersecurity incidents in the past and may experience further cybersecurity incidents or security breaches of our systems or IT in the future, which may result in system disruptions, shutdowns or unauthorized access to or disclosure of confidential or personal information.

We rely heavily on IT and operational technology (“OT”) in our warehouse automation systems and other products, systems, solutions and services for customers, and in our enterprise infrastructure. Despite the implementation of security measures, our IT and OT systems may be subject to unauthorized access or harm by nation states, cyber-criminals, malicious insiders and other actors who may engage in fraud, theft of confidential or proprietary information, sabotage or other criminal activity. Our IT and OT systems could be compromised by malware (including ransomware), cyber-attacks and other events, or as a result of error or system failure. Hardware and software that we procure or rely upon from third parties may also contain defects or vulnerabilities in manufacture or design that could expose our systems to a risk of compromise. In addition, our software platform contains third-party open source components, which may expose us to greater security risks than the use of non-open source third-party commercial software.

We have experienced cyber threats and incidents in the past, although none have been material or had a material adverse effect on our business or financial condition. In the past, an unauthorized actor gained access to our IT system, which resulted in certain information being accessed and exfiltrated, including human resources and employee data. Information that may have been subject to unauthorized access includes names, addresses and Social Security Numbers of employees. We may experience additional cybersecurity incidents and security breaches in the future. Additionally, due to the ongoing COVID-19 pandemic, certain functional areas of our workforce remain in a remote work environment and such an environment may be outside of our corporate network security protection boundaries, which imposes additional risks to our business, including increased risk of industrial espionage, phishing and other cybersecurity attacks, and unauthorized dissemination of sensitive, proprietary or confidential information.

Our business also uses IT resources on a dispersed basis for a wide variety of key functions including product and software development, engineering, manufacturing, sales, accounting, human resources and IT security. Our vendors, partners, employees and customers have access to, and share, information across multiple locations via various digital technologies. In addition, we rely on partners and vendors, including cloud providers, for a wide range of outsourced activities as part of our IT infrastructure and our commercial offerings.

Secure connectivity is important to these ongoing operations. Also, our partners and vendors frequently have access to our confidential information as well as confidential information about our customers, employees and others. We design our security architecture to reduce the risk that a compromise of our partners’ data or infrastructure, for example a cloud platform, could lead to a compromise of our internal systems or customer networks, but this risk cannot be eliminated and vulnerabilities at third parties could result in unknown risk exposure to our business. Any significant security incident could have an adverse impact on sales, interrupt or delay our ability to operate or service our customers, harm our reputation and cause us to incur legal liability and increased costs to address such events and related security concerns.

Our ability to efficiently manage and expand our business depends significantly on the reliability, capacity and protection of our systems and IT. Real or perceived failures or security breaches of our systems and IT could disrupt our operations, lead to loss of proprietary information, damage our relationships with customers, result in regulatory investigations and penalties, lead to liability, negatively impact our reputation and otherwise adversely affect our business, financial condition and results of operations.

Our systems, hardware and software products, solutions and services are used by our customers in applications that may be subject to information theft, tampering, vulnerabilities or sabotage. Careless or malicious actors could cause a customer’s supply chain processes to be disrupted or could cause equipment to operate in an improper manner that could result in harm to people or property. While we continue to improve the security attributes of our warehouse automation systems, software, services and products, we can reduce risk but not eliminate it. To a significant extent, the security of our customers’ systems depends on how those systems are designed, installed, protected, configured, updated and monitored, and much of this is typically outside our control. In addition, the software supply chain introduces security vulnerabilities into many products across the industry.

The current cyber threat environment indicates increased risk for all companies, including those in supply chain automation. Any significant security incident could have an adverse impact on sales, interrupt or delay our ability to operate or service our customers, harm our reputation and cause us to incur legal liability and increased costs to address such events and related security concerns. Cybersecurity incidents may also compromise third parties upon which we rely for our operations, and we are limited in our ability to prevent or mitigate those compromises.

If such an event results in unauthorized access to or loss of any data subject to data privacy and security laws and regulations, then we could be subject to substantial fines by U.S. federal and state authorities, foreign data privacy authorities around the world and private claims by companies or individuals. A cyber-attack may cause additional costs, such as investigative and remediation costs, and the costs of providing individuals and/or data owners with notice of the breach, legal fees, and the costs of any additional fraud detection activities required by law, a court or a third-party. Further, if a high profile security breach occurs with respect to another provider of supply chain automation solutions, our customers and potential customers may lose trust in the security of our services or in the supply chain automation industry generally, which could adversely impact our ability to retain existing customers or attract new ones. Even in the absence of any security breach, customer concerns about security, privacy or data protection may deter them from using our software, services and products, which could negatively impact our reputation and otherwise adversely affect our business, financial condition and results of operations.

A breach of our systems or IT that results in unauthorized access to personal information could require us to notify affected employees, customers and other persons (including governmental organizations) and lead to lawsuits and investigations alleging breaches of applicable laws or regulations.

We may collect and process certain personal information of our customers or customers’ customers in connection with our business. Additionally, we collect and otherwise process other data relating to individuals, including business partners, prospects, employees, vendors and contractors. Although we take steps to protect the security of our customers’ personal information and other personal information within our control, we may face actual or perceived breaches of security, security incidents or other misuses of this information, and many jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. We may be required to expend significant resources to comply with security breach and security incident notification requirements if a third party accesses or acquires such personal information without authorization, if we otherwise experience a security breach or incident or loss or damage of personal information, or if this is perceived to have occurred. Any actual or perceived breach of our network security or systems, or those of our vendors or service providers, could result in claims, litigation and proceedings against us by governmental entities, customers, individuals or others, have negative effects on our business and future prospects, including possible fines, penalties and damages, and could result in reduced demand for our systems, software, services and products and harm to our reputation and brand, resulting in negative impacts to our business, financial condition and results of operations.

We depend and rely upon technologies from third parties (including cloud-based technologies) to operate our business, and interruptions of or performance or security problems with these technologies or the termination of relationships with the providers of these technologies may adversely affect our business, financial condition and results of operations.

We rely on partners and vendors, including cloud providers, for a wide range of outsourced activities as part of our internal IT infrastructure and our commercial offerings. If these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our processes for managing sales of our automated warehouse system and supporting our customers could be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could adversely affect our business and results of operations.

Real or perceived errors, failures, bugs or defects in our systems or IT could adversely lead to liability and litigation, disrupt our operations and could negatively impact our reputation and otherwise adversely affect our business, financial condition and results of operations.

Our automated warehouse systems are complex and, like all complicated systems that depend on software and hardware, may contain undetected defects or errors. We are continuing to evolve the features and functionality of our automated warehouse systems through updates and enhancements, and as we do so, we may introduce additional defects or errors that may not be detected until after deployment by our customers. Moreover, if we acquire companies or integrate into our platform technologies developed by third parties, we may encounter difficulty in incorporating the newly-obtained technologies into our platform and maintaining the quality standards that are consistent with our reputation. In addition, if our automated warehouse system is not implemented or used correctly or as intended, inadequate performance and disruptions in service may result. Because our customers use our automated warehouse system for important aspects of their business, any actual or perceived errors, defects, bugs, or other performance problems in our system could damage our customers’ businesses. Any defects or errors in our automated warehouse systems, generally, or the perception of such defects or errors, could result in a loss of existing or potential customers and delayed or lost revenue and could damage our reputation or lead to liability or litigation.

In addition, errors in our software or hardware that supports our automated warehouse systems, generally, could cause system failures, loss of data or other adverse effects for our customers who may assert warranty and other claims for substantial damages against us. Although our agreements with our customers often contain provisions that seek to limit our exposure to such claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions. While we seek to insure against these types of claims, our insurance policies may not adequately limit our exposure to such claims. These claims, even if unsuccessful, could be costly and time consuming to defend and could harm our business, financial condition, results of operations, and cash flows.

Our business requires the collection, use, handling, processing, transfer and storage of employee and customer data, and such activities may be regulated by third-party agreements and our own privacy policies as well as certain federal, state and foreign laws and regulations.

Our handling of customer and employee data is subject to a variety of laws and regulations relating to privacy, data protection and cybersecurity, and we may become subject to additional obligations, including contractual obligations, relating to our maintenance and other processing of this data, and new or modified laws or regulations. Any actual or alleged failure by us to comply with our privacy policy or any federal, state or international privacy, data protection or security laws or regulations or other obligations could result in claims and litigation against us, regulatory investigations and other proceedings, legal liability, fines, damages and other costs. Any actual or alleged failure by any of our vendors or business partners to comply with contractual or legal obligations regarding the protection of information about our customers could carry similar consequences. Should we become subject to additional privacy or data protection laws, regulations, or other obligations relating to privacy, data protection or cybersecurity, we may need to undertake compliance efforts that could carry a large cost and could entail substantial time and other resources.

In addition, we publish privacy policies and other documentation regarding our collection, use, disclosure, and other processing of personal information. Although we endeavor to adhere to these policies and documentation, we and the third parties on which we rely may at times fail to do so or may be perceived to have failed to do so. Such failures or perceived failures could subject us to regulatory enforcement action as well as costly legal claims by affected individuals or our customers.

Numerous states and the federal government have enacted, or are considering enacting, increasingly complex and rigorous privacy, information security and data protection laws and regulations that could have a significant impact on our current and planned privacy, data protection and information security-related practices. In addition, monitoring and complying with these laws and regulations may be expensive and disruptive to our business, and our real or perceived failure to comply with them could adversely affect our business, financial condition and results of operations.

We, our customers, and third parties whom we work with are subject to numerous evolving and increasingly stringent foreign and domestic laws and requirements relating to privacy, data security, and data protection that are increasing the cost and complexity of operating our business. Compliance with state, federal and foreign privacy regulations, such as the California Consumer Privacy Act or the European Union’s General Data Protection Regulation, could increase our operating costs as part of our efforts to protect and safeguard our sensitive data and personal information. Failure to maintain information privacy could result in legal liability or reputational harm.

We strive to comply with applicable privacy, data security, and data protection laws and requirements, but we cannot fully determine the impact that current or future such laws and requirements may have on our business or operations. Such laws or requirements may be inconsistent from one jurisdiction to another, subject to differing interpretations, and courts or regulators may deem our efforts to comply as insufficient. If we or the third parties we rely on to operate our business and deliver our services fail to comply, or are perceived as failing to comply, with our legal or contractual obligations relating to privacy, data security, or data protection, or our policies and documentation relating to personal information, we could face: governmental enforcement action; litigation with our customers, individuals or others; fines and civil or criminal penalties for us or company officials; obligations to cease offering our services or to substantially modify them in ways that make them less effective in certain jurisdictions; negative publicity and harm to our brand and reputation; and reduced overall demand for our services. Such developments could adversely affect our business, financial condition, and results of operations.

Risks Related to Ownership of Our Common Stock

Our common stock price may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of our common stock may be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “Risks Related to Symbotic—Risks Related to Our Business, Operations and Industry” and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the “JOBS Act”;

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies. Accordingly, securities of growth companies such as ours may be more volatile than other securities and may involve special risks.

Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies like ours. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing.

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, if any, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing future indebtedness. In addition, we may incur future indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our common stock.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock, or if our reporting results do not meet their expectations, the market price of our common stock could decline.

Our issuance of additional shares of common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

We have filed a registration statement with the SEC on Form S-8 providing for the registration of shares of our common stock issued or reserved for issuance under the Incentive Compensation Plan and the ESPP. Subject to the satisfaction of vesting conditions, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their percentage ownership. See “Description of Capital Stock.”

Future sales, or the perception of future sales, of our common stock by us or our stockholders in the public market could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock.. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of December 9, 2022, there are (i) 58,556,850 shares of Class A Common Stock issued and outstanding, (ii) 78,416,874 shares of Class V-1 Common Stock issued and outstanding, and (iii) 416,933,025 shares of Class V-3 Common Stock issued and outstanding. The numbers of shares set forth above do not take into account unvested shares of Symbotic Class A Common Stock or units and paired shares of Class V-1 Common Stock issuable upon the exercise of securities exercisable for units of Symbotic Holdings.

In connection with the Closing, pursuant to the A&R Registration Rights Agreement (as incorporated herein by reference, the “A&R Registration Rights Agreement”), Symbotic Director Equityholders (as defined in the A&R Registration Rights Agreement) agreed that they will not, during the period of one year after the Closing Date, directly or indirectly, sell, offer to sell, contract to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, enter into any swap or other arrangement to transfer, any New Symbotic Holdings Common Units and any shares of Symbotic’s common stock received by the Symbotic Equityholders pursuant to a direct exchange or redemption of New Symbotic Holdings Common Units, or publicly announce any intention to effect any such transaction (in each case, subject to certain exceptions set forth in the A&R Registration Rights Agreement) (the “Symbotic Transfer Restrictions”).

Additionally, Symbotic Officer Equityholders (as defined in the A&R Registration Rights Agreement) are subject to the Symbotic Transfer Restrictions for 180 days after the Closing Date. Such restrictions with respect to the Symbotic Officer Equityholders ended on December 4, 2022.

Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144, if then available. In addition, pursuant to the A&R Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our Class A Common Stock to decline. Following completion of the Business Combination, the shares covered by registration rights represent approximately 97.5% of our outstanding common stock. See “Certain Relationships And Related Party Transactions—Registration Rights Agreement” for a description of these registration rights.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, the shares of our common stock reserved for future issuance under the Incentive Compensation Plan and the ESPP will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Incentive Compensation Plan is equal to 10% of Symbotic’s Class A Common Stock on a fully diluted basis as of the closing of the Business Combination, subject to adjustment in accordance with the terms of the Incentive Compensation Plan (the “Share Reserve”). The Share Reserve will be subject to an annual increase on the first trading day of each calendar year, beginning January 1, 2023 and ending on and including January 1, 2032, by a number of shares equal to the lesser of (i) 5% of the aggregate number of shares of Class A Common Stock outstanding on the last day of the prior calendar year and (ii) such smaller number of shares (which may be zero) as is determined by the compensation committee prior to such calendar year. The Incentive Compensation Plan also permits the compensation committee to deliver awards covering an aggregate of 8,500,000 shares of Class A Common Stock of Symbotic (the “Additional Pool”) solely in connection with the exchange of awards under the 2012 Value Appreciation Plan or the Amended and Restated 2018 Long Term Incentive Plan outstanding prior to the consummation of the Business Combination. Additionally, the number of shares to be reserved for future issuance under the ESPP is equal to 2.5% of the total number of outstanding shares as of the closing of the Business Combination, subject to adjustment in accordance with the terms of the ESPP (the “Initial Share Limit”). The Initial Share Limit will be subject to an annual increase on the first day of each calendar year, beginning January 1, 2023 and ending on and including January 1, 2032, equal to the lesser of (i) 1% of the aggregate number of shares of Class A Common Stock of Symbotic then outstanding on the final day of the immediately preceding calendar year, (ii) the number of shares that equals twice the size of the Initial Share Limit and (iii) such smaller number of shares (which may be zero) as is determined by the compensation committee of the board of directors prior to such calendar year. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our Incentive Compensation Plan and ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Future sales, or the perception of future sales, of our Class A Common Stock being offered in this prospectus by the Selling Securityholders could cause the market price for our Class A Common Stock to decline significantly.

The Class A Common Stock registered pursuant to this prospectus, if all issued and outstanding, would represent approximately 97.4% of our total outstanding common stock. The sale of substantial amounts of our Class A Common Stock being offered in this prospectus, or the perception that such sales could occur, could have the effect of increasing the volatility in the prevailing market price or putting significant downward pressure on the price of the Class A Common Stock and harm the prevailing market price of our Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Common Stock, and the sales of such securities could cause the market price of our Class A Common Stock to decline significantly, despite which certain existing stockholders who purchased securities in the Company at a price below the current trading price of such securities may experience a positive rate of return. The public stockholders may not experience a similar rate of return.

This prospectus relates, among other things, to the offer and resale from time to time by the Selling Securityholders of up to 554,976,655 shares of Class A Common Stock, purchased at a price, or acquired based on a value, of $10.00 per share, which consists of (i) 49,740,000 shares of Class A Common Stock outstanding on the date of this prospectus and (ii) 505,236,655 shares of Class A Common Stock issuable in exchange for units of New Symbotic Holdings pursuant to the terms of the New Symbotic Holdings LLC Agreement (including Earnout Interests to which such unitholders may be entitled and unvested warrant units). The Class A Common Stock registered pursuant to this prospectus, if all issued and outstanding, would represent approximately 97.4% of our total outstanding common stock.

The market price for our Class A Common Stock could decline as a result of the sales of our Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus, and such declines could be significant. The Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus represent a substantial percentage of our total outstanding common stock as of the date of this prospectus. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. Despite such a decline in the public trading price, the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the difference in the purchase prices described above. Based on the closing price of our Class A Common Stock on December 9, 2022, which was $11.35 per share, the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus may experience potential profit of up to $1.35 per share. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

In addition, the Class A Common Stock owned by the Forward Purchase Investor and Walmart constitutes 34.2% and 25.6%, respectively, of the outstanding Class A Common Stock. The Forward Purchase Investor agreed not to transfer, assign or sell any of its Forward Purchase Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s ordinary shareholders having the right to exchange their ordinary shares for cash, securities or other property. Additionally, Walmart was subject to the Symbotic Transfer Restrictions for 180 days after the Closing Date, which restrictions expired on December 4, 2022. Walmart may sell and, once the transfer restrictions on the Forward Purchase Investor expire, the Forward Purchase Investor may sell all such shares for so long as the registration statement of which this prospectus forms a part remains available for use. Any sale of such Class A Common Stock by Walmart or the Forward Purchase Investor upon the satisfaction of the abovementioned conditions and other conditions under the applicable securities laws could cause a significant decline in the market trading price of our Class A Common Stock.

Anti-takeover provisions in our Charter and Bylaws and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

The Charter, the Bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, the Charter and/or Bylaws includes the following provisions:

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a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. Symbotic will not be governed by Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, Symbotic will not be subject to any anti-takeover effects of Section 203. Nevertheless, the Charter contains provisions that will have a similar effect to Section 203, which will take effect from and after the first such time after the Effective Time that the members of New Symbotic Holdings (other than Symbotic) as of the Closing Date and their Permitted Transferees (as defined in the New Symbotic Holdings LLC Agreement) no longer own a majority of the issued and outstanding shares of our common stock (the “Restriction Effective Time”), except that such restrictions on business combinations shall not apply to any interested stockholder that became such prior to the Restriction Effective Time.

Any provision of the Charter, the Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The Charter provides that the courts located in the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Charter and Bylaws provide that, unless we consent in writing to the selection of an alternative forum, (a) a state court located within the State of Delaware (or, in the event that no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to us or to our stockholders or (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws; and (b) subject to the foregoing, the federal district court for the District of Delaware (or if such court does not have jurisdiction over such action, any other federal district court) of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder, as amended. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability, obligation or duty created by the Exchange Act. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Charter and Bylaws will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and NASDAQ. In particular, we are required to comply with certain SEC, NASDAQ and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could materially and adversely affect our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could materially and adversely affect our business and results of operations.

Symbotic has broad discretion in the use of the net proceeds from the Business Combination, the PIPE Investment and the Forward Purchase Shares and may not use them effectively.

Symbotic cannot specify with certainty the particular uses of the net proceeds it received from the Business Combination, the PIPE Investment and the shares purchased by the Forward Purchase Investor pursuant to the Forward Purchase Agreement, dated as of March 8, 2021, by and between SVF 3 and the Forward Purchase Investor (the “ Forward Purchase Shares”). Symbotic’s management has broad discretion in the application of the net proceeds. Symbotic management may spend a portion or all of the net proceeds in ways that its stockholders may not desire or that may not yield a favorable return. The failure by Symbotic’s management to apply these funds effectively could harm its business, financial condition, results of operations and prospects. Pending their use, Symbotic may invest the net proceeds from the Business Combination, the PIPE Investment and the Forward Purchase Shares in a manner that does not produce income or that loses value.

Because Symbotic did not become a public reporting company by means of a traditional underwritten initial public offering, the stockholders of Symbotic may face additional risks and uncertainties.

Because Symbotic became a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there was no independent third-party underwriter selling the shares of the Symbotic’s Class A Common Stock, and, accordingly, the stockholders of Symbotic did not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions.

In addition, because Symbotic did not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of Symbotic. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of Symbotic than they might if Symbotic became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Company’s Class A Common Stock could have an adverse effect on the Company’s ability to develop a liquid market for the Company’s Class A Common Stock.

Other Risks

Prior to the Business Combination, we had not been required to document and test our internal controls over financial reporting, management had not been required to certify the effectiveness of our internal controls, and our auditors had not been required to opine on the effectiveness of our internal controls over financial reporting. Failure to maintain adequate financial, IT and management processes and controls could result in material weaknesses and errors in our financial reporting, which could adversely affect our business, financial condition and results of operations. Moreover, there are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm our business may occur and not be detected.

Prior to the Business Combination, as a private company, we had not been subject to the SEC’s internal control reporting requirements. Following the Business Combination, we became subject to the SEC’s internal control over financial reporting requirements and will become subject to the auditor attestation requirements once we are no longer an “emerging growth company.” We will remain an emerging growth company until the earliest of: (i) the end of the fiscal year in which we had total annual gross revenue of $1.07 billion; (ii) the last day of our fiscal year following March 11, 2026 (the fifth anniversary of the date on which SVF 3 consummated the SVF 3 IPO); (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design, inadequate enforcement and/or changes in our business, including increased complexity resulting from expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Our entire management team and many of our other employees have devoted and will need to devote substantial time to compliance and may not effectively or efficiently manage our transition into a public company.

In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, including IT controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

These rules and regulations result in our incurring legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

Moreover, our management does not expect that our internal and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. A failure of our controls and procedures to detect error or fraud could seriously harm our business and results of operations.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

As we became a public company following the Business Combination, we will incur significant legal, compliance, accounting and other expenses that we did not incur as a private company. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and NASDAQ. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees, or as executive officers.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of Symbotic. Our personnel have limited knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States.

The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

The dual class structure of our common stock has the effect of concentrating voting control with the Symbotic Founder, certain family members of the Symbotic Founder and certain affiliated entities and trusts of the Symbotic Founder and his family members; this will limit or preclude your ability to influence corporate matters.

Our Class V-3 common stock has three votes per share and our Class A Common Stock and Class V-1 common stock has one vote per share. Class V-3 common stock convert into Class V-1 common stock in certain situations, including automatically seven years following the Business Combination. Our Chairman and Chief Executive Officer, Richard B. Cohen, together with certain family members and certain affiliated entities and trusts of Mr. Cohen and his family members, in the aggregate, hold Class V-3 common stock and 91.5% of the voting power of our outstanding common stock and are able to control all matters submitted to our stockholders for approval. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Transfers by holders of Class V-3 common stock will generally result in those shares converting to Class V-1 common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. The conversion of Class V-3 common stock to Class V-1 common stock will have the effect, over time, of increasing the relative voting power of those holders of Class V-3 common stock who retain their shares in the long term. If, for example, Mr. Cohen retains, including through his affiliated entities and trusts, a significant portion of his holdings of Class V-3 common stock for an extended period of time, he could, in the future, continue to control a significant portion of the combined voting power of our outstanding capital stock.

Our multi-class capital structure may render our shares ineligible for inclusion in certain stock market indices, which could adversely affect the share price and liquidity of our common stock.

We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our Class A Common Stock, in adverse publicity, or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it plans to require new constituencies of its indices to have greater than 5% of our voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multi-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices and in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced policies, the multi-class structure of our common stock may make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to track those indices would not invest in our Class A Common Stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A Common Stock less attractive to other investors. As a result, the market price of our Class A Common Stock could be adversely affected.

We share certain key executives with C&S Wholesale Grocers, an important customer, which means those executives will not devote their full time and attention to our affairs, and the overlap may give rise to conflicts.

Our Chairman and Chief Executive Officer, Richard B. Cohen, also serves as the Executive Chairman of C&S Wholesale Grocers and he and trusts for the benefit of his family are the only beneficial stockholders of that company. In addition, our Chief Strategy Officer, William Boyd, also serves as Executive Vice President and Chief Legal Officer of C&S Wholesale Grocers and our Chief Human Resource Officer, Miriam Ort, also serves as Chief Human Resources Officer of C&S Wholesale Grocers. As a result, not all of our executive officers devote their full time and attention to our affairs and are compensated separately by C&S Wholesale Grocers and its subsidiaries. The overlapping executives may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, the potential for a conflict of interest exists when we, on the one hand, and C&S Wholesale Grocers, on the other hand, look at certain corporate opportunities that may be suitable for either company. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that exist between us and C&S Wholesale Grocers. These overlapping executives’ ownership interests in us and C&S Wholesale Grocers could create actual, apparent or potential conflicts of interest if they are faced with decisions that have different implications for us and C&S Wholesale Grocers. See “Certain Relationships and Related Party Transactions” for a discussion of certain procedures we instituted to help ameliorate such potential conflicts with C&S Wholesale Grocers that may arise.

Our overlapping executive officers and directors with C&S Wholesale Grocers may result in the diversion of corporate opportunities to C&S Wholesale Grocers and other conflicts, and provisions in our certificate of incorporation may provide us no remedy in those circumstances.

We acknowledge that our executive officers and directors may also be serving as directors, officers, employees, consultants or agents of C&S Wholesale Grocers and its subsidiaries and that we may engage in material business transactions with such entities. Our Charter renounces our rights to certain business opportunities and provides that no director or officer who is also serving as a director, officer, employee, consultant or agent of C&S Wholesale Grocers will be liable to us or our stockholders for breach of any fiduciary duty that would otherwise occur by reason of the fact that any such individual directs a corporate opportunity to C&S Wholesale Grocers or any of its subsidiaries instead of us, or does not refer or communicate information regarding such corporate opportunities to us.

Our business, financial condition, results of operations or cash flows could be significantly hindered by the occurrence of a natural disaster, terrorist attack or other catastrophic event. We also face risks related to health pandemics or epidemics, including the ongoing COVID-19 pandemic, which could adversely affect our business, financial condition and results of operations.

Our business operations and our warehouse automation systems may be susceptible to outages due to fire, floods, unusual weather conditions, power loss, telecommunications failures, health pandemics or epidemics, terrorist attacks and other events beyond our control. Natural disasters including tornados, hurricanes, floods and earthquakes may damage the facilities of our customers, which could lead to reduced revenue for our customers and thus reduced sales. In addition, a substantial portion of our operations rely on support from our headquarters in Wilmington, Massachusetts. To the extent that fire, floods, unusual weather conditions, power loss, telecommunications failures, health pandemics or epidemics, terrorist attacks and other events beyond our control materially impact our ability to operate those offices, it may have a material impact on our business operations as a whole. To the extent that such events disrupt our business or the business of our current or prospective customers, or adversely impact our reputation, such events could adversely affect our business, financial condition, results of operations and cash flows.

While our business and results of operations have not been adversely affected by the COVID-19 pandemic and related governmental responses, a resurgence in the COVID-19 outbreak or related governmental restrictions could adversely affect our future business operations and condition and operating results. New governmental responses implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, could affect our ability to meet with potential customers, install warehouse automation systems for our customers or the ability of our personnel, suppliers and partners to operate in the ordinary course. The COVID-19 pandemic may also materially adversely affect our future business operations and condition and operating results. The extent to which the COVID-19 pandemic continues to impact us will depend on future developments, which are highly uncertain and cannot be predicted.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations and could face criminal liability and other serious consequences for violations, which could adversely affect our business, financial condition and results of operations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act and the USA PATRIOT Act, and are or will be subject to other anti-bribery and anti-money laundering laws in countries in which we conduct or will conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Any future litigation against us could be costly and time-consuming to defend.

We are, and may become, subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our customers in connection with commercial disputes or employment claims made by our current or former employees. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could harm our future profitability or otherwise adversely affect our business, financial condition and results of operations.

Symbotic is a U.S. corporation and thus subject to U.S. corporate income tax on our worldwide operations. Moreover, the majority of our operations and customers are located in the United States, and, as a result, we are subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on our business and future profitability.

Further, new income, sales, use or other tax laws, statutes, rules, regulations or ordinances, in the United States or in other jurisdictions, could be enacted at any time, which could adversely affect our business, prospects, financial condition, future profitability and operating results. In addition, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us and may have an adverse effect on our business, cash flows and future profitability.

Because of the Up-C structure, the interests of the holders of New Symbotic Holdings Common Units may not fully align with those of the holders of Class A Common Stock of Symbotic.

Our organizational structure is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering to provide certain tax benefits and associated cash flow advantages to both the issuer corporation and the existing owners of the partnership or limited liability company in the initial public offering. The Up-C structure allows the Warehouse unitholders to retain their equity ownership in New Symbotic Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of New Symbotic Holdings Common Units. This allows the holders of New Symbotic Holdings Common Units to retain the tax benefits of owning interests in a pass-through entity while also being able to access public markets. All other investors, including Symbotic stockholders, hold their equity ownership in Symbotic, a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, in the form of shares of Class A Common Stock.

Because the holders of New Symbotic Holdings Common Units hold their economic interests directly in New Symbotic Holdings, rather than through Symbotic, the interests of such holders may conflict with those of the holders of shares of Class A Common Stock of Symbotic. For example, the holders of New Symbotic Holdings Common Units may have a different tax position from the holders of Class A Common Stock of Symbotic, which could influence decisions regarding whether and when New Symbotic Holdings should dispose of assets or incur new indebtedness, undergo certain changes of control within the meaning of the Tax Receivable Agreement, or terminate the Tax Receivable Agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to the holders of shares of Class A Common Stock of Symbotic.

Our only principal asset is our interest in New Symbotic Holdings, and accordingly, we will depend on distributions from New Symbotic Holdings to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

We are a holding company and have no material assets other than our ownership interest in New Symbotic Holdings. We have no independent means of generating revenue or cash flow. To the extent the funds of New Symbotic Holdings are legally available for distribution, and subject to any restrictions contained in any credit agreement to which New Symbotic Holdings or its subsidiaries are bound, New Symbotic Holdings is required under the New Symbotic Holdings LLC Agreement to (i) make generally pro rata distributions to its equityholders, including us, in an amount generally intended to allow its equityholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of New Symbotic Holdings, based on certain assumptions and conventions, and (ii) reimburse us for our corporate and other overhead expenses. In the future, we may be limited, however, in our ability to cause New Symbotic Holdings and its subsidiaries to make these and other distributions to us due to restrictions contained in any credit agreement to which New Symbotic Holdings or any of its subsidiaries are bound. To the extent that we need funds and New Symbotic Holdings or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements or are otherwise unable to provide such funds, our liquidity and financial condition could be adversely affected.

Moreover, because we have no independent means of generating revenue, our ability to make tax payments and payments under the Tax Receivable Agreement is dependent on the ability of New Symbotic Holdings to make distributions to us in an amount sufficient to cover our tax obligations and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of New Symbotic Holdings’ subsidiaries to make distributions to it. The ability of New Symbotic Holdings, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdictions) that may limit the amount of funds available for distribution and (ii) restrictions contained in any credit agreement to which New Symbotic Holdings, its subsidiaries and other entities in which it directly or indirectly holds an equity interest are bound. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will accrue interest until paid.

Pursuant to the Tax Receivable Agreement, we will be required to make payments to equityholders of New Symbotic Holdings for certain tax benefits we may claim, and those payments may be substantial.

Our purchase of New Symbotic Holdings Common Units in connection with the Unit Purchase Agreement (as incorporated herein by reference, the “Unit Purchase Agreement”) and exchanges of New Symbotic Holdings Common Units for shares of our Class A Common Stock or cash pursuant to the New Symbotic Holdings LLC Agreement (collectively, “Exchanges”) are expected to produce additional favorable tax attributes for us. When we acquire New Symbotic Holdings Common Units from existing unitholders, the anticipated basis adjustments resulting from such acquisition are likely to increase (for tax purposes) depreciation and amortization deductions allocable to us from New Symbotic Holdings and therefore reduce the amount of income tax that we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent the increased tax basis is allocated to those assets.

We entered into the Tax Receivable Agreement, which generally provides for the payment by us to the TRA Holders of their proportionate share of 85% of the tax savings, if any, in U.S. federal and state income tax that we realize (or are deemed to realize in certain circumstances) as a result of (i) the existing tax basis in certain assets of New Symbotic Holdings that is allocable to the relevant New Symbotic Holdings Common Units, (ii) any step-up in tax basis in New Symbotic Holdings’ assets resulting from the relevant Exchanges and certain distributions (if any) by New Symbotic Holdings and payments under the Tax Receivable Agreement, and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. These payments are our obligation and not that of New Symbotic Holdings.

We expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the reduction in tax payments for us associated with our purchase of New Symbotic Holdings Common Units since the Closing would aggregate to approximately $131.9 million over a 41-year period. Under such scenario we would be required to pay the TRA Holders 85% of such amount, or $112.1 million, over a 41-year period from the Closing Date.

Further, assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we estimate that the reduction in tax payments for us associated with our purchase of New Symbotic Holdings Units would aggregate to approximately $1,708.7 million over 41 years based on a closing share price of $10.54 per share of Class A common stock and assuming all future Exchanges of New Symbotic Holdings Common Units had occurred on September 24, 2022. Under such scenario we would be required to pay the TRA Holders 85% of such amount, or $1,452.4 million, over a 41-year period. These amounts are estimates and have been prepared for informational purposes only. The actual amount of reduction in tax payments and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of our shares of Class A Common Stock at the time of the exchange, and the tax rates then in effect.

Payments under the Tax Receivable Agreement are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest, depending on the circumstances. Any such benefits are covered by the Tax Receivable Agreement and will increase the amounts due thereunder. In addition, the Tax Receivable Agreement provides for interest, at a rate equal to the Secured Overnight Financing Rate (“SOFR”) plus 100 basis points, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the Tax Receivable Agreement.

While many of the factors that will determine the amount of payments that we will make under the Tax Receivable Agreement are outside of our control, we expect that the payments we will make under the Tax Receivable Agreement will be substantial and could materially and adversely affect our financial condition. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, our future obligation to make payments under the Tax Receivable

Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits we realize or be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us are disallowed, the TRA Holders will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by us, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, which could materially impair our financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) we exercise our early termination rights under the Tax Receivable Agreement, (ii) we experience certain changes of control (as described in the Tax Receivable Agreement) or (iii) we breach any of our material obligations under the Tax Receivable Agreement, our obligations under the Tax Receivable Agreement may accelerate and we could be required to make a lump-sum cash payment to each TRA Holder equal to the present value of all future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that we realize subsequent to such payment because such payment would be calculated assuming, among other things, that we would have certain tax benefits available to us and that we would be able to use the potential tax benefits in future years. If we had elected to terminate the Tax Receivable Agreement immediately after the Closing, based on an assumed initial value of $10.00 per share of our Class A Common Stock and a discount rate equal to the lesser of (i) 4.50% per annum, compounded annually, and (ii) SOFR plus 100 basis points, we estimate that we would have been required to pay $1,254.5 million in the aggregate under the Tax Receivable Agreement.

There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual tax savings that we realize. Furthermore, our obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

If New Symbotic Holdings were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and New Symbotic Holdings might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

A number of aspects of our structure depend on the classification of New Symbotic Holdings as a partnership for U.S. federal income tax purposes, and we intend to operate such that New Symbotic Holdings does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances,

Exchanges or other transfers of New Symbotic Holdings Common Units could cause New Symbotic Holdings to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that Exchanges or other transfers of New Symbotic Holdings Common Units qualify for one or more such safe harbors. For example, we intend to limit the number of New Symbotic Holdings unitholders, and the New Symbotic Holdings LLC Agreement provides for limitations on the ability of New Symbotic Holdings equityholders to transfer their New Symbotic Holdings Common Units and provides us with the right to cause the imposition of limitations and restrictions (in addition to those already in place) on the ability of New Symbotic Holdings equityholders to Exchange their New Symbotic Holdings Common Units to the extent we believe it is necessary to ensure that New Symbotic Holdings will continue to be treated as a partnership for U.S. federal income tax purposes.

If New Symbotic Holdings were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for us and New Symbotic Holdings, including as a result of our inability to file a consolidated U.S. federal income tax return with New Symbotic Holdings. In addition, we may not be able to realize tax benefits covered under the Tax Receivable Agreement, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of New Symbotic Holdings’ assets) were subsequently determined to have been unavailable.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our Class A Common Stock, par value $0.0001 per share, are traded on NASDAQ under the symbol “SYM.” The closing price of the Class A Common Stock on December 9, 2022 was $11.35. Our Class V-1 Common Stock, par value $0.0001 per share, and Class V-3 Common Stock, par value $0.0001 per share, that are convertible into our Class A Common Stock are not traded on any established public trading market.

Holders of the Class A Common Stock should obtain current market quotations for their securities. The market price of Symbotic’s securities could vary at any time.

Holders of our Common Stock

As of December 9, 2022, there were approximately 56 holders of record of our Class A Common Stock, approximately 48 holders of our Class V-1 Common Stock and approximately 10 holders of record of our Class V-3 Common Stock. Certain shares of our Class A Common Stock are held in “street” name and, accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number. The number of holders of record also does not include beneficial owners of shares that are be held in trust by other entities.

Dividend Policy

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our board of directors will declare any dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

In connection with the Business Combination, our stockholders approved our Incentive Compensation Plan and our ESPP on June 3, 2022, both of which became effective immediately upon the Closing. We filed a registration statement on Form S-8 under the Securities Act on August 12, 2022 registering the shares of our Class A Common Stock issued or issuable under the Incentive Compensation Plan and the ESPP. The Form S-8 registration statement became effective automatically upon filing. The shares so registered can be sold in the public market upon issuance, subject to applicable restrictions.

USE OF PROCEEDS

All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of our securities by the Selling Securityholders pursuant to this prospectus.

DETERMINATION OF OFFERING PRICE

We cannot determine the price or prices at which our Class A Common Stock may be sold by the Selling Securityholders under this prospectus.

BUSINESS

Company Overview

At Symbotic, our vision is to make the supply chain work better for everyone. We do this by developing, commercializing, and deploying innovative, end-to-end technology solutions that dramatically improve supply chain operations. We currently automate the processing of pallets and cases in large warehouses or distribution centers for some of the largest retail and wholesale companies in the world. Our systems enhance operations at the front end of the supply chain, and therefore benefit all supply partners further down the chain, irrespective of fulfillment strategy.

Symbotic was established to develop technologies to improve operating efficiencies in modern warehouses. Significant funds and resources have been devoted to date in developing the Symbotic platform and related applications, to create complete systems with the ability to fundamentally change how the supply chain functions. Symbotic’s intellectual property is protected by a portfolio of over 490 issued and/or pending patents.

Our revolutionary platform accelerates the movement of goods through the supply chain, improves SKU agility, fulfills orders with 99.9999% accuracy and does this all with less inventory and operating cost. The underlying architecture of our platform and applications differentiates our system from everyone else in the marketplace. The system uses high-speed, fully autonomous mobile robots that travel up to 25 miles-per-hour (mph), controlled by our A.I.-enabled system software, to move goods through our proprietary buffering structure.

Proprietary modular applications such as our inbound atomizing and outbound palletizing applications plug into to the Symbotic platform to achieve compelling, real world supply chain improvements at scale. Adding other Symbotic modular applications under development will allow our customers to support all omni-channel strategies, such as brick and mortar retail and e-commerce with in-store pickup or home delivery, from a single centralized warehouse/fulfillment facility.

Our systems vary in size and price. Systems can be as small as a single football field sized footprint (48,000 square feet) serving 25 or more stores and can scale to meet the needs of the world’s largest retailers. Our platform’s modular design and greater storage density enables installation in existing, and active warehouses, with limited interruption to ongoing operations.

Symbotic systems atomize inbound freight (divide it to a common unit), from pallets-to-cases and cases-to-items (currently in development), digitize the attributes of these units without re-labeling, and move the units to buffering in their original (or native) packaging with bottom lift technology on our autonomous mobile robots instead of re-transferring goods to trays, shuttles, or cranes. As the distribution center receives replenishment orders from stores, our autonomous robots retrieve the desired units in specified sequence to facilitate orderly fulfillment.

Fulfillment often incorporates our automated pallet-building application. This application builds pallets with goods ordered specific to a given store and store aisle to facilitate rapid and sequential provisioning of the goods from the pallets to a specific store’s shelves (known as store plan-o-grammed pallets). The application also builds the pallets with improved structural integrity, which in turn leads to denser, taller pallets that improve truck packing density while reducing product damage.

We believe that the global supply chain has reached a point of critical stress, driving an inflection in demand for warehouse automation across all industries. As the labor force shifts toward an older, more highly educated demographic, the warehouse labor pool is shrinking and becoming more expensive, while most well-located distribution centers are either operating manually or utilizing outdated, static mechanized conveyor systems. The dramatic growth in e-commerce has increased supply chain complexity by putting pressure on retailers to support multiple sales channels and orders of individual items in addition to cases and pallets. Meanwhile, consumer expectations have evolved to demand a larger variety of items to be delivered quickly and seamlessly. This has placed significant strain on the traditional supply chain and the people who support it. We help our customers to thrive in this increasingly challenging environment.

Our systems are actively deployed in the warehouses of a number of the world’s largest retailers including Walmart, Albertsons, Target, Giant Tiger and C&S Wholesale Grocers, which is one of the largest grocery wholesalers in the United States and an affiliate of Symbotic. We have spent significant time working closely with our customers to develop, test, and refine our technology, and our success has translated into a $11.1 billion contracted backlog as of September 24, 2022 to deliver systems from 2022 through 2028, of which $6.1 billion was added to our contracted backlog on May 20, 2022 when we amended and restated the Walmart MAA as described below in “—Customers—Walmart.”

We believe the potential market opportunity for our systems is large and expanding. We are initially targeting the ten largest brick-and-mortar companies across five verticals: general merchandise, ambient grocery, ambient food distribution, consumer packaged food, and apparel. Based on identified North American warehouses of the ten largest companies in each of these five verticals, we believe that our strategically addressed market opportunity is approximately $126 billion. When considering deeper penetration in our initial verticals, adding additional adjacent verticals, and entering the European market, our total addressable market increases to $373 billion.

Industry Background

First Principles of the Supply Chain

The first principles of the supply chain are to align three mismatches that arise between producers and users of goods in a cost-effective manner. These three mismatches relate to the quantity, timing, and location of goods and arise because a small number of producers concentrate resources to serve many consumers in the pursuit of economies of scale.

The first mismatch relates to the quantity of goods, as a relatively small number of producers generate a greater quantity of goods than any single consumer desires. The supply chain aligns this mismatch by “atomizing” (dividing into a common unit) production quantities into quantities desired by consumers, meaning pallets are atomized into cases, and then cases into individual items, known as “eaches.”

The second mismatch relates to the timing of when goods are produced versus needed. Producers generate goods continuously, but end users purchase and consume goods at a much slower or cyclical rate. This mismatch is aligned by what is known as “buffering” (storing goods in inventory), achieving an effect between producer and user that is like the way a water reservoir manages variation between precipitation and household water consumption.

Location is the final mismatch, as goods are needed at the point of consumption rather than the point of production. Thus, movement of goods is a critical function of the supply chain.

Types of Warehouses

Modern warehouses are a node in the supply chain where atomizing, buffering and movement activities align these mismatches. Two common types of warehouses are distribution centers and e-commerce fulfillment centers. Finished goods from manufacturers almost always enter the supply chain packaged in either pallets or cases, and flow downstream to end users. Since our systems automate pallet-to-case activities up stream in the supply chain, our systems benefit all downstream users throughout the supply chain. With this advantage, and because the majority of supply chain cost resides in the distribution center, it is easier to integrate systems downstream, rather than upstream (see “Our Competitive Strengths”).

	Distribution Centers	E-Commerce Fulfillment
Flow of Goods	Upstream	Downstream
Typical Function	Atomization and buffering between producers and next node	Items selection Packing and shipping
Typical Location	Rural, Suburban	Suburban, Urban
Common Fulfillment Unit	Pallets, Cases	Items/Eaches
Optimized for	Low cost per case	Speed of fulfillment & delivery
Volume	High	Low to moderate
SKU count/variety	Low to Moderate	High

Current supply chain operations are generally manual, inflexible, expensive, require significant investments in inventory, and require goods to be manually handled multiple times before being shipped to stores or consumers. The supply chain is expensive because it tends to be slow, labor intensive, and leads to significant damage and waste. In a typical supply chain operation, single-SKU pallets are delivered to a distribution center where hundreds, or thousands, of people are required to move and store pallets of goods, select individual cases from them, combine those individual cases into either store-ready pallets or, in the case of e-commerce fulfillment, unpack those cases so that individual items can be stored in totes or other storage structures before selecting and combining individual items for individual customer order fulfillment. Even mechanized warehouses require significant human intervention, are very inflexible and face disruption from numerous single points of failure. These factors contribute to high maintenance costs and damage, resulting in limited total cost savings.

Retail and Supply Chain Trends

Several trends within the retail industry and the supply chains that serve them have exacerbated the costs and inflexibility of today’s supply chains:

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Labor Scarcity and Cost—As the labor force matures and becomes more highly educated, warehouse labor is becoming increasingly scarce and expensive. According to InsightQuote’s 2021 Warehousing & Fulfillment Costs & Pricing Survey, average salaries for warehouse management increased to nearly $56,000 in 2021, up 18% from approximately $47,500 in 2017, and average wages for warehouse staff in the U.S. increased to $14.00 per hour in 2021, up 22% from $11.44 per hour in 2017. Transportation, warehousing and utilities employment turnover increased 48% from 2016 to 2020, compared to a 35% increase for all workers during the same timeframe, according to the U.S. Bureau of Labor Statistics.

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Omni-Channel Strategies—As online shopping has become more popular with consumers, brick-and-mortar retailers must support multiple distribution channels: traditional brick-and-mortar, online with home delivery, buy online pick up in store (BOPIS), as well as support for channel-related reverse logistics. Not only does the growth of distribution channels increase complexity, but the e-commerce channel itself is more complex than traditional brick-and-mortar because of the need to deliver a continuously changing and increasingly diverse range of items to a broader range of locations, faster and in an increasing variety of ways.

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Growing Consumer Expectations and SKU Proliferation—The internet has made the world’s goods available to more consumers, so now shoppers expect retailers to offer increased product diversity. At the same time, manufacturers continue to adopt mass personalization product strategies, adding to a growing number of new SKUs and accelerating the frequency and speed of SKU transitions. These trends require retailers to find a way to efficiently store, handle, and make available a wider variety of SKUs while managing seasonal and geographic variability. This requires either a greater number of specialized supply chain processes or greater flexibility of existing processes.

Existing warehouse automation systems are largely engineered to solve single challenges in the supply chain with discrete applicability focused on a particular niche in the warehouse automation value chain (for example, specific pick and pack / e-commerce fulfillment robotics) or are older manufacturing technologies that serve to automate high-volume, lower-value repetitive tasks (such as conveyor belts and sensors). We believe the Symbotic system is unique in its ability to serve as a comprehensive end-to-end warehouse automation system.

Advances in Core Technologies

We benefit from advances in robotics, sensors, visual systems, processing power, machine learning, and artificial intelligence that have been developed and commercialized over the last decade. For example, we are beneficiaries of the tens of billions of dollars that have been invested in attempts to advance autonomous vehicle technology.

Symbotic Platform Overview

Reasoning from first principles, we have re-conceived the purpose and needs of the supply chain. From that perspective, we have completely re-designed and re-engineered the warehouse, unencumbered by legacy thinking and the resulting narrowly targeted technologies aimed at reducing fragments of cost in the warehouse.

Our systems manage every aspect of warehouse logistics, from the time merchandise is off-loaded from a producer’s truck or container until that merchandise is ready to be delivered to a store, pick-up location or individual. Our platform has an approximate useful life of 25 to 30 years and is so space efficient that it can be installed in phases in operating distribution centers with minimal impact to operations. The platform is composed of atomizing robotics, a buffering structure, autonomous mobile robots that handle product, robotic palletizing cells and software that coordinates and optimizes the movements of all these systems to maximize the throughput of goods while reducing cost of the system.

Unique Platform Architecture

Our innovative platform architecture differentiates our system from alternative warehouse systems. Eight pillars of that architecture combine synergistically to deliver the benefits of our systems. Those pillars are:

•	A.I.-Powered Software: Our platform is enhanced by our A.I.-powered autonomous hardware and system software.

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Atomizing: Atomizing goods is the process of dividing quantities of goods to the lowest common fulfillment unit (e.g., from pallets-to-cases and cases-to-items). Our platform atomizes incoming pallets to the case level and handles those original (or “native”) cases throughout our system. We are prototyping the ability to atomize cases to the item level to handle toted items in our platform just like we currently handle cases which would allow both cases and toted items to be integrated into a single platform. Competing warehouse systems handle pallets and more frequently partial pallets of goods. Pallets and partial pallets represent an increased level of on hand inventory and partial pallets leave unused volume within the warehouse. Volume adds expense because it has its own cost and because volume adds movement distance, slowing down the transport of goods through the supply chain. By managing goods at the case and toted item level, rather than at the pallet level, our systems remove unused space from the distribution center, allowing merchandise to be stored more densely and increasing the speed of product throughput. These space saving efforts are increased by the storage density of our platform, which allows us to retrofit our systems into our customers’ existing warehouse operations without interrupting ongoing supply chain operations or requiring capital to build new greenfield warehouse space.

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Randomizing: Our platform function is analogous to that of a random-access computer hard drive. By effectively “digitizing” each individual case and toted item and spreading them throughout the buffering structure, we create optionality for our picking and routing optimization algorithms. Merchandise is opportunistically placed throughout the buffering structure, similar to the way a random-access hard drive handles data. This minimizes movement to increase throughput, enhance SKU agility and reduce the number of autonomous mobile robots required to distribute product.

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Autonomous Movement: Fully autonomous mobile robots allow our systems to have superior flexibility, speed, mobility and inventory handling capabilities. Like fully autonomous cars operating in a smart city, our robots operate independently but act collectively to transport, sequence, and move cases through a warehouse. Our algorithms consider robot proximity, travel distance and other factors to solve for optimal overall performance while dynamically adjusting as anomalies arise. In addition, because each robot can travel anywhere in a two-dimensional plane and moves like a car that can make radius turns, our robots are comparatively fast, traveling up to 25 miles-per-hour (mph). Faster movement enhances throughput and efficiency by clearing aisles more quickly and allowing for more storage and retrieval transactions per hour compared to tray, shuttle or crane-based systems. Finally, our use of automation and software means our systems can approach true “lights-out” operation (100% up-time with zero human intervention).

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Original (Native) Package Handling: In our current applications, we handle cases by lifting them from the bottom using an automated fork system. This approach allows our platform to manipulate a wide range of case sizes, types and weights in a variety of packaging formats. This allows our platform to handle and be configurable to a wider range of goods and verticals. Unlike some of our competitors, we do not handle goods with grippers, which can crush products, or suction cups, which can drop goods. We also do not transfer goods to standardized trays, eliminating this additional handling of goods. Instead, bottom-lift handling reduces case damage and system rejection rates, thereby decreasing waste and cost.

•	End-to-End Integration: By being an integrated end-to-end system, we are able to comprehensively change a warehouse and a customer’s supply chain to maximize its efficiency.

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System-of-Systems Design: Our system-of-systems architecture philosophy eliminates single points of failure, enhancing system resiliency. Utilizing a redundant array of autonomous robots, lifts and inbound and outbound palletizing systems allows any part of our system to assume the task load of another system part, in the event any sub-system ever fails. In addition, our hardware and software systems are engineered for rapid serviceability utilizing field replaceable components wherever possible.

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Scalable Modularity: Our architecture is highly modular and scalable, allowing us to install our systems in existing warehouse facilities while achieving full performance benefits. We are also able to install our systems in phases, allowing the existing warehouse facility to continue to operate while the transition to our systems is underway. Finally, we can easily reconfigure and expand our systems to accommodate SKU proliferation as our customers’ needs and strategies evolve.

Platform Functional Flow Overview

Generally, manufacturers create their products in batches by SKU (Stock Keeping Unit, or individual type of item, like cans of chicken noodle soup). Manufacturers then aggregate and package the goods in manageable quantities for efficient and safe shipping. Usually, products are batched in cardboard or plastic cases. Cases may then be stacked on 4-foot by 4-foot pallets as high as safely possible and then shrink-wrapped so the pallets retain integrity while in transit and the goods can be transported without damage.

A pallet may commonly contain anywhere between 40 and 120 cases depending on the size and weight of the product inside and, therefore, could contain dozens to hundreds of individual items that will ultimately be sold to consumers. Some manufacturers produce homogeneous pallets with one SKU. Others may combine multiple SKUs on heterogeneous pallets if the cases are the same size and the manufacturer is able to do so efficiently in their production process.

Other products may be shipped un-palletized because a manufacturer does not produce or sell enough of one item to make full pallet shipping efficient. Products may also travel through the supply chain unpalletized because the goods have been combined with other products for more efficient shipping. This often happens for products coming from international destinations given the desire to fill a shipping container with multiple items and/or from multiple manufacturers to reduce overall shipping costs. Un-palletized products generally come stacked randomly in a truck trailer or shipping container.

Symbotic’s system can uniquely handle homogeneous and heterogeneous palletized and un-palletized products.

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Palletized Inbound: When palletized product reaches a warehouse, the pallets are placed into our automated system where our large de-palletizing robots use state of the art vision technology and our proprietary end-of-arm tools to pick up entire layers of product and transfer them to our “singulating” robots. Our singulating robots also use vision technology and other proprietary end-of-arm tools to orient each individual case optimally for storage and handling in the system’s buffering structure. The cases then enter the scan tunnel.

•	Other Inbound: When unpalletized product reaches our system, the individual cases enter the scan tunnel just like palletized inbound product.

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Scan Tunnel: On the way to the buffering structure, each case proceeds through a short scan tunnel where we use vision technology and sensors to “digitize” the dimensions and attributes of each inbound case. Simultaneously, the system performs an integrity check of the case to screen for damage. Case damage can compromise the movement of the goods through our system, and it may indicate damaged product inside the case. Any case that our system determines is non-conforming or damaged is rejected by the system. An associate will either repair the case before re-induction into the system or reject the damaged goods.

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Buffering Structure: The buffering structure of our platform, where goods are placed, stored, and retrieved, is composed of a number of levels stacked on top of each other. Each level is approximately three feet tall, allowing a typical thirty-two-foot-tall warehouse to have ten levels of storage for optimized space utilization. Each individual level has a transfer deck that spans the width of the structure and connects several dozen aisles that extend horizontally at a 90-degree angle from the transfer deck. This gives us approximately 200,000 linear feet of storage in our average sized platform. The levels are connected vertically by a series of lifts.

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Lifts: Upon exit from the scan tunnel, the case moves to a collection of lifts that function like a bank of elevators in a building. Simultaneously, our A.I.-enabled software determines the optimal randomized location in the structure for storage of that case. When a case reaches the lift to which it is assigned, the lift extends its finger lift system and picks up the case. The lift then brings the case to the appropriate level in the structure and places it onto a buffer shelf where the case will be picked up by a Symbot. The Symbot will then bring the case to the aisle storage position for that level.

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Symbots: Symbots are our fully autonomous mobile goods handling robots. They are powered by rapid-charging ultracapacitors, so charging takes a matter of seconds as the Symbots drive over charge plates integrated into the floor of the buffering structure. This eliminates the need for Symbots to come out of service for charging, allowing them to operate all day for weeks at a time. If required, an individual Symbot can be removed from the system by remote instruction when it needs maintenance. Our Symbots are interchangeable and hand off tasks to other Symbots in a live operating system without productivity loss should a Symbot need maintenance.

The Symbots lift each case from the bottom using fingers that extend under the case, rather than gripping and pulling, enabling case handling without the need to put them on trays. Trayless handling allows us to store cases randomly throughout our storage structure within five millimeters of another case.

The Symbot picks up a case from the lift and enters the transfer deck on its way to the appropriate aisle. The Symbots are routed by our proprietary artificial intelligence software to the aisle and location where a case is to be placed. Once in the appropriate aisle, the Symbot accelerates rapidly up to 25 mph towards the specific location where it has been instructed to place the case.

When the Symbot reaches the appropriate placement location it extends its finger lift system and places the case on the aisle position and is ready for its next task. In a typical size and configuration system, a Symbot can reach any location in our structure and return to our inbound or outbound cells in under four minutes.

Retrieving a case is simply the reverse process of placing a case.

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Outbound: Our outbound lifts retrieve cases delivered by Symbots and transfers them to the outbound level of the system. Our software utilizes the Symbots and lifts to sequence cases in an optimal order for outbound processing. A typical system creates what we call a “rainbow pallet” comprising a variety of different products and SKUs. Our system can also create a rainbow pallet based upon a customer’s store plan that contains products for a specific store aisle, which can be delivered directly from a truck to the end of an aisle so that store employees can unpack the cases from the pallet and replenish shelves quickly and reduce store labor costs.

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Palletizing: Our system uses AI-based software that enables us to palletize cases using two robotic arms on opposite sides of a pallet. These two robotic arms work together placing a case onto a pallet in less than three seconds.

Our Competitive Strengths

Our people, technologies, and experience, underpinned by decades of leadership in supply chain operations and innovation provide us with significant advantages over our competitors. Specifically, we benefit from the following competitive advantages:

Experienced, Founder-Led Leadership Team

Symbotic is a founder-led company. Our Chairman, Chief Executive Officer and significant shareholder, Richard B. Cohen, started Symbotic in 2006, to develop advanced technologies to make the supply chain work better for everyone. This vision was inspired by Mr. Cohen’s experiences building C&S Wholesale Grocers.

Mr. Cohen is an accomplished business builder, as evidenced by his helping lead sales growth at C&S Wholesale Grocers from $14 million in 1974 to $27 billion in 2018. Effectively running warehouse operations for the low margin grocery industry, Mr. Cohen has been building, running and innovating warehouses for two generations. We believe our founder’s deep industry and operational expertise is a core competitive advantage for Symbotic.

Mr. Cohen has built a team of experienced board members and executives with a diverse range of technology expertise acquired at industry leading companies and institutions such as Flex, Fortna, IBM, Intuit, Manhattan Associates, MIT, Netezza, RealPage, SoftBank, Staples, Tesla and Walmart.

Unique Team Culture

Our team has harnessed first principles thinking to help us understand complex systems like supply chains and automation in simple, elemental ways. This approach unburdens our creativity from the constraints of legacy problem solving. First principles thinking also leads us to constantly question our established approaches to problems, freeing us to invent new technologies to improve the supply chain. Approximately half of the Symbotic team is composed of software, mechanical, electrical and systems engineers and scientists who have been conducting research and development focused on our core technology. As a result, we have developed or created a significant amount of intellectual property protecting our core technology, including a patent portfolio with over 490 patent filings.

First Mover Advantage with Differentiated Platform Architecture

We believe we have developed highly unique platform architecture utilizing fully autonomous robots, at scale and in real world supply chain applications. The advantages of this approach are so compelling, as quantifiably measured by performance data in real world applications, that we believe our approach can become the de facto standard approach for how warehouses operate.

Superior System Return on Investment

Because of the quantifiable metrics related to our platform, our systems can provide our customers with a rapid recovery of investment costs and a compelling return on investment.

•  Superior Product Throughput: The high density of our platform, the optimized and randomized storage of our architecture, and the speed and agility of our autonomous mobile robots minimizes movement to increase throughput, enhancing SKU agility and reducing the number of robots required to distribute product.

•  High Density System & Storage: Partial pallets represent an increased level of on hand inventory and leave unused volume within the warehouse. Volume adds expense because it has a storage cost and adds movement distance that slows down the movement of goods through the supply chain. By managing goods at the case and tote level, rather than at the pallet level, our systems remove unused space from the distribution center, store merchandise more densely and increase the speed of product throughput.

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No Compromise Retrofit: The modularity and scalability of our systems allows us to install our systems in existing warehouse facilities while achieving full performance benefits. We are also able to install our systems in phases, allowing the warehouse facility to continue to operate while the transition to our system is underway. Finally, we can easily reconfigure and expand our systems to accommodate SKU proliferation as our customers’ needs and strategies evolve.

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Inventory Reduction & SKU Agility: The accuracy, throughput speed, and density of our platform allow our customers to achieve a higher level of availability and a wider range of SKU variety with less inventory.

•	Fulfillment Accuracy: Our digitization strategy, artificial intelligence enabled store/retrieve software and other automated systems contribute to the 99.9999% fulfillment accuracy of our platform.

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System Resilience: Our system-of-systems architecture philosophy eliminates single points of failure, enhancing system resiliency. Utilizing a redundant array of autonomous robots, lifts and inbound and outbound palletizing systems allows any part of our system to assume the task load of another system part, should any sub-system ever fail. In addition, our hardware and software systems are engineered for rapid serviceability utilizing field-replaceable components wherever possible.

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System Scalability: Our platform can be scaled to fit the needs of our customers and scale of their facilities. We are also able to install our systems in phases, allowing the warehouse facility to continue to operate while the transition to our systems is underway. Finally, we can easily reconfigure and expand our systems to accommodate SKU proliferation as our customers’ needs and strategies evolve.

Remaining Performance Obligations (“Backlog”)

As of September 24, 2022, Symbotic had a $11.1 billion backlog of orders from its customers, of which approximately 8% is expected to be recognized as revenue in the following twelve months.

The backlog is largely structured on a cost-plus fixed profit basis. This allows Symbotic to maintain its gross profit targets even in times of high inflation or supply chain related price increases. For example, in most cases rising integrated circuit chip costs or increases in steel prices are passed on to the customer, preserving Symbotic’s gross profit.

Our significant contracts do not contain termination for convenience clauses. Outside of insolvency, or specific change in control provisions, most of our backlog can only be terminated if Symbotic does not deliver the systems ordered at their defined performance standards, which we believe to be unlikely. In addition, because our systems significantly reduce our customers’ costs, contract termination by our customers would be costly and disruptive, enhancing our ability to retain our customers.

Backbone of Commerce

Our expertise has been established at the front end of the supply chain because our systems “handshake” directly with producers and manufacturers who are the first node in the supply chain. We describe our platform as the backbone of commerce, because with our optimized case handling capability, all downstream nodes in the supply chain benefit. This means our systems have a strategic level impact for our customers and are mission critical for daily operations, that we believe will result in high rates of customer retention.

We are also prototyping a full-scale, individual unit handling application, that can be integrated into our case handling platform, and be installed in the distribution center. We believe this capability is unique and will drive stronger supply-chain efficiency through reduced handling and the ability to buffer inventory at either the precise unit, or case count.

We believe our competitive positioning is highly differentiated because our upstream expertise facilitates our integration with other downstream applications, including our own in prototype development. Our systems reside upstream in the supply chain from systems for e-commerce fulfillment centers. Our competitors have not established automated case level buffering infrastructure or distribution center expertise, making their upstream integration significantly more challenging than our downstream integration.

Our Market Opportunity

We define our primary strategically addressed market as the total potential spend on our systems over the next 15 years for U.S. warehouses in the general merchandise, ambient grocery, ambient food distribution, consumer packaged food, and apparel verticals. We estimate the size of our initial strategically addressed market to be $126 billion based on the number of warehouses in each of those verticals, our estimates of the percent of warehouses in each vertical that are addressable (over 1,500), and the expected average price of our system and associated recurring revenue.

We estimate that there is an additional $112 billion in market opportunity from our secondary verticals (non-food consumer packaged goods, home improvement, auto parts, third-party logistics, and refrigerated and frozen foods), implying a $238 billion total addressable market in the United States.

Over time we plan to expand beyond our primary and secondary target verticals, into additional verticals such as pharmaceuticals and electronics. To capture the size of this broader market opportunity, we estimate the size of these additional verticals in the United States at an additional $51 billion (using the same methodology we use for our primary and secondary verticals).

We also plan to expand to Canada and Europe, so we define our total addressable market as our total U.S. market opportunity of $289 billion plus our market opportunity in Canada and Europe, which we estimate to be an additional $83 billion. This implies a total addressable market of $373 billion (over 6,500 distribution centers). To estimate our market opportunity in foreign countries, we currently exclude Asia, but for the remaining countries we assume the number of warehouses in each country relative to the number of warehouses in the U.S. is proportionate to their relative GDPs. We then multiply the resulting number of warehouses by our estimate for the percent of those warehouses that are addressable and by our estimate for the average price of our system and associated recurring revenue outside the U.S.

Our Growth Strategy

The key elements of our strategy for growth include the following:

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Further penetrate existing customers’ operations: Our existing customers are large companies, many of which have thousands of stores and hundreds of warehouses and distribution centers. Under our current contracts with these customers, we are fully converting a portion of these customers’ distribution centers in the United States. We fully expect that the value these customers receive in the contracted distribution centers will translate to winning full deployments at the remainder of their distribution centers and therefore, we expect to grow our market share.

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Win additional customers in existing verticals: Given the size of our primary serviceable addressable market relative to the size of our current customer base, there is significant room for us to expand within existing verticals. We have numerous other potential customers in various stages of the sales cycle and expect to win new customers in our existing verticals.

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Expand into new verticals: We believe that every vertical that involves the physical distribution of goods through a distribution center is a potential customer. We currently have the intention and technological capability to expand to the non-food consumer packaged goods, auto parts, and third-party logistics verticals. Additionally, as we build out our refrigerated and frozen capabilities, we intend to expand to the refrigerated and frozen food verticals.

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Expand product offerings: We intend to expand our product suite to increase our potential value to existing customers and to attract new customers. For example, by building out our integrated item handling application, we can help our existing customers manage an increasing variety of SKUs and optimize their e-commerce operations. We can also increase our appeal to pure-play e-commerce retailers. Because our Symbotic platform is designed to integrate such third-party applications, we also are exploring opportunities to expand our product suite through partnerships, investments in companies and acquisitions. Finally, we are exploring new business models, specifically by adding reverse logistics and warehousing-as-a-service offerings. These future anticipated products are not included in our current support and maintenance arrangements.

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Geographic Expansion: Working with our existing customers and by adding new customers, we intend to expand our operations beyond the United States and Canada. We are currently evaluating opportunities in Europe, Latin America, and the Middle East.

Competition

Most of our target market currently relies on conventional manual and semi-mechanized systems that are labor intensive. There are several point solutions available in the market that automate certain components of the warehouse or distribution center, but few offer end-to-end systems. Those that do typically require a significant greenfield real estate investment.

Some point solutions such as specific goods-to-people robotics or pick and pack robotic arm solutions address only specific supply chain functions but do not maximize the efficiency of the supply chain as a whole. These solutions also must be integrated with other disparate technologies, which often comes at significant cost and time and adds latency to operations.

Those companies that do offer end-to-end systems, most notably Witron, Honeywell, Dematic, Vanderlande, SSI Schaefer and Swisslog, have systems that are composed of a disparate set of mechanically complex point solutions, with numerous single points of failure. These systems are challenging to implement and expensive to adapt to changing customer needs and SKU variation. Even these end-to-end mechanical systems require significant manual labor. They are frequently based on pallet and partial pallet storage techniques, requiring additional inventory and warehouse space.

There are also systems such as Amazon Kiva, Exotec, Ocado, and AutoStore that focus exclusively on individual order fulfillment. We do not consider these to be direct competitors at present because we are focused initially on fulfillment to physical stores; however, they will potentially become partners or competitors as we expand into e-commerce, or if they expand to brick-and-mortar retail. Today, however, these four companies focus primarily on e-commerce, lack case picking technology, and therefore cannot support large retailers with both online and offline operations.

Customers

Customer Base

We have a strong blue chip customer base that includes some of the world’s largest retailers and wholesale grocers, including Walmart, Albertsons, UNFI, Target and Giant Tiger, and our affiliate, C&S Wholesale Grocers.

Since inception, our customers have ordered approximately $12.1 billion of systems from us, and as of September 24, 2022, we had orders of approximately $11.1 billion in backlog that we expect to deliver and install over approximately the next eight years. A substantial majority of the $11.1 billion in backlog relates to the Walmart MAA.

Walmart

We have worked with Walmart since 2015 and entered into the initial Walmart MAA in 2017 and restated and amended that agreement in January 2019. On April 30, 2021, we amended the Walmart MAA to expand our commercial relationship with Walmart and the scope of the Walmart MAA to the implementation of systems, which for purposes of the Walmart MAA are apportioned into 80 “modules,” across 25 of Walmart’s 42 regional distribution centers. On May 20, 2022, we again amended and restated the Walmart MAA to further expand our commercial relationship with Walmart and the scope of the Walmart MAA to the implementation of 188 modules, 20 of which are contingent on the satisfaction of certain conditions described in the Walmart MAA, across all of Walmart’s 42 regional distribution centers. The amendment and restatement added an additional $6.1 billion to our backlog.

The implementation of the modules under the Walmart MAA began in 2021 and will continue based upon an agreed-upon timeline, subject to limited adjustment, with the implementation of all modules to begin by the end of 2028. For each module, Walmart pays us:

•	the cost of implementation, including the cost of material and labor, plus a specified net profit amount;

•	for software maintenance and support for a minimum of 15 years following preliminary acceptance of the module and with annual renewals thereafter; and

•	for spare parts.

Walmart also pays us for operation services for modules installed in the first four buildings for an operation service period for each module that ends on the third anniversary of preliminary acceptance of the final module installed in a building.

The initial term of the Walmart MAA expires on May 20, 2034 with annual renewals of the term thereafter. At any time, either party may terminate the Walmart MAA in the event of insolvency of the other party or a material breach of the other party that has not been cured. Walmart may also terminate the Walmart MAA at any time if we fail to meet certain performance standards or undergo certain change of control transactions.

Pursuant to the Walmart MAA, we must provide Walmart notice in certain circumstances, including if we explore transactions other than the Business Combination that would reasonably be expected to result in a change of control or sale of 25% or more of the voting power of Symbotic. Such transactions are prohibited for specified time periods following such notice, and we must allow Walmart to participate on terms and conditions substantially similar to those of other third-party participants. We have also agreed to certain restrictions on our ability to sell or license our products and services to a specified company or its subsidiaries, affiliates or dedicated service providers.

On December 12, 2021, we entered into an Investment and Subscription Agreement (the “Investment and Subscription Agreement”) with Walmart. Pursuant to such agreement, in connection with the amendment and restatement of the Walmart MAA on May 20, 2022, Walmart exercised a warrant to purchase 267,281 units of Warehouse, or 3.7% of the total outstanding units of Warehouse as calculated following the exercise of the warrant and issuance of units thereunder, at an aggregate purchase price of $103,980,327. We also issued Walmart a new warrant to purchase 258,972 units of Warehouse, or 3.5% of the total outstanding units of Warehouse as calculated on a pro forma basis at the time of the issuance of the warrant, subject to customary adjustments, at an exercise price of $614.34 per unit, which is the estimated value of a unit of Warehouse on the date of the Merger Agreement based on the Exchange Ratio assuming one share of Class A Common Stock is $10.00.

Pursuant to the Investment and Subscription Agreement and as a result of the warrant exercise, Walmart has the right to designate a Walmart employee of a certain seniority level to attend all meetings of the Board in a nonvoting observer capacity, except in certain circumstances, including where such observer’s attendance may be inconsistent with the directors’ fiduciary duties to the Company or where such meetings may involve attorney-client privileged information, a conflict of interest between the Company and Walmart or information that the Company determines is competitively or commercially sensitive. Additionally, pursuant to the Investment and Subscription Agreement and subject to certain exceptions described therein, Walmart is subject to a standstill agreement that limits Walmart’s ability to pursue certain transactions with respect to Warehouse and the Company until the earlier of (i) December 12, 2025 and (ii) the later of (a) the date on which Walmart owns less than 5% of the fully diluted equity interests of Warehouse or, after the Closing, the Company and (b) the date that is six months after Walmart no longer has the board observer rights described above.

The Walmart MAA and Investment and Subscription Agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

Products

Our system is typically sold in three parts: the initial system sale, software maintenance and support services and operation services. The Symbotic system is a modular, highly configurable capital asset purchase that we sell to our customer in the year of deployment. Then over the remaining system life, which is typically 25-30 years, we charge a software subscription fee. Finally, we provide training and system operation until the customer assumes operational duties. Our typical deployment model is to install the system over a period of six to twelve months, operate the system for a limited time, and then transfer daily operation to the customer.

Omni-Channel Application

We are currently prototyping, in one of our customer’s operating distribution centers, an application that integrates an additional function for the Symbotic platform, called Omni-Channel. This application atomizes cases to the item level and handles totes filled with multiple items just like we handle native cases. This novel application creates an environment in which both cases and toted items can be handled and shipped from a single platform. We believe this provides a significant step forward in our ability to provide an integrated omni-channel platform.

System deployments

Symbotic is an end-to-end automated system for product distribution at the heart of the supply chain. We have spent 15 years working at the confluence of product manufacturing and retail distribution to produce a fully automated system that allows more efficient handling, storage, selection, and transportation of goods once they are placed into the supply chain by manufacturers. We have accomplished this by combining “smart” software with “smart” hardware such as our autonomous mobile robots. The power of our system is that the components of the platform and applications work together in one system-of-systems to provide the results our customers experience.

Technologies

Our technologies fall into two categories: (1) platform and applications software; and (2) hardware, which includes firmware related to the operation of that hardware.

Software

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A.I.–Enabled Software: Our systems utilize artificial intelligence technologies in a variety of ways to dynamically achieve optimal performance and improve over time. For example, our platform can independently determine the best locations to buffer inventory in the structure to improve outbound efficiency. In addition, the software enables our autonomous robots to independently place and retrieve various sizes of packages with different package material, make corrections to account for product movement, and efficiently navigate through our platform to complete the system’s objectives in the shortest amount of time and at the lowest cost. Our software also dynamically responds to changes in inventory availability to fulfill customer orders on time.

By using machine learning and A.I. tools to process all the data our system is generating, our system is improved by the tasks it performs. This helps us to develop algorithmic innovations that further improve system performance over time.

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System Manager: The System Manager module of our software stack balances work across the inbound and outbound cells of our platform. It does this by managing inbound inventory and inventory levels in the buffering structure against fulfillment orders, optimized to fulfillment gate times. The System Manager module also creates the pallet build plan based on a variety of factors including the aforementioned inventory levels, but also store and aisle specific plan-o-grams, pallet structure, and even more granular criteria such as isolating hazardous products that require special handling.

•

Storage & Retrieval Engine: Our Storage and Retrieval Engine coordinates the mechanical components (or assets) within our platform such as our autonomous robots, buffer shelves, and lifts. It also determines, orders, and assigns all the tasks to performed by the system. Finally, the engine manages the safety systems within the platform by monitoring physical access and related zonal lockouts.

The engine builds a put-away task list as goods are received that is based on a put-away optimization which determines the best placement of goods within the buffering structure. Simultaneously, the engine builds a retrieval task list based on fulfillment requests.

Next, the location and status of every platform asset and every case of goods is evaluated, and mobile robot routes are assigned to optimally perform all the put-away and retrieval tasks.

Since the flow of goods through our platform is highly dynamic and related parameters are constantly changing, the engine reoptimizes every task that needs to be completed multiple times per second. The re-optimization is based on the supply of goods on hand, the location of those goods and the assets available within the buffering structure. Tasks may then be reassigned, and the routes of the mobile robot recomputed.

•	Real-Time Data Analytics Software: Our proprietary software aggregates and synthesizes system data to provide real-time analytics and actionable insights regarding inventory levels, system throughput, accuracy, and performance. We also collect and analyze real-time data on various systems throughout the platform to evaluate system health, predict maintenance needs, and as a result maintain a high level of system performance.

Hardware

•

Intelligent Autonomous Mobile Robots: Our intelligent, autonomous mobile robots utilize a suite of sensors to handle cases and locate, retrieve, and transport approximately 80% of the SKUs in our customers’ facilities at speeds of up to 25 mph (10 times faster than the average human) with 99.9999% accuracy. Our newest version of these robots uses vision technology in addition to our autonomous routing algorithms (described above) to achieve optimal speed, safety, and routing.

•

A.I.-Powered De-Palletizing Robotic Systems: Our proprietary de-palletizing robotic end of arm tools, coupled with our A.I. and state-of-the-art vision enhanced robotic arms de-palletize up to 1,800 cases and 200 SKU layers per hour. In the de-palletization process, we scan each case to create a digital model of every case, including, among other things, its size, stability, and density that enables our A.I. software to optimize storage, retrieval and palletizing for distribution to stores based upon an individual case’s characteristics. Our software also analyzes the structural integrity of a case during the de-palletization process to understand whether it needs to be rejected or repaired rather than inducted into the system to improve system performance and optimize inventory in the system.

•

A.I.-Powered Palletizing Robotic Systems: Using proprietary A.I.-powered software, state-of-the-art vision enhanced palletizing robotic arms and our patented end of arm tools we combine multiple SKUs into aisle-ready pallets that significantly reduce in-store labor costs for our brick-and-mortar customers while maximizing pallet capacity and throughput. Our palletizing robotic application uses two robots simultaneously to palletize product rapidly and efficiently.

Research and Development

Our technology is underpinned by over $700 million invested in developing the Symbotic platform, and is protected in part by over 490 issued and/or pending patents. Our engineers have extensive robotics and software experience and have been working on our product portfolio for over 15 years. We conduct our research and development in our headquarters, based in Wilmington, Massachusetts as well as at our Canadian headquarters in Montreal, Quebec.

Our research and development activities currently include programs in the following areas:

•

Expand the capabilities and improve our technology: We aim to continuously advance our hardware and software development to offer better solutions to our customers that benefit their needs. Specifically, we intend to continue innovating our robust A.I.-enabled robots alongside our proprietary software to continue to help our customers optimize operational efficiency.

•

Expand system offerings: As our existing customers’ needs shift and expand, we will innovate, evolve and be flexible. We will continue to innovate our existing systems as well as introduce new offerings in specific areas for which we do not have a solution, such as tailoring our platform to handle non-ambient foods. This will not only allow us to deepen our penetration within existing customers, but also grow our customer base in adjacent applications.

Sales and Marketing

We go to market via a direct sales model. Given the size, complexity and value of our technology system, our sales to date have come from long-term discussions between our management team and senior-level executives with our current customers. We intend to accelerate our sales cycle as we begin to expand our marketing efforts and transition from a small number of very large transactions to more widespread adoption of our technology systems.

Manufacturing and Suppliers

We operate two manufacturing centers with co-located engineering support in Wilmington, Massachusetts, and Montreal, Quebec. Our Wilmington facility assembles our fully autonomous mobile robots while our facility in Montreal assembles de-palletizing and palletizing robotic cells. Both facilities use Oracle NetSuite for procurement, and to track & control production. Each factory is roughly 40,000 square feet in size and is staffed with a mix of permanent and temporary employees to manage peak production and can operate on two shifts. To increase production, we intend to increase utilization of our installed manufacturing capacity, as well as continue partnering with subcontractors to take on an increasing amount of production.

We purchase a variety of components from a variety of vendors to assemble our autonomous robots. We also purchase lifts, fixed place robots, conveyors, and steel racking equipment from a wide range of vendors to complete our systems.

Intellectual Property

Our ability to drive innovation in the robotics and A.I. automation markets depends in part upon our ability to protect our core technology and the intellectual property therein and thereto. We seek to protect our intellectual property rights in our core technology through a combination of patents, trademarks, copyrights, and trade secrets. This includes the use of non-disclosure and invention assignment agreements with our contractors and employees and the use of non-disclosure agreements with our customers, vendors, and business partners. Unpatented research, development, know-how and engineering skills make an important contribution to our business and core technology, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding our intellectual property. As of September 24, 2022, we had 315 issued patents in 10 countries and an additional 179 patents pending worldwide. Our issued patents are scheduled to expire between August 2024 and May 2041.

Employees and Human Capital Resources

Our employees are critical to our success. As of September 24, 2022, we had approximately 1,120 full-time employees, including approximately 945 based in the United States. Approximately 53% of our employees work in our offices in Wilmington, Massachusetts and Montreal, Quebec. However, due to the nature of the COVID-19 pandemic, many in our workforce have been and continue to work remotely. The remainder of our employees install, commission, operate or maintain our systems at customers’ facilities. We also engage consultants and contractors to supplement our permanent workforce on an as needed basis.

A significant proportion of our employees are engaged in engineering, research and development, and related functions. We have been investing in our people for over a decade and our team possesses decades of combined technical and engineering experience, with a majority of our full-time employees holding technical degrees and a substantial portion of our total employee base holding advanced degrees, including numerous PhDs in engineering.

We consider our relationship with our employees to be in good standing and have yet to experience any work stoppages. None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and additional employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees and consultants through cash and stock performance rewards and other benefits.

Facilities

Our corporate headquarters is in an approximately sixty-six thousand square foot facility that we lease in Wilmington, Massachusetts. The lease expires in May 2025, and we have the option to extend for an additional five-year period. Our other leased facilities are summarized below. We believe that our leased space is adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

Location	~Size (sq. ft.)	Lease Expiration	Purpose
Wilmington, MA (Main)	66,000	May 2025	Headquarters, R&D & Admin
Wilmington, MA	125,000	December 2025	Innovation Center, Manufacturing & Testing
Montreal, QC	48,000	June 2026	Canadian HQ & R&D
Montreal, QC	41,000	June 2026	Manufacturing & Testing
Douglas, GA	26,000	December 2022	Inventory Management

Government Regulations

Compliance with various governmental regulations has an impact on our business, including our capital expenditures, earnings and competitive position, which can be material. We incur costs to monitor and take actions to comply with governmental regulations that are applicable to our business, which include, among others, laws, regulations and permitting requirements of federal, state and local authorities, including related to environmental, health and safety, anti-corruption and export controls.

Environmental Matters

We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities, operation of our systems and the disposal of our systems. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees.

Export and Trade Matters

We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control and export controls administered by the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our systems may be subject to export regulations that can involve significant compliance time and may add additional overhead cost to our systems. In recent years the United States government has a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future systems may be subject to these heightened regulations, which could increase our compliance costs.

See “Risk Factors—Other Risks—We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations and could face criminal liability and other serious consequences for violations, which could adversely affect our business, financial condition and results of operations” for additional information about the anti-corruption and anti-money laundering laws that may affect our business.

Legal Proceedings

We may be subject from time to time to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. We intend to recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable, and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates. See “Risk Factors—Other Risks—Any future litigation against us could be costly and time-consuming to defend.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and notes thereto and unaudited consolidated financial statements and notes thereto that appear elsewhere in this prospectus. See “Risk Factors” elsewhere in this prospectus for a discussion of certain risks associated with our business. The following discussion contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. The use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. From time to time, we also may provide forward-looking statements in other materials we release to the public. Unless otherwise stated or the context otherwise requires, references in this “Symbotic’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Symbotic,” “we,” “us,” “our” and the “Company” are intended to mean the business and operations of Symbotic.

Company Overview

At Symbotic, our vision is to make the supply chain work better for everyone. We do this by developing, commercializing, and deploying innovative, end-to-end technology solutions that dramatically improve supply chain operations. We currently automate the processing of pallets and cases in large warehouses or distribution centers for some of the largest retail companies in the world. Our systems enhance operations at the front end of the supply chain, and therefore benefit all supply partners further down the chain, irrespective of fulfillment strategy.

The Symbotic platform is based on a unique approach to connecting producers of goods to end users, in a way that resolves the mismatches of quantity, timing, and location that arise between the two, while reducing costs. The underlying architecture of our platform is what differentiates our solution from anything else in the marketplace. It utilizes fully autonomous robots, collectively controlled by our artificial intelligence (“A.I.”) enabled system software to achieve at scale, real world supply chain improvements that are so compelling that we believe our approach can become the de facto standard approach for how warehouses operate.

Business Combination

SVF Investment Corp. 3, formerly known as SVF Investment III Corp., (“SVF ” and, after the Domestication as described below, “Symbotic” or the “Company”) was a blank check company incorporated as a Cayman Islands exempted company on December 11, 2020. SVF 3 was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Warehouse Technologies LLC (“Legacy Warehouse”), a New Hampshire limited liability company, was formed in December 2006 to make investments in companies that develop new technologies to improve operating efficiencies in modern warehouses. Symbotic LLC, a technology company that develops and commercializes innovative technologies for use within warehouse operations and Symbotic Group Holdings, ULC (“ Symbotic Canada”) were wholly owned subsidiaries of Legacy Warehouse. On December 12, 2021, (i) SVF 3 entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Legacy Warehouse, Symbotic Holdings LLC, a Delaware limited liability company (“Symbotic Holdings”), and Saturn Acquisition (DE) Corp., a Delaware corporation and wholly owned subsidiary of SVF 3 (“Merger Sub”) and (ii) Legacy Warehouse entered into an Agreement and Plan of Merger (the “Company Merger Agreement”) with Symbotic Holdings.

On June 7, 2022, as contemplated by the Merger Agreement, Legacy Warehouse merged with and into Symbotic Holdings (the “Company Reorganization”), with Symbotic Holdings surviving the merger (“Interim Symbotic”). Immediately following such merger, on June 7, 2022, as contemplated by the Merger Agreement,

SVF 3 filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SVF 3 was transferred by way of continuation from the Cayman Islands and domesticated as a Delaware corporation, changing its name to “Symbotic Inc.” (the “Domestication”). Immediately following the Domestication of SVF 3, on June 7, 2022, as contemplated by the Merger Agreement, Merger Sub merged with and into Interim Symbotic (the “Merger” and, together with the Company Reorganization, the “Business Combination”), with Interim Symbotic surviving the merger as a subsidiary of Symbotic (“New Symbotic Holdings”).

Key Components of Consolidated Statements of Operations

Revenue

We generate revenue through our design and installation of modular inventory management systems (“Systems”) to automate customers’ depalletizing, storage, selection, and palletization warehousing processes. The Systems have both a hardware component and an embedded software component that enables the systems to be programmed to operate within specific customer environments. We enter into contracts with customers that can include various combinations of services to design and install the Systems. These services are generally distinct and accounted for as separate performance obligations. As a result, each customer contract may contain multiple performance obligations. We determine whether performance obligations are distinct based on whether the customer can benefit from the product or service on its own or together with other resources that are readily available and whether our commitment to provide the services to the customer is separately identifiable from other obligations in the contract.

We have identified the following distinct performance obligations in our contracts with customers:

Systems: We design, assemble, and install modular hardware systems and perform configuration of embedded software. Systems include the delivery of hardware and an embedded software component, sold as either a perpetual or term-based on-premise license, that automate our customers’ depalletizing, storage, selection, and palletization warehousing processes. The modular hardware and embedded software are each not capable of being distinct because our customers cannot benefit from the hardware or software on their own. Accordingly, they are treated as a single performance obligation. Fees for systems are typically either fixed or cost-plus fixed fee amounts that are due based on the achievement of a variety of milestones beginning at contract inception through final acceptance. The substantial majority of our embedded software component is sold as a perpetual on-premise license, however, we do sell an immaterial amount of term-based on-premise licenses.

Software maintenance and support: Software maintenance and support refer to support services that provide our customers with technical support, updates, and upgrades to the embedded software license. Fees for the software maintenance and support services are typically payable in advance on a quarterly, or annual basis over the term of the software maintenance and support service contract, which term can range from one to 15 years but, for a substantial majority of our software maintenance and support contracts, is 15 years.

Operation services: We provide our customers with assistance operating the system and ensuring user experience is optimized for efficiency and effectiveness. Fees for operation services are typically invoiced to our customers on a time and materials basis monthly in arrears or using a fixed fee structure.

Cost of Revenue

Our cost of revenue is composed of the following for each of our distinct performance obligations:

Systems: Systems cost of revenue consists primarily of material and labor consumed in the production and installation of customer Systems, as well as depreciation expense. The design, assembly, and installation of a system includes substantive customer-specified acceptance criteria that allow the customer to accept or reject systems that do not meet the customer’s specifications. When we cannot objectively determine that acceptance criteria will be met upon contract inception, cost of revenue relating to systems is deferred and expensed at a point in time upon final acceptance from the customer. If acceptance can be reasonably certain upon contract inception, systems cost of revenue is expensed as incurred.

Software maintenance and support: Cost of revenue attributable to software maintenance and support primarily relates to labor cost for our maintenance team providing routine technical support, and maintenance updates and upgrades to our customers. Software maintenance and support cost of revenue is expensed as incurred.

Operation services: Operation services cost of revenue consists primarily of labor cost for our operations team who is providing services to our customers to run their System within their distribution center. Operation services cost of revenue is expensed as incurred.

Research and Development

Costs incurred in the research and development of our products are expensed as incurred. Research and development costs include personnel, contracted services, materials, and indirect costs involved in the design and development of new products and services, as well as depreciation expense.

Selling, General, and Administrative

Selling, general, and administrative expenses include all costs that are not directly related to satisfaction of customer contracts or research and development. Selling, general, and administrative expenses include items for our selling and administrative functions, such as sales, finance, legal, human resources, and information technology support. These functions include costs for items such as salaries and benefits and other personnel-related costs, maintenance and supplies, professional fees for external legal, accounting, and other consulting services, intangible asset amortization, and depreciation expense.

Other Income, Net

Other income, net primarily consists of dividend and interest income earned on our money market accounts and the impact of foreign currency transaction gains and losses associated with monetary assets and liabilities.

Income Taxes

As a result of the Business Combination, the Company was appointed as the sole managing member of Symbotic Holdings. Symbotic Holdings is a limited liability company that is treated as a partnership for U.S. federal income tax purposes and for most applicable state and local income taxes. Any taxable income or loss generated by Symbotic Holdings is passed through to and included in the taxable income or loss of its members, including the Company, on a pro rata basis, subject to applicable tax regulations. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to its allocable share of any taxable income or loss of Symbotic Holdings. The Company also has foreign subsidiaries which are subject to income tax in their local jurisdictions. The Company recorded zero income tax expense for the period of June 7, 2022, through September 24, 2022, which is the period following the Business Combination, as the Company incurred a pre-tax loss for the period and recorded a full valuation allowance against both its domestic and foreign deferred tax assets. Prior to the close of the Business Combination, our financial reporting predecessor, Legacy Warehouse was treated as a pass-through entity for tax purposes and no provision, except for certain foreign subsidiaries which are taxed in their respective foreign jurisdictions, was made in the consolidated financial statements for income taxes. Any income tax items for the periods prior to the close of the Business Combination are related to the applicable subsidiary companies that are subject to foreign income tax. In fiscal years 2021 and 2020, Legacy Warehouse was treated as a pass-through entity for tax purposes and had certain foreign subsidiaries. No income tax expense was recorded in 2021 due to Legacy Warehouse’s pass-through status and foreign subsidiaries having a full valuation allowance against their deferred tax assets.

Results of Operations for the Years Ended September 24, 2022, September 25, 2021, and September 26, 2020

The following tables set forth certain consolidated financial data in dollar amounts and as a percentage of total revenue.

	Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
	(in thousands)
Revenue:
Systems	$567,993	$227,563	$70,818
Software maintenance and support	3,735	4,009	2,614
Operation services	21,584	20,341	18,654

Total revenue	593,312	251,913	92,086

Cost of revenue:
Systems	464,179	216,577	79,252
Software maintenance and support	4,390	2,962	3,681
Operation services	25,096	21,927	28,083

Total cost of revenue	493,665	241,466	111,016

Gross profit (loss)	99,647	10,447	(18,930)

Operating expenses:
Research and development expenses	124,141	73,386	55,861
Selling, general, and administrative expenses	115,881	59,442	35,586

Total operating expenses	240,022	132,828	91,447

Operating loss	(140,375)	(122,381)	(110,377)

Other income, net	1,286	67	809

Loss before income tax	(139,089)	(122,314)	(109,568)
Income tax benefit	—	—	47

Net loss	$(139,089)	$(122,314)	$(109,521)

	Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
Revenue:
Systems	96%	90%	77%
Software maintenance and support	1	2	3
Operation services	4	8	20

Total revenue	100	100	100

Cost of revenue:
Systems	78	86	86
Software maintenance and support	1	1	4
Operation services	4	9	30

Total cost of revenue	83	96	121

Gross profit (loss)	17	4	(21)

Operating expenses:
Research and development expenses	21	29	61
Selling, general, and administrative expenses	20	24	39

Total operating expenses	40	53	99

Operating loss	(24)	(49)	(120)

Other income, net	—	—	1

Loss before income tax	(23)	(49)	(119)
Income tax benefit	—	—	—

Net loss	(23)%	(49)%	(119)%

*	Percentages are based on actual values. Totals may not sum due to rounding.

Year Ended September 24, 2022 Compared to the Year Ended September 25, 2021

Revenue

	Year Ended		Change
	September 24, 2022	September 25, 2021	Amount	%
	(dollars in thousands)
Systems	$567,993	$227,563	$340,430	150%
Software maintenance and support	3,735	4,009	(274)	(7)
Operation services	21,584	20,341	1,243	6

Total revenue	$593,312	$251,913	$341,399	136%

Systems revenue increased during the year ended September 24, 2022 as compared to the year ended September 25, 2021 due to there being seventeen system deployments currently in progress as of September 24, 2022 as compared to five deployments in progress as of September 25, 2021 as we continue to grow our business. The increase resulting from the increased deployments of our warehouse automation system is primarily due to the ongoing Master Automation Agreement with Walmart, for which we are performing the installation and implementation of our warehouse automation system within all of Walmart’s 42 regional distribution centers, which is expected to continue to produce systems revenue as the warehouse automation systems are installed and implemented at the remaining regional distribution centers through fiscal year 2028.

The decrease in software maintenance and support revenue is primarily due to a temporary discontinuity in support revenue with one customer in fiscal year 2022.

The increase in operation services revenue is due to two additional operating sites in fiscal year 2022 as compared to fiscal year 2021.

Gross Profit

The following table sets forth our gross profit for the years ended September 24, 2022 and September 25, 2021:

	Year Ended
	September 24, 2022	September 25, 2021	Change
	(in thousands)
Systems	$103,814	$10,986	$92,828
Software maintenance and support	(655)	1,047	(1,702)
Operation services	(3,512)	(1,586)	(1,926)

Total gross profit (loss)	$99,647	$10,447	$89,200

For the year ended September 24, 2022, Systems gross profit increased $92.8 million from the previous year-end from $11.0 million to $103.8 million. The increase in Systems gross profit resulted from there being seventeen system deployments currently in progress as of September 24, 2022 as compared to five deployments in progress as of September 25, 2021.

For the year ended September 24, 2022, software maintenance and support gross profit decreased $1.7 million from the previous year-end from $1.0 million to $(0.7) million. The decrease in software maintenance and support gross profit is attributable to an increased cost for the year ended September 24, 2022, associated with an increase in headcount within our technical support team in order to appropriately support our growing business.

For the year ended September 24, 2022, operation services gross profit decreased $1.9 million from the previous year-end from $(1.6) million to $(3.5) million. The decrease in operation services gross profit was driven by increased cost due to a need for additional operation services personnel at one of our customer sites.

Research and Development Expenses

	Year Ended		Change
	September 24, 2022	September 25, 2021	Amount	%
	(dollars in thousands)
Research and development	$124,141	$73,386	$50,755	69%
Percentage of total revenue	21%	29%

The increase in research and development expenses for the year ended September 24, 2022 compared to the year ended September 25, 2021 was due to the following:

Change
(in thousands)
Employee-related costs	$35,060
Prototype-related costs, allocated overhead expenses, and other	15,695

$50,755

Employee-related costs increased as a result of our headcount growth to our engineering team through full-time and contracted employees as we continue to grow our software and hardware engineering organizations to support the development of key projects such as next generation autonomous EV robots as well as continue to expand our A.I. and analytics capabilities. Employee-related costs also increased as a result of equity expense attributable to the issuance of restricted stock units to our employees following the Business Combination.

The remaining increase in research and development expenses is attributable to an increase in prototype-related costs as we invest in making improvements and expansions to our warehouse automation system and autonomous bots as well as an increase in software information technology (“IT”) related costs attributable to the increase in employee headcount year over year. The increase in prototype-related costs, allocated overhead expenses, and other is also attributable to expense associated with scrapped parts related to an engineering design change to our bots which occurred during fiscal year 2022.

Selling, General, and Administrative Expenses

	Year Ended		Change
	September 24, 2022	September 25, 2021	Amount	%
	(dollars in thousands)
Selling, general, and administrative	$115,881	$59,442	$56,439	95%
Percentage of total revenue	20%	24%

The increase in selling, general, and administrative expenses for the year ended September 24, 2022 compared to the year ended September 25, 2021 was due to the following:

Change

(in thousands)
Employee-related costs	$47,827
Allocated overhead expenses and other	8,612

$56,439

Employee-related costs increased as a result of our headcount growth within our selling, general, and administrative functions, as well as an increase in expense in fiscal year 2022 related to travel expenses as our employees resumed normal business travel in fiscal year 2022. Employee-related costs also increased as a result of equity expense attributable to the issuance of restricted stock units to our employees following the Business Combination. We increased headcount primarily to support a shift in the rapid acceleration of system deployments and business transformation. We incurred incremental costs related to building both shorter-term as well as permanent processes and infrastructure to ramp partnerships and operations.

Allocated overhead and other expenses increased due to an increase in hardware and software IT related costs attributable to the increase in employee headcount year over year as well as an increase attributable to growing our cybersecurity infrastructure. Allocated overhead and other expenses also increased as a result of additional audit, tax, and consulting services in support of the Business Combination, as well as an increase in marketing costs associated with marketing efforts following the Business Combination.

Other income, net

	Year Ended		Change
	September 24, 2022	September 25, 2021	Amount	%
(dollars in thousands)
Other income, net	$1,286	$67	$1,219	1819%
Percentage of total revenue	—%	—%

Other income, net increased due to an increase in interest income as a result of higher interest rates, as well as exchange rate fluctuations impacting our foreign currency transaction gains and losses associated with monetary assets and liabilities.

Year Ended September 25, 2021 Compared to the Year Ended September 26, 2020

Revenue

	Year Ended		Change
	September 25, 2021	September 26, 2020	Amount	%
	(dollars in thousands)
Systems	$227,563	$70,818	$156,745	221%
Software maintenance and support	4,009	2,614	1,395	53
Operation services	20,341	18,654	1,687	9

Total revenue	$251,913	$92,086	$159,827	174%

Systems revenue increased during the year ended September 25, 2021 as compared to the year ended September 26, 2020 due to the acceptance of certain warehouse automation systems as well as the commencement of other warehouse automation systems for our customers as we continue to grow our business. The increase resulting from the acceptance of certain and commencement of other warehouse automation systems is primarily due to the ongoing Master Automation Agreement with Walmart, for which we are performing the installation and implementation of our warehouse automation system within Walmart’s 42 regional distribution centers, which is expected to continue to produce systems revenue as the warehouse automation systems are installed and implemented at the remaining regional distribution centers through fiscal year 2028.

The increase in operation services and software maintenance and support revenue was a result of additional site operations, software maintenance, and spare parts revenue associated with the addition of new customer sites.

Gross Profit

The following table sets forth our gross profit for the years ended September 25, 2021 and September 26, 2020:

	Year Ended
	September 25, 2021	September 26, 2020	Change
	(in thousands)
Systems	$10,986	$(8,434)	$19,420
Software maintenance and support	1,047	(1,067)	2,114
Operation services	(1,586)	(9,429)	7,843

Total gross profit (loss)	$10,447	$(18,930)	$29,377

For the year ended September 25, 2021, Systems gross profit increased $19.4 million from the previous year-end from $(8.4) million to $11.0 million. The increase in Systems gross profit resulted from our transition from solely prototype projects incurring losses to selling a commercialized product.

For the year ended September 25, 2021, software maintenance and support gross profit increased $2.1 million from the previous year-end from $(1.1) million to $1.0 million. The increase in software maintenance and support gross profit is attributable to adding new customers in the current year, while keeping our cost base relatively flat.

For the year ended September 25, 2021, operation services gross profit increased $7.8 million from the previous year-end from $(9.4) million to $(1.6) million. The increase in operation services gross profit resulted from improved operational efficiency at our customer sites as well as a discontinuation of an operations agreement in fiscal year 2020.

Research and Development Expenses

	Year Ended		Change
	September 25, 2021	September 26, 2020	Amount	%
	(dollars in thousands)
Research and development	$73,386	$55,861	$17,525	31%
Percentage of total revenue	29%	61%

The increase in research and development expenses for the year ended September 25, 2021 compared to the year ended September 26, 2020 was due to the following:

Change

(in thousands)
Employee-related costs	$19,477
Prototype-related costs, allocated overhead expenses, and other	(1,952)

$17,525

Employee-related costs increased as a result of our year over year headcount growth to our engineering team as we continue to grow our software and hardware engineering organizations to support the development of key projects such as next generation autonomous EV robots as well as continue to expand our A.I. and analytics capabilities. In addition, employee-related costs increased from the previous fiscal year due to an increased expense associated with our unit-based compensation arrangements. The offset to the increase in employee-related costs was primarily driven by prototype-related costs.

Selling, General, and Administrative Expenses

	Year Ended		Change
	September 25, 2021	September 26, 2020	Amount	%
	(dollars in thousands)
Selling, general, and administrative	$59,442	$35,586	$23,856	67%
Percentage of total revenue	24%	39%

The increase in selling, general, and administrative expenses for the year ended September 25, 2021 compared to the year ended September 26, 2020 was due to the following:

Change
(in thousands)
Employee-related costs	$19,208
Allocated overhead expenses and other	4,648

$23,856

Employee-related costs increased as a result of our year over year headcount growth within our selling, general, and administrative functions. We increased the headcount to our operations staff in order to deliver to our customers our modular inventory management systems in an orderly manner in line with our installation timeline, as well as to our IT organization as we build out our cybersecurity infrastructure. We also continue to invest in our sales, finance and human resource organizations to support the overall growth of the company. Additionally, employee-related costs increased from the previous fiscal year due to an increased expense associated with our unit-based compensation arrangements.

Allocated overhead and other expenses increased due primarily to additional audit, tax, and consulting services in support of the Business Combination.

Other income, net

	Year Ended		Change
	September 25, 2021	September 26, 2020	Amount	%
	(dollars in thousands)
Other income, net	$67	$809	$(742)	(92%)
Percentage of total revenue	0%	1%

The decrease in other income, net was primarily due to a decrease in interest income as a result of interest rates and dividend income.

Income tax benefit

	Year Ended		Change
	September 25, 2021	September 26, 2020	Amount	%
	(dollars in thousands)
Income tax benefit	$—	$47	$(47)	(100%)

An income tax benefit of $47 thousand was recorded for the year ended September 26, 2020 resulting from the calculated benefit for our Canadian jurisdictions. There was no such benefit or provision calculated for the year ended September 25, 2021.

Non-GAAP Financial Measure

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America, or GAAP, we provide an additional financial metric that is not prepared in accordance with GAAP, or non-GAAP financial measure. We use this non-GAAP financial measure, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes, to measure executive compensation, and to evaluate our financial performance. This non-GAAP financial measure is Adjusted EBITDA, as discussed below.

We believe that this non-GAAP financial measure reflects our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business, as it facilitates comparing financial results across accounting periods and to those of peer companies. We also believe that this non-GAAP financial measure enables investors to evaluate our operating results and future prospects in the same manner as we do. This non-GAAP financial measure may exclude expenses and gains that may be unusual in nature, infrequent, or not reflective of our ongoing operating results.

The non-GAAP financial measure does not replace the presentation of our GAAP financial measures and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP.

We consider Adjusted EBITDA to be an important indicator of the operational strength and performance of our business and a good measure of our historical operating trends. Adjusted EBITDA eliminates items that we do not consider to be part of our core operations. We define Adjusted EBITDA as GAAP net loss excluding the following items: interest income; income taxes; depreciation and amortization of tangible and intangible assets; unit and stock-based compensation; Business Combination transaction expenses; and other non-recurring items that may arise from time to time.

The non-GAAP adjustments, and our basis for excluding them from our non-GAAP financial measure, are outlined below:

•

Unit and Stock-based compensation – Although unit and stock-based compensation is an important aspect of the compensation paid to our employees, the grant date fair value varies based on the derived stock price at the time of grant, varying valuation methodologies, subjective assumptions, and the variety of award types. This makes the comparison of our current financial results to previous and future periods difficult to interpret; therefore, we believe it is useful to exclude unit and stock-based compensation from our non-GAAP financial measures in order to highlight the performance of our business and to be consistent with the way many investors evaluate our performance and compare our operating results to peer companies.

•

Business Combination transaction expenses – Business Combination transaction expenses represents the expenses incurred solely related to the Business Combination, which we completed on June 7, 2022. It primarily includes investment banker fees, legal fees, professional fees for accountants, transaction fees, advisory fees, due diligence costs, certain other professional fees, and other direct costs associated with strategic activities. These amounts are impacted by the timing of the Business Combination. We exclude Business Combination transaction expenses from our non-GAAP financial measures to provide a useful comparison of our operating results to prior periods and to our peer companies because such amounts vary significantly based on the magnitude of the Business Combination transaction and do not reflect our core operations.

The following table reconciles GAAP net loss to Adjusted EBITDA during the periods presented (in thousands):

	Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
Net loss	$(139,089)	$(122,314)	$(109,521)
Interest income	(1,287)	(35)	(1,329)
Income tax benefit	—	—	(47)
Depreciation and amortization	5,989	4,491	5,734
Unit and Stock-based compensation	40,556	11,736	208
Business combination transaction expenses	4,069	2,761	—

Adjusted EBITDA	$(89,762)	$(103,361)	$(104,955)

Liquidity and Capital Resources

As of September 24, 2022, our principal sources of liquidity were net proceeds received related to the Business Combination and cash received from customers upon the inception of contracts to install customer Systems.

The following table shows net cash and cash equivalents provided by (used in) operating activities, net cash and cash equivalents used in investing activities, and net cash and cash equivalents provided by financing activities during the periods presented:

	Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
Net cash provided by (used in):
Operating activities	$(148,247)	$109,567	$(124,307)
Investing activities	(17,950)	(12,168)	(5,059)
Financing activities	362,448	—	100,000

Operating Activities

Our net cash and cash equivalents provided by (used in) operating activities consists of net loss adjusted for certain non-cash items, including depreciation and amortization, foreign currency losses, losses on abandonment of assets, and deferred taxes, net, as well as changes in operating assets and liabilities. The primary changes in working capital items, such as the changes in accounts receivable and deferred revenue, result from the difference in timing of payments from our customers related to system installations and the associated costs incurred by us to fulfill the system installation performance obligation. This may result in an operating cash flow source or use for the period, depending on the timing of payments received as compared to the fulfillment of the system installation performance obligation.

Net cash used in operating activities was $148.2 million during the year ended September 24, 2022. Net cash used in operating activities was due to our net loss of $139.1 million adjusted for non-cash items of $37.0 million, primarily consisting of $26.9 million stock-based compensation expense, $6.0 million depreciation and amortization and $4.1 million of losses on abandonment of assets, offset by use of cash for operating assets and liabilities of $46.1 million due to the timing of cash payments to vendors and cash receipts from customers.

Net cash provided by operating activities was $109.6 million during the year ended September 25, 2021. Net cash provided by operating activities was due to our net loss of $122.3 million adjusted for non-cash items of $4.6 million, primarily consisting of $4.5 million depreciation and amortization and $0.1 million of unit-based compensation, offset by cash provided by operating assets and liabilities of $227.2 million due to the timing of cash payments to vendors and cash receipts from customers.

Net cash used in operating activities was $124.3 million during the year ended September 26, 2020. Net cash used in operating activities was due to our net loss of $109.5 million adjusted for non-cash items of $5.8 million, primarily consisting of $5.7 million depreciation and amortization and $0.1 million of unit-based compensation, offset by use of cash for operating assets and liabilities of $20.6 million due to the timing of cash payments to vendors and cash receipts from customers.

Investing Activities

Our investing activities have consisted primarily of property and equipment purchases.

Net cash and cash equivalents used in investing activities during the year ended September 24, 2022 consisted of $18.0 million of purchased property and equipment.

Net cash and cash equivalents used in investing activities during the year ended September 25, 2021 consisted primarily of $12.2 million of purchased property and equipment.

Net cash and cash equivalents used in investing activities during the year ended September 26, 2020 consisted of $5.1 million of purchased property and equipment.

Financing Activities

Our financing activities have consisted of Class B-1 Preferred Unit member contributions as well as proceeds from the exercise of the vested warrants issued to Walmart as further described in Note 17, Stock-Based Compensation and Warrant Units to the consolidated financial statements appearing elsewhere in this prospectus, as well as the net proceeds received from the equity infusion from our Business Combination, offset by the purchase of interest from the noncontrolling interest, as further described in Note 3, Business Combination and Note 4, Noncontrolling Interests, respectively, to the consolidated financial statements appearing elsewhere in this prospectus.

In connection with the Business Combination, we received net proceeds of $384.7 million, which included (i) cash of $47.1 million that was held in SVF 3’s trust account from its initial public offering and SVF 3’s operating cash account, after giving effect to redemptions of SVF 3’s Class A ordinary shares held by SVF 3 public shareholders prior to the Business Combination, (ii) proceeds of $205.0 million from the PIPE Financing, (iii) proceeds of $200.0 million from the FPA Financing, and, (iv) the payment of SVF 3 and our transaction expenses of $30.3 million and $37.1 million, respectively. Additionally, following the closing of the Business Combination, we purchased from an affiliated entity of the Symbotic Founder Common Units in New Symbotic Holdings for $300.0 million. During the year ended September 24, 2022, Walmart gross exercised the 714,022 vested warrant units for Legacy Warehouse Class A Units for a total of $277.8 million. As a result of this gross exercise, 714,022 shares of Legacy Warehouse Class A Common Units were issued to Walmart. In connection with the Business Combination, the Class A Common Units attributable to Walmart’s warrant exercise converted into units in Symbotic Holdings and Symbotic Inc. Class V-1 Common Stock.

There were no such transactions which generated cash flows from financing activities for the year ended September 25, 2021. For the year ended September 26, 2020, cash and cash equivalents provided by financing activities consisted of $100.0 million of Class B-1 Preferred Unit member contributions.

Contractual Obligations and Commitments and Liquidity Outlook

We have historically been able to generate positive cash flow from operations, which has funded our operating activities and other cash requirements and has resulted in a cash balance of $353.5 million as of September 24, 2022. Our cash requirements for the year ended September 24, 2022 were primarily related to capital expenditures and inventory purchases in order to deliver to our customers our warehouse automation systems in an orderly manner in line with our installation timeline as well as expenses related to our Business Combination.

Based on our present business plan, we expect our current cash and cash equivalents and our forecasted cash flows from operations to be sufficient to meet our foreseeable cash needs for at least the next 12 months. Our foreseeable cash needs, in addition to our recurring operating expenses, include our expected capital expenditures to support expansion of our infrastructure and workforce, leases for office space, and minimum contractual obligations.

Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product and service offerings, and the cost of any future acquisitions of technology or businesses. In the event that additional financing is required from outside sources, we may be unable to raise the funds on acceptable terms, if at all.

The following table summarizes our current and long-term material cash requirements as of September 24, 2022:

		Payments due in:
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$7,230	$2,301	$4,372	$557	$—
Vendor commitments	756,953	725,866	31,087	—	—

Total	$764,183	$728,167	$35,459	$557	$—

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. In preparing our financial statements, we make estimates, assumptions, and judgments that can have a significant impact on our reported revenue, results of operations, and net income or loss, as well as on the value of certain assets and liabilities on our balance sheet during and as of the reporting periods. These estimates, assumptions, and judgments are necessary because future events and their effects on our results and the value of our assets cannot be determined with certainty and are made based on our historical experience and on other assumptions that we believe to be reasonable under the circumstances. These estimates may change as new events occur or additional information is obtained, and we may periodically be faced with uncertainties, the outcomes of which are not within our control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates.

We believe that the assumptions and estimates associated with the following critical accounting policies involve significant judgment and thus have the most significant potential impact on our Consolidated Financial Statements.

Revenue Recognition

We generate revenue from the sale of products and services. A description of our revenue recognition policies is included in the Note 2, Summary of Significant Accounting Policies in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

Although most of our sales agreements contain standard terms and conditions, certain agreements contain multiple performance obligations or non-standard terms and conditions. For customer contracts that contain more than one performance obligation, we allocate the total transaction consideration to each performance obligation based on the relative stand-alone selling price of each performance obligation within the contract. We rely on either observable standalone sales or an expected cost plus a margin approach to determine the standalone selling price of offerings, depending on the nature of the performance obligation.

As we further discuss in Note 2, Summary of Significant Accounting Policies in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus, for contracts with customers entered into during fiscal year 2022 and 2021, revenue from the sales of our Systems is recognized over time as the asset created by our performance does not have alternative use to us and an enforceable right to payment for performance completed to date is present. We recognize revenue as work progresses, using costs incurred to date relative to total estimated costs at completion. Incurred costs represent work performed, which correspond with and best depict transfer of control to the customer. Contract costs are incurred over a period of time, which can span multiple years, and the estimation of these costs requires management’s judgment. Due to the nature of the work required to be performed on the Systems and our reliance on the availability and cost of materials required to be procured from third party vendors to build our Systems, the estimation of total revenue and cost at completion is complex, subject to many variables, and requires significant judgment on a contract-by-contract basis. As part of this process, we review information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, identified risks and opportunities and the related changes in estimates of revenue and costs. The risks and opportunities relate to our judgment about the installation delays or performance issues that may or may not be within our control. Risks and opportunities may also relate to supply chain trends and commodity pricing, as well as changes in foreign currencies. Changes in estimates of net sales, cost of sales, and the related impact to operating profit are recognized on a cumulative catch-up basis, which recognizes the cumulative effect of the profit changes on current and prior periods based on a performance obligation’s percentage of completion in the current period. A significant change in one or more of these estimates could affect the profitability of one of more of our performance obligations and could have a material impact on our financial condition and results of operations.

Our warehouse automation systems generally carry a limited warranty that promises the customer that delivered products are as specified. We do not consider these assurance-type warranties as a separate performance obligation and therefore, we account for such warranties under ASC 460, Guarantees.

Stock-based Compensation

Prior to the Business Combination, we had authorized five classes of membership interests, consisting of a class of common units known as the Class A Common Units (the “Class A Units”), a class of preferred units known as the Class B Preferred Units (the “Class B Units”), a class of preferred units known as the Class B-1 Preferred Units (the “Class B-1 Units”), a class of preferred units known as the Class B-2 Preferred Units (the “Class B-2 Units,” and together with the Class B Units and the Class B-1 Units, the “Preferred Units”) and an additional class of common units to be granted to employees, officers, and directors pursuant to an incentive plan, known as the Class C Common Units (the “Class C Units” and, together with the Class A Units, the “Common Units,” and the Common Units together with the Preferred Units, the “Units”).

Following the Business Combination, we have three classes of common stock, Class A Common Stock, Class V-1 Common Stock, and Class V-3 Common Stock.

As the Business Combination is accounted for as a reverse recapitalization, all periods prior to the Business Combination have been retroactively adjusted using the Exchange Ratio as stipulated by the Merger Agreement for the equivalent number of shares outstanding immediately after the Merger to effect the reverse recapitalization. The Class A Units were converted into Common Stock using an exchange ratio of 61.28 per share, the Class B Units were converted into Common Stock using an exchange ratio of 47,508,300.00 per share, the Class B-1 Units were converted into Common Stock using an exchange ratio of 24,041,300.00 per share, and the Class C Units were converted into Common Stock using an exchange ratio of 58.15 per share. This is presented within the consolidated statements of changes in redeemable preferred and common units and equity (deficit).

We typically issue restricted stock units (“RSUs”) as stock-based compensation. For RSUs, the fair value is the closing market price of the stock on the date immediately preceding the grant. We recognize compensation expense over the requisite service period for awards expected to vest. We account for forfeitures as they occur, rather than applying an estimated forfeiture rate. The graded-vesting method of expense recognition is applied to all awards with service-only conditions.

Certain RSUs involve stock to be issued upon the achievement of certain performance conditions. Such RSUs become available, subject to time-based vesting conditions if, and to the extent that, financial performance criteria for the applicable period are achieved. Accordingly, the number of RSUs earned will vary based on the level of achievement of financial performance objectives for the applicable period. Until such time that our financial performance can ultimately be determined, each quarter we estimate the number of RSUs to be earned based on an evaluation of the probability of achieving the financial performance objectives. Such estimates are revised, if necessary, in subsequent periods when the underlying factors change our evaluation of the probability of achieving the financial performance objectives. Accordingly, stock-based compensation expense associated with performance-based RSUs may differ significantly from the amount recorded in the current period.

The assumptions used in calculating the fair value of stock-based compensation awards represents management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

As there was no public market for our common units prior to the Business Combination, the estimated fair value of our Class C Units had been determined based on enterprise valuations performed by management with the assistance of a third-party valuation firm. The third-party valuations of the Company’s common units were prepared in accordance with the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Guide”), which prescribes several valuation approaches for determining the value of an enterprise, such as the cost, market, and income approaches, and various methodologies for allocating the value of an enterprise to its capital structure and specifically the common stock.

In accordance with the Practice Guide, the following methods of valuation were considered:

•

Option Pricing Method (“OPM”) – The OPM estimates the value of the common equity using the various inputs in the Black-Scholes option pricing model. The OPM treats the rights of the holders of common units as equivalent to that of call options on any value of the enterprise above certain break points of value based upon the liquidation preferences of the holders of our preferred units, as well as their rights to participation. Thus, the value of the common units can be determined by estimating the value of its portion of each of these call option rights. Under this method, the common units have value only if the funds available for distribution to the common unitholders exceed the value of the liquidation preferences of the preferred unitholders at the time of a liquidity event, such as a merger or sale. Given that the common unit represents a non-marketable equity interest in a private enterprise, an adjustment to the preliminary value estimates is made to account for the lack of liquidity that a unitholder experiences. This adjustment is commonly referred to as a discount for lack of marketability.

•

Probability-Weighted Expected Return Method (“PWERM”) – The PWERM is a scenario-based analysis that estimates the value per unit based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes considered by us, as well as the economic and control rights of each class of units.

•

Hybrid Method (“Hybrid Method”) – The Hybrid Method is a weighted-average method that combines elements of both the OPM and PWERM methods. Weighting allocations are assigned to the OPM and PWERM methods factoring in possible future liquidity events.

The OPM was utilized for the independent third-party valuation of our Class C Units as of September 26, 2020. Subsequently, because of our improved visibility into the timing of a potential initial public offering (“IPO”), the Hybrid Method was utilized for the independent third-party valuation of our Class C Units beginning in the third fiscal quarter of 2021. Equity value for each liquidity event scenario utilized under the Hybrid Method valuation was weighted based on a probability of each event’s occurrence. In our Hybrid Method, two types of future event scenarios were considered: an IPO and a non-IPO scenario accounting for all other potential future exits. Under both scenarios, the enterprise value was determined using a combination of the income approach, specifically a discounted cash flow analysis, and the market approach, specifically the similar transactions method and public company market multiple method. The relative probabilities between the future exit scenarios were based on an analysis of performance and market conditions at the time, including then-current IPO valuations of similarly situated companies and expectations as to the timing and likely prospects of future event scenarios.

As the Class C Units contained a redemption feature outside of our control, the Class C Units were classified outside of permanent members’ deficit and the carrying value of Class C Units was adjusted to redemption value at each reporting period through a charge to members’ deficit (until such time as the Class C Units were redeemed or forfeited). As noted above, in connection with the Business Combination, the Class C Units were converted into Common Stock using an exchange ratio of 58.15 per share.

Value Appreciation Units (“VAP Units”) may be exercised for a cash payment equal to the appreciation in the fair market value of 1/100th of a Class C Unit and are subject to three exercisability triggers before any vested award may be exercised, with the achievement of each trigger allowing one third of the vested award to be exercised. Because the VAP Units are settleable in cash, they are treated as liability classified awards. Accordingly, the carrying value of the liability is adjusted to fair value at each reporting period through a charge to earnings (until such time as the VAP Units are settled or forfeited). Further, the exercisability triggers noted above represent performance conditions that impact the vesting of the awards. Accordingly, compensation expense is not recognized until such time as the performance conditions are considered probable of achievement. In the fourth quarter of fiscal year 2022, all outstanding VAP Units were converted into restricted stock units, and treated as a modification in accordance with ASC 718, Compensation—Stock Compensation, which resulted in a charge to additional paid-in capital of $24.4 million.

Warrant transactions

Warrants to purchase Class A Units may be accounted for as either liability or equity instruments depending on the terms of the warrant agreements. The warrants issued by us are accounted for as equity instruments due to our ability to settle the warrants through the issuance of units and the absence of terms which would require liability classification, including the rights of the grantee to require cash settlement. We classify these equity instruments within additional paid-in capital on the consolidated balance sheets.

Warrants to purchase units accounted for as equity instruments represent the warrants issued to Walmart as discussed in Note 17, Stock-Based Compensation and Warrant Units. As of September 27, 2020, we adopted FASB Accounting Standards Update 2019-08, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606) (“ASU 2019-08”), which requires entities to measure and classify share-based payment awards granted to a customer by applying the guidance under Topic 718.

In order to calculate warrant charges, we used the Black-Scholes pricing model, which required key inputs including volatility and risk-free interest rate and certain unobservable inputs for which there is little or no market data, requiring us to develop our own assumptions. We estimated the fair value of unvested warrants, considered to be probable of vesting, at the time. Based on that estimated fair value, we determined warrant charges, which were recorded as a reduction of the transaction price.

Off-Balance Sheet Arrangements:

As of September 24, 2022, we had no off-balance sheet arrangements as defined in Instruction 8 to Item 303(b) of Regulation S-K.

Recently Adopted Accounting Pronouncements

See Note 2 to the accompanying consolidated financial statements included elsewhere in this prospectus for a description of recently adopted accounting standards.

Recently Issued Accounting Pronouncements

See Note 2 to the accompanying consolidated financial statements included elsewhere in this prospectus for a description of certain recently issued accounting standards which may impact our financial statements in future reporting periods.

MANAGEMENT

Board of Directors and Management

The following sets forth certain information, as of December 9, 2022, concerning the persons who currently serve as members of the board of directors and management of Symbotic.

Name	Age	Position
Directors:
Richard B. Cohen	70	Chairman
Rollin Ford	60	Director
Charles Kane	65	Director
Todd Krasnow	65	Director
Vikas J. Parekh	40	Director
Michael Rhodin	61	Director
Merline Saintil	46	Director

Executive Officers:
Richard B. Cohen	70	President and Chief Executive Officer
William M. Boyd III	56	Chief Strategy Officer
Thomas Ernst	54	Chief Financial Officer and Treasurer
Miriam Ort	42	Chief Human Resources Officer
Corey C. Dufresne	52	Vice President, General Counsel and Secretary
Michael Dunn	49	Vice President, Sales, Marketing & Product Strategy
George Dramalis	63	Chief Information Officer
Evan Pennell	54	Vice President, Product

Directors

Richard B. Cohen, Chairman, President and Chief Executive Officer

Mr. Cohen has served as a Director of the Company and as the Company’s President and Chief Product Officer since the Closing and has served as the Company’s Chief Executive Officer since November 19, 2022. Mr. Cohen served as Chairman of Warehouse from December 2006 and as President of Symbotic LLC from November 2017 until the Closing. Mr. Cohen previously served as Chief Executive Officer of Symbotic LLC from November 2017 to April 2022. He is also the Executive Chairman of C&S Wholesale Grocers, where he is the third generation of the Cohen family to lead that company. Mr. Cohen grew up in the C&S Wholesale Grocers business, working for his father during the summers until his graduation from college in 1974, when he went to work full-time at C&S Wholesale Grocers. Mr. Cohen became Chairman, President and Chief Executive Officer of C&S Wholesale Grocers in 1989 and served as President until March 2014 and as Chief Executive Officer until January 2018, during which time he led the growth and expansion of C&S Wholesale Grocers into an industry leader in supply chain solutions and wholesale grocery supply. Mr. Cohen holds a bachelor’s degree in accounting from the Wharton School of Business. He has also been awarded honorary doctorate degrees from Assumption College and Keene State College. Mr. Cohen was selected to serve on the board of directors due to his extensive experience in the wholesale distribution business, his vision and experience in automation and his experience and track record in entrepreneurship, investment and business development and deep relationships in various industries.

Rollin Ford, Director

Mr. Ford has served as a Director of the Company since the Closing. Mr. Ford served as a member of the Warehouse advisory board from August 2016 until the Closing. Mr. Ford retired in 2016 from Walmart Stores, Inc., where he served in a variety of executive leadership roles during his 33-year career with the world’s largest retailer. Mr. Ford began his career with Walmart in 1984 in the Logistics division and later became the Chief Logistics Officer where he was responsible for transforming and building the company’s global supply chain network. He also served as the Executive Vice President and Chief Information Officer from May 2006 to January 2012, having responsibility for the company’s worldwide technology division. Most recently, Mr. Ford served as the Chief Administrative Officer from February 2012 to July 2016 where he focused on leveraging Walmart Stores, Inc.’s scale to increase efficiency and productivity around the world while having responsibility for the domains mentioned above, which also included back office (shared services), global sourcing and data and analytics. Mr. Ford holds a Bachelor of Science degree from Taylor University in Indiana. In retirement, Mr. Ford has joined boards of Mercy Health System and John Brown University and the board of advisors of AT Kearney. Mr. Ford was selected to serve on the board of directors due to his experience as a senior executive at Walmart and his background and knowledge relating to logistics, the supply chain and technology.

Charles Kane, Director

Mr. Kane has served as a Director of the Company since the Closing. Mr. Kane served as a member of the Warehouse advisory board from October 2020 until the Closing. Mr. Kane has been a lecturer at the Massachusetts Institute of Technology since September 2006 and is currently an adjunct professor of International Finance at the Massachusetts Institute of Technology Sloan School of Management. Since November 2006, Mr. Kane has also been a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for which he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc., a publicly traded provider of supply chain management software and professional services. Mr. Kane is currently a director of Alkami Technology, Inc. (ALKT), a leading cloud-based digital banking solutions provider for banks and credit unions in the United States, Progress Software Corp. (PRGS), a software company that specializes in the implementation of business applications. He was previously a director of Applix Inc., Borland Software Corporation, Carbonite, Inc. Demandware Inc., Netezza Corporation and RealPage, Inc. Mr. Kane is a Certified Public Accountant and holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. in international finance from Babson College. Mr. Kane was selected to serve on the board of directors due to his experience as a senior executive officer at a number of publicly traded companies, including as chief financial officer of several of those companies, and his experience serving on the boards of directors of other public and private companies.

Todd Krasnow, Director

Mr. Krasnow has served as a Director of the Company since the Closing. Mr. Krasnow served as a member of the Warehouse advisory board from May 2016 until the Closing. Mr. Krasnow has served as the President of Cobbs Capital, Inc., a private consulting company, since January 2005. Previously, Mr. Krasnow was a marketing domain expert with Highland Consumer Fund, a venture capital firm, from June 2007 until it became Porchlight Equity in February 2017, after which he was an operating partner of Porchlight Equity until November 2019. Mr. Krasnow was the Chairman of Zoots, Inc., a dry-cleaning company, from June 2003 to January 2008 and Chief Executive Officer of Zoots, Inc. from February 1998 to June 2003. He served as the Executive Vice President of Sales and Marketing of Staples, Inc. from May 1993 to January 1998 and in other sales and marketing positions for Staples, Inc. from March 1986 to May 1993. Mr. Krasnow has served as a member of the C&S Wholesale Grocers advisory board since 2006. Mr. Krasnow is a director of Ecentria, a privately held online marketer of optical, outdoor and camping gear, and Kids2 Inc., a privately held baby and toddler products company. He was previously a director of Bakkavor, LTD, Carbonite, Inc. and Tile Shop Holdings, Inc. Mr. Krasnow holds a Master of Business Administration degree from the Harvard Business School and a bachelor’s degree in chemistry from Cornell University. Mr. Krasnow was selected to serve on the board of directors due to his experience as a senior executive, his experience in investment, marketing and business development, and his experience serving on the boards of directors of other public and private companies.

Vikas J. Parekh, Director

Mr. Parekh has served as a Director of the Company since the Closing. Mr. Parekh is a Managing Partner at SoftBank Investment Advisers where he focuses on investing in enterprise software and emerging technologies. Mr. Parekh has made investments and holds director seats across public and private markets. Prior to joining SoftBank Investment Advisers in March 2016, Mr. Parekh worked in private equity at KKR, and in consulting at Boston Consulting Group. Mr. Parekh holds an MBA with highest honors from Harvard Business School and a BS in Electrical Engineering (Highest Honors) and MS in Electrical and Computer Engineering from Georgia Institute of Technology. Mr. Parekh was selected to serve on the board of directors due to his extensive experience in the emerging technologies space.

Michael Rhodin, Director

Mr. Rhodin has served as a Director of the Company since the Closing. Mr. Rhodin served as a member of the Warehouse advisory board from January 2021 until the Closing. Mr. Rhodin is an experienced international technology industry veteran, having spent 33 years at IBM rising to become one of the company’s key leaders. Mr. Rhodin served as Senior Vice President of IBM from 2009 until March 2017, was responsible for the creation of its Software Solution business including much of the Smarter Planet portfolio, and then responsible for IBM’s Watson business around this ground breaking technology, launching cloud based services and the first industry vertical, Watson Health. Since his retirement from IBM in 2017, Mr. Rhodin has consulted for a number of organizations, ranging from advising startups from their incubation phase to advising venture capital firms. He currently serves as a board member on private equity-backed technology companies, HZO, Inc., a provider of nanotechnology coatings and Acoustic, LP, a digital marketing company. In addition, Mr. Rhodin has served as a member of the Supervisory Board of TomTom, based in Amsterdam, since April 2017 and on the International Advisory Board for Santander Group, a leading global bank based in Madrid, since 2016, as well as on the Board of Directors for Open Digital Systems, a digital bank technology subsidiary of Santander Group. Mr. Rhodin earned a Bachelor of Science in computer science from the University of Michigan in 1984. Mr. Rhodin was selected to serve on the board of directors due to his executive leadership experience, his extensive experience in technology, including software, artificial intelligence and internet of things technologies, and his experience advising other organizations.

Merline Saintil, Director

Ms. Saintil has served as a Director of the Company since the Closing. Ms. Saintil served as a member of the Warehouse advisory board from October 2021 until the Closing. Ms. Saintil has served as a technology and business executive at Fortune 500 and privately-held companies, including Intuit Inc., a financial software company, Yahoo! Inc., a web services provider, PayPal holdings Inc., a financial technology company, Adobe Inc., a computer software company, Joyent Inc., a cloud computing software company, and Sun Mircrosystems, Inc., a technology company. From April 2019 to February 2020, Ms. Saintil was the Chief Operating Officer, R&D-IT of Change Healthcare Inc., a healthcare technology company. Prior to that, she served as Head of Operations, Product and Technology at Intuit from November 2014 to August 2018, and as Head of Operations of Mobile and Emerging Products at Yahoo from January to November 2014. Ms. Saintil has served as a board member of Banner Corporation (BANR), a bank holding company, since March 2017 and Alkami Technology (ALKT), a leading cloud-based digital banking solutions company, since October 2020. She has also served as a board member of Lightspeed Commerce Inc. (LSPD), a commerce platform for merchants, since August 2020; Gitlab Inc. (GTLB), a provider of a DevOps platform to develop, secure and operate software, since November 2020; Evolv Technologies Holdings, Inc. (EVLV), a touchless human security platform company, since January 2021; Rocket Lab USA, Inc. (RKLB), a space exploration company, since June 2021; and TD SYNNEX

Corporation (SNX), a global distributor and solutions aggregator for the IT ecosystem, since September 2021. Ms. Saintil earned her Bachelor of Science degree from Florida Agricultural and Mechanical University and her Master of Science degree from Carnegie Mellon. Ms. Saintil was selected to serve on the board of directors due to her executive leadership experience, her extensive experience in technology, enterprise risks, cybersecurity, talent management and digital transformation, and her experience serving on the boards of directors of other public companies.

Executive Officers

Richard B. Cohen, Chairman, President and Chief Executive Officer

(See above)

Thomas Ernst, Chief Financial Officer and Treasurer

Mr. Ernst has served as Chief Financial Officer and Treasurer of the Company since the Closing. Mr. Ernst served as Chief Financial Officer of Symbotic LLC from September 2020 until the Closing. He has 30 years of finance and technology leadership experience. Prior to joining Symbotic LLC, Mr. Ernst served as Chief Financial Officer of RealPage, a software company, from January 2019 to August 2020, where he led all finance, legal, mergers and acquisitions and strategy project management operations. From July 2015 to January 2019, Mr. Ernst led his own strategy consulting firm, Tom Ernst Advisory, to leverage over twenty years of experience in investment banking and strategy consulting focused on the software industry. Prior to that, Mr. Ernst served as a managing director at Goldman Sachs and senior equity research analyst at Deutsche Bank and Thomas Weisel Partners. Mr. Ernst served as a Nuclear Engineer and Submarine Warfare Officer for five years on a fast attack submarine and served two years as the Military Training Department Head for the U.S. Navy boot camp. Mr. Ernst earned his Master of Business Administration degree from the University of Chicago Booth School of Business, and his Bachelor of Science degree in mathematics, from the University of Minnesota College of Science and Engineering.

William M. Boyd III, Chief Strategy Officer

Mr. Boyd has served as Chief Strategy Officer of the Company since the Closing. Mr. Boyd served as Chief Strategy Officer of Symbotic LLC from February 2020 until the Closing. In that role, Mr. Boyd was responsible for planning and directing various operational, financial, administrative and strategic activities for Symbotic LLC. He has more than 12 years of extensive distribution and logistics industry experience. Since February 2020, Mr. Boyd has also served as the Chief Legal Officer of C&S Wholesale Grocers. Prior to joining Symbotic LLC, Mr. Boyd served from April 2019 to February 2020 as the chief legal officer at Imperial Dade, a high-growth food service packaging and supplies distribution company. Mr. Boyd also held the roles of general counsel and chief legal officer at C&S Wholesale Grocers from March 2009 to February 2018 and February 2018 to April 2019, respectively, and in those roles, Mr. Boyd was involved in the initial investment by Mr. Cohen in CasePick Systems, which later became Warehouse. Mr. Boyd has a diverse educational background, with a Juris Doctor degree from Duke University, Master of Business Administration degree from Babson College and a Bachelor of Arts degree in history and psychology from Williams College.

George Dramalis, Chief Information Officer

Mr. Dramalis has served as Chief Information Officer of the Company since the Closing. Mr. Dramalis served as Chief Information Officer at Symbotic LLC from June 2020 until the Closing. In that role, Mr. Dramalis was responsible for managing all of Symbotic LLC’s strategic information and technology services and procedures leading to outcomes that align with the company’s business goals and for developing the physical elements of Symbotic LLC’s product roadmap, including robots, structures and industrial automation. He was also responsible for the progression of Symbotic LLC’s engineering capabilities for next generations of innovations and system deployments. Mr. Dramalis brings over 20 years of experience in information services management. Mr. Dramalis has extensive industry experience, and prior to joining Symbotic LLC, he was Chief Information Officer at C&S Wholesale Grocers from January 2011 to June 2020. Before that, he was Vice President and Chief Information Officer at Sharp Electronics Corporation. Prior to Sharp, Mr. Dramalis worked for KPMG Consulting as a manager of systems implementation, supporting clients such as Compaq, Deutsche Bank, Kodak, Tyson Foods and US Cellular. Mr. Dramalis has a Master of Arts degree in economics and a Master of Arts degree in finance from Webster University Geneva, Switzerland.

Miriam Ort, Chief Human Resources Officer

Ms. Ort has served as Chief Human Resources Officer of the Company since November 2022. In this role, she is responsible for leading the overall human resources strategy, leadership development, talent acquisition, diversity and inclusion, organizational design, cultural development, compensation and benefits, human resources operations and technology and employee relations. Ms. Ort also serves as the Chief Human Resources Officer of C&S Wholesale Grocers, a position she has held since December 2019. Prior to joining C&S Wholesale Grocers, Ms. Ort served from April 2017 to December 2019 as the senior vice president, human resources at Avis Budget Group, a global provider of mobility solutions. From September 2008 until April 2017, Ms. Ort served in a number of senior and executive human resources roles at PepsiCo, including serving as Head of HR – Pepsi Co UK & Ireland, from February 2015 to April 2017. Ms. Ort holds a Masters in HR Management from Rutgers University and a Bachelors of Arts degree in English from Thomas Edison State University.

Corey C. Dufresne, Vice President, General Counsel and Secretary

Mr. Dufresne has served as Vice President, General Counsel and Secretary of the Company since the Closing. Mr. Dufresne served as Vice President & General Counsel of Symbotic LLC from November 2011 until the Closing. In that role, Mr. Dufresne headed Symbotic LLC’s legal group with more than 20 years of experience in business and securities law, mergers and acquisitions, venture capital and corporate finance. Mr. Dufresne was responsible for leading Symbotic LLC’s approach to technology licensing, regulatory compliance, intellectual property and all negotiations and business agreements. Prior to joining Symbotic LLC, Mr. Dufresne served as Vice President, General Counsel and Corporate Secretary for Netezza Corporation from May 2009 to May 2011. Prior to his role at Netezza, he spent nine years at WilmerHale in Boston in the Corporate Law section and two years as an associate at Jones Walker in New Orleans. Mr. Dufresne has a Bachelor of Arts degree in economics and political science from McGill University, a Master of Arts degree in comparative and international politics from the University of Cape Town and a Juris Doctor degree from Tulane Law School.

Michael Dunn, Vice President, Sales, Marketing & Product Strategy

Mr. Dunn has served as Vice President of Sales, Marketing & Product Strategy of the Company since the Closing. Mr. Dunn served as Vice President, Sales, Marketing & Product Strategy at Symbotic LLC from May 2017 until the Closing. His team led Symbotic LLC’s customer relationships, helped define the direction of the Warehouse system to ensure it remains a world-class, market-leading solution and assisted in identifying key partners to enable the organization and technology to scale alongside customer growth. Prior to joining Symbotic LLC, Mr. Dunn held the role of Group Vice President Sales & Marketing at Fortna from December 2008 to May 2017, where he and his team helped some of the world’s biggest brands transform their distribution operations into a competitive advantage. Before that, Mr. Dunn was an early employee at Manhattan Associates, a global supply chain solutions provider, for 12 years. As Vice President of Sales at Manhattan Associates, he played an integral role in helping the company grow from a $5 million startup to a $300 million public company. Mr. Dunn is a Council of Supply Chain Management Professionals (CSCMP) member and graduate of Purdue University with a Bachelor’s degree in mechanical engineering.

Evan Pennell, Vice President, Product

Mr. Pennell has served as Vice President of Product of the Company since the Closing. Mr. Pennell served as Vice President of Product at Symbotic LLC from July 2020 until the Closing. In that role, he was responsible for shaping the overall product strategy and technology roadmaps and aligning these with the business strategy and identifying and developing technologies that enable new product capabilities. Prior to joining Symbotic LLC, from February 2017 to July 2020, Mr. Pennell was Vice President of Design and Engineering – Lifestyle, a $3 billion business unit at Flex Ltd., overseeing a global design organization of 150 engineers and scientists. Prior to that, Mr. Pennell held various engineering roles across the research and development and supply chain organizations and product management roles over a 24-year period at Procter & Gamble/Gillette where he led product management of several billion-dollar brands including Venus, Fusion Flexball and multiple emerging market brands. Mr. Pennell has a Bachelor of Science degree in mechanical engineering from the University Honors Program at Northeastern University.

Corporate Governance

We have structured and will continue to structure our corporate governance in a manner that we believe closely align our interests with those of our stockholders. Notable features of this corporate governance include:

•

we have independent director representation on our audit, compensation and nominating and corporate governance committees, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors qualify as an “audit committee financial expert” as defined by the SEC; and

•	we have implemented and will implement a range of other corporate governance best practices, including implementing a robust director education program.

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Ms. Saintil and Messrs. Ford, Kane, Krasnow, Parekh and Rhodin are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws provide indemnification and advancement of expenses for the directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Charter and Bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Board Committees

Our board of directors direct the management of our business and affairs, as provided by Delaware law, and conduct its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee currently consists of Charles Kane, Rollin Ford and Vikas J. Parekh, with Charles Kane serving as chair. Rule 10A-3 of the Exchange Act and NASDAQ rules require that our audit committee be composed entirely of independent members. Our board of directors has affirmatively determined that each member of our audit committee meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and NASDAQ rules. Each member of our audit committee also meets the financial literacy requirements of NASDAQ listing standards. In addition, our board of directors has determined that Charles Kane will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the audit committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending for approval by our board of directors, the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs and administering equity-based plans;

•	reviewing and making recommendations to our board of directors relating to management succession planning, including for our Chief Executive Officer;

•	making recommendations to our board of directors regarding the compensation of our directors;

•	retaining and overseeing any compensation consultants; and

•	reviewing our strategies related to human capital management and reviewing and discussing with management our strategies in support of an inclusive and diverse company culture.

Our compensation committee currently consists of Todd Krasnow, Michael Rhodin and Merline Saintil with Todd Krasnow serving as chair. Our board of directors has affirmatively determined that each member of our compensation committee meets the definition of “independent director” for purposes of serving on the compensation committee under NASDAQ rules and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors has adopted a written charter for the compensation committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•

recommending to our board of directors the directors to be appointed to each committee of our board of directors and periodically reviewing and making recommendations to our board of directors for changes or rotations of committee members, the creation of additional committees, changes in committee charters or the dissolution of committees;

•	developing and recommending to our board of directors a set of corporate governance guidelines;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	reviewing and making recommendations to our board of directors relating to management succession planning, including for our Chief Executive Officer.

Our nominating and corporate governance committee currently consists of Merline Saintil, Rollin Ford and Vikas J. Parekh, with Merline Saintil serving as chair. Our board of directors has affirmatively determined that each member of our nominating and corporate governance committee meet the definition of “independent director” under NASDAQ rules. Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Risk Oversight

Our board of directors will be responsible for overseeing our risk management process. Our board of directors will focus on our general risk management strategy, the most significant risks facing us, and oversee the implementation of risk mitigation strategies by management. Our audit committee will also be responsible for discussing our policies with respect to risk assessment and risk management. We believe our board of directors’ administration of its risk oversight function will not negatively affect its leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code can be found at http:/ir.symbotic.com/corporate-governance/documents-charters under the link “Code of Business Conduct and Ethics.” In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE COMPENSATION

As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have opted to comply with the executive compensation disclosure requirements applicable to emerging growth companies.

Overview

The compensation provided to Symbotic’s named executive officers (“Named Executive Officers” or “NEOs”) for the fiscal years ended September 25, 2021 and September 24, 2022 is detailed in the Summary Compensation Table and accompanying footnotes and narrative that follow. Symbotic’s NEOs as of September 24, 2022 were:

•	Richard B. Cohen, Chairman, President and Chief Product Officer*

•	Michael J. Loparco, Former Chief Executive Officer**

•	Thomas Ernst, Chief Financial Officer

•	Michael Dunn, Vice President, Sales, Marketing & Product Strategy

*

Mr. Cohen served as the Chairman and Chief Executive Officer of Symbotic until April 4, 2022, at which time Michael J. Loparco was appointed Chief Executive Officer. Mr. Cohen was subsequently appointed Chief Executive Officer of Symbotic on November 19, 2022.

**	Mr. Loparco served as Chief Executive Officer of Symbotic from April 4, 2022 until November 19, 2022.

The objective of Symbotic’s compensation program is to provide a total compensation package to each Named Executive Officer that enabled Symbotic to attract, motivate and retain outstanding individuals, encourage individual and collective contributions to the successful execution of Symbotic’s short- and long-term business strategies and reward Named Executive Officers for performance. The compensation committee of Symbotic’s board of directors (the “compensation committee”) is responsible for, among other things, reviewing and approving, or recommending for approval by our board of directors, the compensation of the NEOs. Prior to the Closing, the Board of Managers of Warehouse, which was solely comprised of Mr. Cohen as Chairman, as the Board of Managers of the sole member of Symbotic LLC (the “Warehouse Board”) historically determined the compensation for the NEOs.

The compensation program for the NEOs consists of base salary and incentive compensation delivered in the form of an annual cash bonus and long-term incentive compensation in the form of equity-based awards in the form of restricted stock units or performance-based restricted stock units. Prior to the Closing, Symbotic LLC historically granted long-term incentive awards in the form of Class C Units or Warehouse or the Warehouse Phantom Awards, each as described below.

President, Chairman and Chief Product Officer Compensation—Mr. Cohen did not receive any cash or equity compensation from Symbotic for his services as Chairman or as an employee as the President and Chief Product Officer of Symbotic. Prior to the Closing, Mr. Cohen did not receive any cash compensation from either Symbotic LLC or Warehouse for his service as Chairman of the Warehouse Board or as an employee and Chief Executive Officer of Symbotic LLC.

Base Salary—Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and performance. For each of Messrs. Loparco, Ernst and Dunn, base salary for 2022 was $700,000, $375,000 and $350,000, respectively. As noted above, no base salary was paid to Mr. Cohen.

Annual Cash Bonus—Annual cash bonuses are paid to incentivize the Named Executive Officers (excluding Mr. Cohen) in recognition of performance for the fiscal year and are paid at the discretion of the board of directors. For the fiscal year ended September 24, 2022, the target bonus opportunity for each of Messrs. Loparco, Ernst and Dunn as a percentage of annual base salary was 100%, 50% and 100%, respectively. The cash bonus amounts based on actual performance results for the fiscal year ended September 24, 2022 have not yet been determined as of the date of this prospectus.

Long-Term Incentive Compensation—Symbotic grants long-term incentive awards in the form of restricted stock units (“RSUs”) or performance based restricted stock units (“PSUs”) awarded pursuant to the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan (the “Incentive Compensation Plan”).

•

Restricted Stock Units—The compensation committee may grant awards of RSUs under the Incentive Compensation Plan in such amounts and subject to such terms and conditions as the compensation committee may determine. On the delivery date specified in the award agreement, the recipient of each RSU not previously forfeited or terminated will receive one share of Symbotic Class A Common Stock, or cash or other securities or property equal in value to a share of Class A Common Stock, or a combination thereof, as specified by the compensation committee. On August 17, 2022, Mr. Loparco received 289,226 RSUs pursuant to the terms of his employment offer letter. On August 17, 2022, Mr. Dunn received 991,194 RSUs in exchange for Warehouse Phantom Awards held by him that were outstanding prior to the consummation of the Business Combination in connection with an exchange program conducted by Symbotic pursuant to the Incentive Compensation Plan and as described in the bullet titled “Warehouse Phantom Awards” below.

•

Performance-Based Restricted Stock Units—The compensation committee may grant awards of PSUs under the Incentive Compensation Plan in such amounts and subject to such terms and conditions as the compensation committee may determine. The number of the PSUs actually earned by the recipient relates to the achievement of performance goals as determined by the compensation committee. On August 17, 2022, Mr. Loparco received 578,453 PSUs pursuant to the terms of his employment offer letter.

Prior to the Closing, Symbotic LLC granted long-term incentive awards in the form of Class C Units awarded pursuant to the Symbotic LLC 2012 Incentive Units Plan and Warehouse Phantom Awards.

•

Class C Units—Class C Units were intended to be structured as profits interests in Warehouse issued to employees, officers and directors of Symbotic LLC pursuant to individual equity grant agreements. Executives generally received Class C Units that vested ratably over five years, subject to continued employment. Upon a change in control (as defined in the applicable award agreement), outstanding awards of Class C Units would accelerate such that 50% of the then unvested units at the time of the change in control vest. The transactions contemplated by the Merger Agreement did not constitute a change in control for purposes of the Class C Units. Pursuant to the terms of the Fifth Amended and Restated Limited Liability Company Agreement of Warehouse, dated as of April 30, 2021, a trust of which members of Mr. Cohen’s family are the beneficiaries held a residual interest in any Class C Units that were not awarded to, or were forfeited by or repurchased from, current or former employees or other service providers from time to time. Messrs. Lorparco, Ernst and Dunn did not receive any grants of Class C Units during the fiscal year ended September 24, 2022. In connection with the consummation of the Company Reorganization and the Business Combination, each outstanding and vested Class C Unit was converted into the right to receive a number New Symbotic Holdings Common Units pursuant to the Company Merger Agreement and the Merger Agreement.

•

Warehouse Phantom Awards—The Warehouse Phantom Awards were awarded under two plans: (1) the 2012 Value Appreciation Plan as amended (“VAP”) and (2) the 2018 Long Term Incentive Plan as amended (“LTIP”). The VAP provided the holder of the award an opportunity to receive a cash payment valued by reference to a fraction of the fair market value of a Class C Unit, which generally vested ratably over five years, subject to continued employment. Vested portions of VAP awards could have been exercised by the holder during an annual exercise period in January of each year, provided that certain performance metrics relating to the first achievement of annual revenue, cash flow and

EBITDA targets have been met, with the achievement of each exercisability trigger permitting one third of vested units to be exercised (such that all three exercisability triggers must be achieved in order for 100% of the VAP units in a given award to be exercisable). Vested and outstanding awards under the VAP would have been paid upon a change in control and unvested awards would have been cancelled without payment. The LTIP provided the holder of the award an opportunity to receive a cash payment valued by reference to the value of Warehouse determined by a formula based on the company’s revenue and EBITDA, which generally vested ratably over five years, subject to continued employment and subject to Warehouse achieving positive EBITDA for the fiscal year ending during the calendar year in which the award becomes fully vested. Awards under the LTIP would have vested upon a change in control if the awards were not assumed or substituted, or upon a termination due to death, disability, retirement or without cause within two years following a change in control. The transactions contemplated by the Merger Agreement did not constitute a change in control for purposes of the Warehouse Phantom Awards. Under the Incentive Compensation Plan, Symbotic was permitted to exchange the Warehouse Phantom Awards outstanding prior to the consummation of the Business Combination, including those held by the NEOs, for equity awards under the Incentive Compensation Plan. On August 15, 2022, Symbotic finalized an exchange program pursuant to which new RSUs were issued in exchange or replacement for all outstanding VAP and LTIP awards, including those held by the NEOs. The new exchange or replacement RSUs were issued on August 17, 2022 under the Incentive Compensation Plan.

Executive Offer Letters and Separation Agreements

Mr. Loparco was party to an offer letter with Symbotic LLC, dated as of March 24, 2022 (the “Loparco Offer Letter”), that set forth the terms of Mr. Loparco’s employment, including his initial base salary, a target bonus in the amount of 100% of base salary, and the severance payments and benefits described below under “—Potential Payments Upon Termination or Change of Control.” The Loparco Offer Letter also provided for the grant of RSUs and PSUs relating to an aggregate number of shares equal to $12,000,000 divided by the five-day average closing price per share of Class A Common Stock during the first five trading days following but not including the date of the Closing, one-third of which was in the form of RSUs that would vest over three years, subject to Mr. Loparco’s continued employment, and the remaining two-thirds of which were in the form of PSUs that would vest, subject to Mr. Loparco’s continued employment, on the third anniversary of the PSU award grant date to the extent that the performance vesting conditions were achieved.

As previously disclosed on a Current Report on Form 8-K, filed with the SEC on November 19, 2022, Mr. Loparco resigned from his positions as Chief Executive Officer and a member of the board of directors effective as of November 19, 2022. In connection with his resignation, Symbotic and Mr. Loparco entered into a separation agreement (the “Separation Agreement”) which provides that Mr. Loparco will receive aggregate severance payments of $1,050,000, payable in accordance with Symbotic’s normal payroll schedule over a period of eighteen months, and a payment of $700,000 representing his target annual cash incentive for 2022, payable in December 2022. Symbotic will also (i) reimburse Mr. Loparco for up to $30,000 for remaining lease expenses incurred by him for his Wilmington, Massachusetts area accommodations, (ii) provide for up to $20,000 for legal fees incurred by Mr. Loparco in connection with the entry into the Separation Agreement and (iii) agree to not seek repayment or forfeiture of Mr. Loparco’s sign-on bonus paid pursuant to the terms of the Loparco Offer Letter regarding his hiring as the Chief Executive Officer. The Separation Agreement further provides that Mr. Loparco will, subject to the terms and conditions therein, serve as a special advisor to the board of directors up to January 19, 2023 and will receive $200,000 in advisory service fees in connection with such role. Mr. Loparco will be entitled to continuation of group medical insurance coverage subsidized by Symbotic for the lesser of 18 months or until he becomes eligible for enrollment in group health coverage of a successor employer or otherwise. Under the Separation Agreement, Mr. Loparco will be subject to (a) a general release of claims, (b) confidentiality, non-solicitation and non-disparagement provisions, and (c) non-compete provisions for a period of one year after the completion of his advisory services.

Mr. Ernst is party to an offer letter with Symbotic LLC, dated as of September 1, 2020 (the “Ernst Offer Letter”), that sets forth the terms of Mr. Ernst’s employment, including his initial base salary, a target bonus in the amount of 50% of base salary, and the severance payments and benefits described below under “—Potential Payments Upon Termination or Change of Control.” The Ernst Offer Letter also provides for the grant of Class C Units equal to 0.25% of the current common units of Warehouse on a fully diluted basis that would vest 20% on the first anniversary of his start date and 5% per quarter thereafter commencing three months after the first anniversary of his start date. Any unvested portion of the award will be forfeited upon Mr. Ernst’s termination of employment for any reason.

Mr. Dunn is party to an offer letter with Symbotic LLC, dated as of April 21, 2017 (the “Dunn Offer Letter”), that sets forth the terms of Mr. Dunn’s employment, including his initial base salary, eligibility to participate in Symbotic LLC’s sales incentive plan and initial target bonus in such plan, and the severance payments and benefits described below under “—Potential Payments Upon Termination or Change of Control.” The Dunn Offer Letter also provides for the grant of 275,000 VAP units that vested 20% on the first anniversary of the grant date and 5% over the remaining 16 quarters, as well as, with respect to 50,000 of the VAP units, achievement of certain sales incentive goals with respect to the 2018 fiscal year. The exercisability of such VAP units is subject to the achievement of certain performance metrics related to Symbotic LLC’s annual revenue, cash flow and EBITDA.

Benefits and Perquisites

The Named Executive Officers participate in employee benefits programs available to Symbotic employees generally, including a 401(k) plan and health and welfare programs. Pursuant to Symbotic LLC’s 401(k) plan, Symbotic matches 100% of each dollar contributed by a participant up to the first 3% of eligible compensation and 50% of each dollar contributed by a participant above 3% and up to the first 5% of eligible compensation, subject to limits under the Code.

In addition, Named Executive Officers that are unitholders of New Symbotic Holdings, including as a result of the Class C Units of Warehouse held by such Named Executive Officers, participate in a Member Program Symbotic LLC established for recipients of Class C Units. Participants in the Member Program receive certain benefits, including an annual tax preparation allowance of $10,000 for a tax advisor that is paid in pro-rata bi-weekly installments and an adjustment payment to cover social security and Medicare taxes that would have been paid by Symbotic if the holder was considered an employee instead of a member of New Symbotic Holdings. Symbotic also provides participants in the Member Program with payments to cover the tax associated with the tax preparation allowance and member adjustments, as well as a separate state tax adjustment to address the higher state income tax rates that participants will pay to states other than where they reside as a result of such participant’s partner status.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to Symbotic’s Named Executive Officers during the fiscal years ended September 24, 2022 and September 25, 2021.

Name and Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards(2)	All Other Compensation ($)(3)	Total ($)
Richard B. Cohen(4)	2022	—	—	—	—	—
Chairman, President and Chief Product Officer	2021	—	—	—	—	—
Michael J. Loparco(5)	2022	$336,539	$250,000	$13,718,005	—	—
Chief Executive Officer
Thomas Ernst	2022	$375,000		—	$92,178	$467,178
Chief Financial Officer	2021	$370,673	$187,500	—	$72,347	$630,520
Michael Dunn	2022	$350,000	—	$15,670,777	$12,870	$16,033,647
Vice President, Sales, Marketing & Product Strategy	2021	$350,000	$350,000	—	$11,600	$711,600

(1)

Each of Messrs. Ernst and Dunn are entitled to receive discretionary cash bonuses in recognition of performance for fiscal year 2022, as determined by Symbotic’s board of directors. As of the date of this prospectus, the board of directors has not yet determined the amounts of the discretionary bonuses and expects to do so in January 2023.

(2)

This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for RSUs and PSUs. The grant date fair value of the PSUs was calculated based on the expected value of the possible outcomes of the performance conditions related to these awards in accordance with FASB ASC Topic 718 (excluding the effects of estimated forfeitures) and assumes that all PSUs will be earned during the term of the grant.

(3)

The items comprising “All Other Compensation” for 2022 and 2021 are 401(k) plan employer contributions and benefits provided pursuant to the Member Program, as discussed in greater detail above in “—Benefits and Perquisites,” including the annual tax preparation allowance, member adjustments and tax payments paid to holders of Symbotic Holdings LLC units after the Closing and Class C Units prior to the Closing. For Mr. Ernst, “All Other Compensation” consisted of $12,200 in 401(k) plan employer contributions and $79,978 in Member Program payments for 2022 and $8,052 in 401(k) plan employer contributions and $64, 295 in Member Program payments for 2021. For Mr. Dunn, all of the “All Other Compensation” amounts consisted of 401(k) plan employer contributions. For Mr. Loparco, the “All Other Compensation” column does not include any severance benefits payable in connection with his Separation Agreement, as such benefits were not accrued or payable in the 2022 fiscal year.

(4)

Mr. Cohen served as Chairman and Chief Executive Officer of Symbotic until the appointment of Michael J. Loparco to the position of Chief Executive Officer, effective as of April 4, 2022, at which time Mr. Cohen became President and Chief Product Officer. On November 19, 2022, Mr. Cohen was appointed Chief Executive Officer of Symbotic.

(5)	Mr. Loparco served as Chief Executive Officer of Symbotic from April 4, 2022 until November 19, 2022.

Outstanding Equity Awards at Fiscal 2022 Year End

The following table presents information regarding outstanding unvested equity awards held by the Named Executive Officers as of September 24, 2022.

	Stock Awards
Name	Date of Grant		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard B. Cohen			—	—	—	—
Michael Loparco	8/17/2022	(2)	284,226	2,995,742	—	—
	8/17/2022	(3)	—	—	578,453	6,096,895
Thomas Ernst	9/10/2020	(4)	590,701	6,225,989	—	—
Michael Dunn(5)	8/17/2022	(6)	138,199	1,456,617	—	—
	8/17/2022	(7)	396,625	4,180,428	—	—
	8/17/2022	(8)	92,000	969,680	—	—
	8/17/2022	(9)	87,970	927,204	—	—

(1)	The market value of each unvested share as of September 24, 2022 is $10.54, which was the closing price of the shares of Symbotic Class A Common Stock, as reported on NASDAQ.
(2)

Represents the unvested portion of the RSUs granted to Mr. Loparco pursuant to the terms of his employment offer letter. The RSUs vest as follows: 1/3 of the RSUs vest on August 17, 2023, and 1/12 of the RSUs vest quarterly thereafter, subject to Mr. Loparco’s continued service with Symbotic on the applicable vesting dates.

(3)

Represents the unvested portion of the PSUs granted to Mr. Loparco pursuant to the terms of his employment offer letter. The performance period for the PSUs is from September 25, 2022 (the beginning of fiscal year 2023) to September 27, 2025 (the end of fiscal year 2025). The PSUs vest on the date on which the compensation committee determines the number of earned PSUs following the end of the performance period, subject to Mr. Loparco’s continued service with Symbotic through the vesting date.

(4)

Represents the portion of shares subject to forfeiture of the Class V-1 Common Stock that was issued to Mr. Ernst in connection with the Business Combination for Class C Units of Warehouse held by him at the time of the Closing. The shares of Class V-1 Common Stock have the same vesting as the Class C Units and vest as follows: 1/5 vest on September 10, 2021 and the remaining shares vest in equal installments over 16 quarters on the 10th of each December, March, June and September commencing on December 10, 2021.

(5)

Represents RSUs granted to Mr. Dunn in exchange for Warehouse Phantom Awards held by him that were outstanding prior to the consummation of the Business Combination pursuant to an exchange program conducted by Symbotic pursuant to the Incentive Compensation Plan.

(6)

Represents the unvested portion of the RSUs that vest as follows: 2/3 of the RSUs vest on the date of grant and the remaining 1/3 of the RSUs vest on January 1, 2024, subject to Mr. Dunn’s continued service with Symbotic on the vesting date.

(7)

Represents the unvested portion of the RSUs that vest as follows: 1/2 of the RSUs vest on January 1, 2023, and the remaining 1/2 of the RSUs vest on January 1, 2024, subject to Mr. Dunn’s continued service with Symbotic on the applicable vesting dates.

(8)

Represents the unvested portion of the RSUs that vest as follows: 1/3 of the RSUs vest on January 1, 2023, and 1/12 of the RSUs vest quarterly thereafter, subject to Mr. Dunn’s continued service with Symbotic on the applicable vesting dates.

(9)

Represents the unvested portion of the RSUs that vest as follows: 1/4 of the RSUs vest on January 1, 2023, and 1/16 of the RSUs vest quarterly thereafter, subject to Mr. Dunn’s continued service with Symbotic on the applicable vesting dates.

Potential Payments Upon Termination or Change of Control

As discussed under “Incentive Compensation Plan and ESPP—Incentive Compensation Plan—Change of Control,” equity awards held by the NEOs vest upon certain terminations of employment or in the event that certain awards are not assumed or substituted in connection with a change of control. Pursuant to the Loparco Offer Letter, without taking into effect the actual severance payments due under the Separation Agreement, upon a termination of Mr. Loparco’s employment without cause or for good reason (as defined in the Loparco Offer Letter), Mr. Loparco is entitled, subject to execution of a release of claims, to (i) 18 months of continued base salary payments, (ii) 12 months of medical benefits continuation and (iii) an additional severance payment equal to his prorated target bonus at the time. If Mr. Loparco’s termination of employment without cause or for good reason occurs within six months following a change of control (as defined in the Loparco Offer Letter), Mr. Loparco would instead be entitled, subject to execution of a release of claims, to (i) 18 months of continued base salary payments, (ii) 18 months of medical benefits continuation, (iii) an additional severance payment equal to his target bonus at the time and (iv) immediate vesting in full of the equity awards Mr. Loparco received in August 2022, with any performance based vesting conditions deemed earned at the actual performance level for any completed performance periods and at 100% of the target level for any incomplete performance periods.

Pursuant to the Ernst Offer Letter, upon a termination of Mr. Ernst’s employment without cause (as defined in the non-competition agreement between Mr. Ernst and Symbotic LLC), Mr. Ernst is entitled to 12 months of continued base salary payments, subject to Mr. Ernst’s execution of a release of claims. Pursuant to the Dunn Offer Letter, upon a termination of Mr. Dunn’s employment without cause, Mr. Dunn is entitled, subject to executing a release of claims, to (i) continued payments of his base salary and payments to Symbotic LLC’s benefits provider in the amount of the excess of the COBRA rate over the employee contribution rate, each for the lesser of 12 months or until the date that Mr. Dunn commences employment with a new employer and (ii) a pro-rated bonus for the year of termination based on the length of time employed based on actual performance, to be paid at the time that such bonus would ordinarily be paid.

Symbotic intends to adopt an Executive Severance Plan to ensure that it will have the dedication of key executives of the company, including in connection with a future change in control of Symbotic. Symbotic expects that the Executive Severance Plan will provide market competitive severance benefits to members of senior management who experience a termination of employment without cause or a resignation for good reason. The terms of any Executive Severance Plan have not been determined.

Incentive Compensation Plan and ESPP

The Incentive Compensation Plan, under which we are authorized to grant cash and equity incentive awards to eligible employees in order to attract, motivate and retain the talent for which we compete, and the ESPP, which allow employees to acquire an ownership interest in Symbotic, were approved and adopted by stockholders in June 2022.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of September 24, 2022:

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and RSUs		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity Compensation Plans Approved by Security Holders	12,299,727	(1)	—	50,049,395	(2)(3)
Equity Compensation Plans Not Approved by Security Holders	—		—	—

	12,299,727	(1)	—	50,049,935	(2)(3)

(1)	Represents 12,299,727 shares of Class A Common Stock underlying RSUs and PSUs granted under the Incentive Compensation Plan.
(2)	Consists of 48,783,331 shares of Class A Common Stock remaining available under the Incentive Compensation Plan and 1,266,604 shares of Class A Common Stock remaining available under the ESPP.
(3)

The number of shares available under the Incentive Compensation Plan is subject to an annual increase on the first trading day of each calendar year, beginning January 1, 2023 and ending on and including January 1, 2032, by a number of shares equal to the lesser of (i) 5% of the aggregate number of shares of Class A Common Stock outstanding on the last day of the prior calendar year and (ii) such smaller number of shares (which may be zero) as determined by the compensation committee prior to such calendar year. The number of shares available under the ESPP is subject to an annual increase on the first day of each calendar year, beginning January 1, 2023 and ending on and including January 1, 2032, equal to the lesser of (i) 1% of the aggregate number of shares of Class A Common Stock of Symbotic then outstanding on the final day of the immediately preceding calendar year, (ii) the number of shares that equals 2,533,208 and (iii) such smaller number of shares (which may be zero) as is determined by the compensation committee of the board of directors prior to such calendar year.

Incentive Compensation Plan

The purpose of the Incentive Compensation Plan is to assist us in attracting, motivating and retaining selected individuals who serve as our employees, directors and consultants, and whose judgment, interest and special effort is critical to the successful conduct of our operations. We believe that the equity-based awards issued under the Incentive Compensation Plan motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders.

Administration. The compensation committee of Symbotic’s board of directors administers the Incentive Compensation Plan. The compensation committee generally has the authority to construe, interpret and implement the Incentive Compensation Plan and all award agreements issued thereunder, grant awards and determine the terms thereof, determine who receives awards and amend any outstanding award agreements. The compensation committee has full discretion to administer the Incentive Compensation Plan and may allocate among its members and delegate its powers, responsibilities or duties with respect to the Incentive Compensation Plan.

Eligibility. Employees (including prospective employees), directors and consultants of Symbotic are eligible to participate in the Incentive Compensation Plan as determined by the compensation committee.

Number of Shares Authorized. The Incentive Compensation Plan provides for 59,800,928 shares of Symbotic’s Class A Common Stock (the “Share Reserve”) to be delivered, which was equal to 10% of

Symbotic’s Class A common stock on a fully diluted basis as of the closing of the Business Combination, subject to adjustment in accordance with the terms of the Incentive Compensation Plan. The Share Reserve is subject to an annual increase on the first trading day of each calendar year, beginning January 1, 2023 and ending on and including January 1, 2032, by a number of shares equal to the lesser of (i) 5% of the aggregate number of shares of Class A common stock outstanding on the last day of the prior calendar year and (ii) such smaller number of shares (which may be zero) as is determined by the compensation committee prior to such calendar year.

The Incentive Compensation Plan also permits the compensation committee to deliver awards covering an aggregate of 8,500,000 shares of Class A Common Stock of Symbotic (the “Additional Pool”) solely in connection with the exchange of awards under Symbotic LLC’s VAP or LTIP outstanding prior to the consummation of the Business Combination, subject to such terms and conditions as the compensation committee may determine.

Shares subject to an award that is forfeited, expires or is settled for cash are available for future grants of awards under the Incentive Compensation Plan and are added back into the Share Reserve. Shares tendered by a participant or withheld by Symbotic in payment of the exercise price of a stock option or to satisfy any tax withholding obligation with respect to an award are available for future grants of award and are added back into the Share Reserve. Shares from the Additional Pool that are subject to an award will not be available for future grants of awards under the Incentive Compensation Plan regardless of whether such award is forfeited, expires, is settled for cash or otherwise.

Adjustments. The compensation committee is authorized to adjust (i) the number and type of shares or other property or securities authorized pursuant to the Incentive Compensation Plan; (ii) the individual limitations set forth in the Incentive Compensation Plan; (iii) the number and type of shares or other property or securities that can be issued through incentive stock options; and (iv) the terms of any outstanding awards (including, without limitation, the number of shares covered by each outstanding award, the type of property or securities to which the award relates and the exercise or strike price of any award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued shares (or issuance of property or securities other than shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution.

Awards Available for Grant. The compensation committee may grant awards of nonqualified stock options, incentive stock options (“ISOs”), stock appreciation rights (“SARs”), restricted shares, RSUs, dividend equivalent rights and other stock-based or cash-based awards, or any combination of the foregoing.

Options. Subject to certain exceptions, the compensation committee is authorized to grant options to purchase shares of Class A Common Stock of Symbotic that are either ISOs, meaning they are intended to satisfy the requirements of Section 422 of the Code, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Incentive Compensation Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the compensation committee and specified in the applicable award agreement. The exercise price per share with respect to each stock option is determined by the compensation committee but, except as otherwise permitting in the Incentive Compensation Plan, may not be less than the fair market value of a share of Class A Common Stock of Symbotic (or in the case of an ISO granted to a 10% stockholder, 110% of the fair market value). The maximum term of an option granted under the Incentive Compensation Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% stockholder).

Stock Appreciation Rights. The compensation committee is authorized to award SARs under the Incentive Compensation Plan. SARs are subject to the terms and conditions established by the compensation committee, but the exercise price per share with respect to each SAR may not be less than the fair market value of the Class A Common Stock of Symbotic. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of Class A common stock of Symbotic or any combination of cash and shares of Class A Common Stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Incentive Compensation Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs are subject to terms established by the compensation committee and reflected in the award agreement. The maximum term of a SAR granted under the Incentive Compensation Plan is 10 years from the date of grant.

Restricted Shares. The compensation committee will be authorized to award restricted shares of Class A Common Stock under the Incentive Compensation Plan. Each award of restricted shares will be subject to the terms and conditions established by the compensation committee. Each participant of an award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares and will have full voting rights with respect thereto, but all ordinary cash dividends will be retained by Symbotic and will be paid to the relevant participant when the award of restricted shares vests and will revert back to Symbotic if for any reason the restricted share upon which such dividends or other distributions were paid reverts back to Symbotic.

Restricted Stock Units. The compensation committee may grant awards of RSUs under the Incentive Compensation Plan in such amounts and subject to such terms and conditions as the compensation committee may determine. On the delivery date specified in the award agreement, the participant of each RSU not previously forfeited or terminated will receive one share of Class A Common Stock of Symbotic, or cash or other securities or property equal in value to a share of Class A Common Stock, or a combination thereof, as specified by the compensation committee.

Dividend Equivalent Rights. The compensation committee may include in the award agreement with respect to any award a dividend equivalent right entitling the participant to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares covered by such award if such shares had been delivered pursuant to such award.

Other Stock-Based or Cash-Based Awards. The compensation committee may grant other types of equity-based, equity-related or cash-based awards (including the grant or offer for sale of unrestricted shares, performance share awards and performance units settled in cash) in such amounts and subject to such terms and conditions as the compensation committee may determine. The terms of such awards may relate to the achievement of performance goals as determined by the compensation committee.

Minimum Vesting. Except for Acquisition Awards (as defined below) and awards covering shares from the Additional Pool, all awards will be subject to a minimum vesting schedule of at least 12 months following the award’s grant date, provided that vesting may accelerate in certain circumstances, including a Change of Control (as defined in the Incentive Compensation Plan). Notwithstanding the foregoing, except with respect to Acquisition Awards and awards covering shares from the Additional Pool, (i) up to 5% of the shares available for grant under the plan may be granted with a shorter minimum vesting schedule and (ii) awards to directors may be granted with a minimum vesting schedule that is the earlier of at least 12 months following the grant date of the award or the next annual meeting of stockholders of Symbotic. “Acquisition Awards” means awards that are assumed, converted or substituted under the Incentive Compensation Plan as a result of Symbotic’s acquisition of another company (including by way of merger, combination or similar transaction).

Assignability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The compensation committee, however, may permit awards to be transferred to any person or entity that it determines.

Amendment and Termination; No Repricings or Reloads without Stockholder Approval. In general, our board of directors may amend, suspend or terminate the Incentive Compensation Plan at any time. However, stockholder approval to amend the Incentive Compensation Plan may be necessary if the law or the Incentive Compensation Plan so requires. The Incentive Compensation Plan requires stockholder approval in order to reduce, or take certain actions that have the effect of reducing, the exercise price of stock options or SARs, and prohibits granting stock options or SARs with automatic reload features. No amendment, suspension or termination of the Incentive Compensation Plan will materially adversely impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change of Control. Unless the compensation committee determines otherwise or as otherwise provided in the applicable award agreement, if a participant’s employment is terminated without cause, or the employee resigns for good reason, within one year after a Change of Control, each award granted to the participant prior to the Change of Control will become fully vested and, as applicable, exercisable. As of the Change of Control date, any outstanding performance-based awards will be deemed earned at the greater of the target level and the actual performance level with respect to all open performance periods and will cease to be subject to further performance conditions but will continue to be subject to time-based vesting following the Change of Control in accordance with the original performance period. Notwithstanding the foregoing, in the event of a Change of Control, a participant’s award will be treated in accordance with one or more of the following methods as determined by the compensation committee: (i) settle such award for an amount of cash or securities equal to their value, (ii) provide for the assumption of or issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the plan, (iii) modify the terms of such awards to add events or conditions upon which the vesting of such awards or lapse of restrictions will accelerate, (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue after closing or (v) provide that for a period of at least 20 days prior to the Change of Control, any stock options or SARs that would not otherwise become exercisable prior to the Change of Control will be exercisable as to all shares subject thereto.

Limits on Compensation to Non-Employee Directors. The Incentive Compensation Plan provides that no non-employee director of Symbotic may be granted (in any calendar year) compensation with a value in excess of $750,000 ($1,000,000 in the initial year of appointment or election to Symbotic’s board of directors), with the value of any equity-based awards based on the accounting grant date value of such award.

ESPP

The purpose of the ESPP is to provide employees an opportunity to acquire a proprietary interest in Symbotic through the purchase of Symbotic’s Class A Common Stock. We believe that the ESPP advances the interests of Symbotic and its stockholders by providing an investment benefit for its employees that helps attract, reward and retain highly qualified employees and helps align their interests with those of our stockholders.

Share Reserve. The aggregate number of shares of Class A Common Stock of Symbotic that are reserved and available for sale under the ESPP is 1,266,604, which was 2.5% of the total number of outstanding shares as of the closing of the Business Combination (the “Initial Share Limit”), subject to adjustment in accordance with the terms of the ESPP. The Initial Share Limit is subject to an annual increase on the first day of each calendar year, beginning January 1, 2023 and ending on and including January 1, 2032, equal to the lesser of (i) 1% of the aggregate number of shares of Class A Common Stock of Symbotic then outstanding on the final day of the immediately preceding calendar year, (ii) the number of shares that equals twice the size of the Initial Share Limit and (iii) such smaller number of shares (which may be zero) as is determined by the compensation committee of the board of directors prior to such calendar year.

Administration. The compensation committee administers the ESPP. The board of directors may, in its sole discretion, grant awards or administer the ESPP. The compensation committee generally has the authority to interpret the ESPP, establish, amend and rescind any rules and regulations relating to the ESPP, determine the terms and provisions of any agreements entered into under the ESPP and make all other determinations necessary or advisable for administration of the ESPP based on information made available to the compensation committee by the management of Symbotic.

Eligibility. All active employees of Symbotic or of any of its subsidiaries, other than Excluded Employees (as defined below) are eligible to participate in the ESPP; provided that they are customarily employed for at least 20 hours a week on a regular basis and they are employed at the time of the applicable offering period under the ESPP. An “Excluded Employee” will mean those employees or individuals which are temporary or leased employees, interns, and such other individuals deemed ineligible to participate in the ESPP.

Purchase of Shares. The ESPP permits eligible employees to purchase shares of Sybotic’s Class A Common Stock through payroll withholding. Each offering period commencing under the ESPP initially will be six months in duration, commencing on a date determined by the compensation committee. In no event may an offering period extend for more than 27 months. The timing and duration of future offering periods may be changed from time to time. At the end of each offering period, shares will be deposited into the participating employee’s account based on payroll deductions accumulated during that period, not to exceed the lesser of 15% of the employee’s compensation and $25,000 per calendar year.

Purchase Price. The purchase price for each offering period is determined by the Compensation Committee, including whether such purchase price will be determined based on the lesser of the closing price of the shares on (i) the first business day of the offering period or (ii) the last business day of the offering period, or will be based solely on the closing price of the shares on the last business day of the offering period; provided, however, that such purchase price is at least 85% of the applicable closing price. In the absence of a determination by the Compensation Committee, the purchase price is 85% of the lesser of the closing price of the shares on (i) the first business day of the offering period or (ii) the last business day of the offering period.

Participation and Withdrawal from the ESPP. Enrolled employees do not automatically participate in the next offering period. A participant may withdraw from an offering at any time without affecting his or her or their eligibility to participate in future offerings. A participant may elect to decrease or increase the rate of, or stop, deductions one time during an offering period by filing a payroll deduction authorization form.

Termination of Employment. If a participating employee’s employment ends before the last business day of an offering period for any reason, any balance remaining in the employee’s payroll deduction account will be refunded in accordance with Symbotic’s regular payroll practices.

Restrictions on Transfer. Purchase rights granted under the ESPP are not transferable other than by will or the laws of descent and distribution, and will be exercisable during the lifetime of the participant only by the participant.

Adjustments and Reorganization Events. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of shares other than an ordinary cash dividend, (a) the number and class of securities available under the ESPP, (b) the share limitations of the ESPP and (c) the purchase price will be equitably adjusted to the extent determined by the compensation committee. Upon the occurrence of certain reorganization events, the compensation committee may take any actions to adjust options to purchase shares under the ESPP, including the length of offering periods, or any other actions the compensation committee deems appropriate.

Amendment or Termination. Our compensation committee generally may, at any time, amend or terminate the ESPP in any respect, except that, if the amendment would increase the maximum number of shares issuable under the ESPP, such amendment will not be effective without stockholder approval.

DIRECTOR COMPENSATION

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of Symbotic’s board of directors during the fiscal year ended September 24, 2022. Our board of directors adopted a non-employee director compensation program effective as of July 1, 2022 and, as such, the amounts set forth below reflect payments made for the quarter after the program became effective. Other than as set forth in the table and described below, we did not pay any cash compensation, grant any equity awards or non-equity awards to or pay any other form of compensation to any of the non-employee members of Symbotic’s board of directors for their services in fiscal year 2022 as directors of Symbotic.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Richard B. Cohen	—	—	—	—
Rollin Ford	16,250	—	—	16,250
Charles Kane	17,500	—	—	17,500
Todd Krasnow	16,250	—	—	16,250
Michael J. Loparco	—	—	—	—
Vikas J. Parekh(2)	—	—	—	—
Michael Rhodin	14,375	—	—	14,375
Merline Saintil(3)	16,875	830,025	—	846,900

(1)

Amounts shown reflect the full grant date fair value on the date of grant calculated in accordance with FASB ASC Topic 718 of shares of our Class A Common Stock granted to the directors in fiscal year 2022.

(2)	Mr. Parekh has declined to receive any compensation as a director of Symbotic.
(3)

Ms. Saintil received an equity award of 52,500 RSUs on August 17, 2022 pursuant to the terms of her invitation to join the board of advisors of Warehouse on October 20, 2021 in anticipation of the Business Combination and Symbotic becoming a public company, and in recognition of her contributions while serving on the board of advisors. The RSUs vest as follows: 1/3 of the RSUs vest on each of October 20, 2022, October 20, 2023 and October 20, 2024, subject to Ms. Saintil continued service with Symbotic on the applicable vesting dates.

(4)	As of September 24, 2022, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors was:

Name	Shares Underlying Stock Awards(1)
Rollin Ford	—
Charles Kane	—
Todd Krasnow	—
Vikas J. Parekh	—
Michael Rhodin	—
Merline Saintil	52,500

(1)	Represents the number of shares underlying any outstanding unvested RSU award.

Our board of directors has adopted a non-employee director compensation program effective as of July 1, 2022 that entitles our non-employee directors to a cash retainer for service on the board of directors and for service on each committee on which the director is a member. Such fees are payable in arrears in four equal quarterly installments on the last regularly scheduled Symbotic payday of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our board of directors. The fees payable to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member was as follows effective as of July 1, 2022 for the fiscal year ended September 24, 2022:

	Member Annual Fee ($)	Chair Annual Fee ($)
Board of Directors	50,000	100,000
Audit Committee	10,000	20,000
Compensation Committee	7,500	15,000
Nominating and Corporate Governance Committee	5,000	10,000

In addition, our non-employee director compensation program entitles each director to an annual grant of RSUs to be granted on the date of our annual meeting of stockholders in conjunction with his or her election or reelection to the board. The annual grant will have a grant date fair value equal to $175,000 and will vest upon the earlier of one year from the grant date, the next annual meeting of stockholders or a change of control of Symbotic. In addition, upon a director’s initial appointment or election to the board of directors, the direction will receive RSUs with a grant date fair value equal to $350,000 that will vest in three equal installments on each of the first three anniversaries of the grant date.

We also plan to continue to reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee of our board of directors on which he or she serves.

DESCRIPTION OF CAPITAL STOCK

As of September 24, 2022, Symbotic had one class of securities registered under Section 12 of the Exchange Act: our Class A Common Stock.

Your rights as a Symbotic stockholder will be governed by Delaware law, the Charter and the Bylaws. The following description of the terms of the Symbotic’s capital stock is not complete and is qualified in its entirety by reference to the applicable provisions of Delaware law as well as the Charter and Bylaws incorporated by reference hereto. We urge you to read the applicable provisions of Delaware law as well as the Charter and Bylaws, incorporated by reference to this prospectus, respectively, carefully and in their entirety because they describe your rights as a Symbotic stockholder.

Authorized and Outstanding Stock

The Charter authorizes the issuance of shares, each with a par value of $0.0001 per share, consisting of:

•	3,000,000,000 shares of Class A Common Stock;

•	1,000,000,000 shares of Class V-1 common stock;

•	450,000,000 shares of Class V-3 common stock; and

•	50,000,000 shares of undesignated preferred stock.

Class A Common Stock

As of December 9, 2022, there are 58,556,850 shares of Class A Common Stock outstanding. All shares of Class A Common Stock are fully paid and non-assessable.

Voting rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters submitted to a vote of the stockholders. Holders of Class A Common Stock will vote together with other holders of common stock as a single class on all matters (or, if any holders of any series of preferred stock are entitled to vote together with the holders of common stock, as a single class with the holders of such series of preferred stock). Notwithstanding the foregoing, the holders of shares of any series of common stock will be entitled to vote as a separate class upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would adversely alter or change the powers, preferences or special rights of such series of common stock. Except as expressly required by law, holders of common stock, as such, will not be entitled to vote on any amendment to the Charter (including any certificate of designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation) or pursuant to the DGCL.

Dividend rights. Subject to the rights and preferences of any holders of any outstanding series of preferred stock, the holders of Class A Common Stock will be entitled to the payment of dividends and other distributions of cash, stock or property on the Class A Common Stock when, as and if declared by the board of directors in accordance with law.

Rights upon liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, our funds and assets that may be legally distributed to our stockholders will be distributed among the holders of the then-outstanding Class A Common Stock pro rata in accordance with the number of shares of Class A Common Stock held by each such holder.

Other rights. The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of the preferred stock we may issue in the future.

Class V-1 Common Stock and Class V-3 Common Stock

As of December 9, 2022, there are 78,416,874 shares of Class V-1 common stock and 416,933,025 shares of Class V-3 common stock outstanding. All shares of Class V-1 common stock and Class V-3 common stock are fully paid and non-assessable.

Voting rights. Each holder of Class V-1 common stock is entitled to one vote for each share of Class V-1 common stock held of record by such holder on all matters submitted to a vote of the stockholders, and each holder of Class V-3 common stock is entitled to three votes for each share of Class V-3 common stock held of record by such holder on all matters submitted to a vote of the stockholders. Holders of Class V-1 common stock and Class V-3 common stock will vote together with other holders of common stock as a single class on all matters (or, if any holders of any series of preferred stock are entitled to vote together with the holders of common stock, as a single class with the holders of such series of preferred stock). Notwithstanding the foregoing, the holders of shares of any series of common stock will be entitled to vote as a separate class upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would adversely alter or change the powers, preferences or special rights of such series of common stock. Except as expressly required by law, holders of common stock, as such, will not be entitled to vote on any amendment to the Charter (including any certificate of designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation) or pursuant to the DGCL.

Dividend rights. Except as provided in the Charter with respect to certain stock adjustments, dividends of cash or property may not be declared or paid on shares of Class V-1 common stock or Class V-3 common stock.

Rights upon liquidation. The holders of shares of Class V-1 common stock and Class V-3 common stock will not be entitled to receive any assets of Symbotic in the event of any voluntary or involuntary liquidation, dissolution or winding up of Symbotic.

Other rights. The holders of Class V-1 common stock and Class V-3 common stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class V-1 common stock or Class V-3 common stock. The rights, preferences and privileges of holders of the Class V-1 common stock and Class V-3 common stock will be subject to those of the holders of any shares of the preferred stock we may issue in the future. Subject to the terms of the New Symbotic Holdings LLC Agreement, holders of New Symbotic Holdings Common Units may cause us to redeem all or any portion of such holder’s New Symbotic Holdings Common Units, and in connection with such redemption, we may be required to deliver Class A common units to such holder.

Conversion of Class V-3 Common Stock. Class V-3 common stock convert into Class V-1 common stock in certain situations, including automatically seven years following the Business Combination.

Transfer of Class V-1 Common Stock and Class V-3 Common Stock. No holder of Class V-1 common stock or Class V-3 common stock may transfer such shares to any person unless such holder also simultaneously transfers an equal number of such holder’s New Symbotic Holdings Common Units to the same person in accordance with the terms of the New Symbotic Holdings LLC Agreement. Upon a transfer of New Symbotic Holdings Common Units in accordance with the New Symbotic Holdings LLC Agreement, an equal number of shares of Class V-1 common stock and/or Class V-3 common stock that correspond to such New Symbotic Holdings Common Units will automatically and simultaneously be transferred to the same transferee of such New Symbotic Holdings Common Units. Any attempted or purported transfer of shares of Class V-1 common stock and Class V-3 common stock in violation of the foregoing restrictions will be null and void.

Cancellation of Class V-1 Common Stock and Class V-3 Common Stock. In the event that any outstanding share of Class V-1 common stock or Class V-3 common stock ceases to be held directly or indirectly by a holder of a New Symbotic Holdings Common Units, such share will automatically be transferred to Symbotic and cancelled for no consideration.

Further Issuance of Class V-3 Common Stock. We will not issue additional shares of Class V-3 common stock.

Preferred Stock

As of the date hereof, no preferred stock is issued and outstanding. The Charter authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock are available for issuance without further action by the holders of the common stock. The board of directors has the discretion to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Symbotic without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of the common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock. At present, we have no plans to issue any preferred stock.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of the business and therefore do not anticipate declaring or paying any cash dividends on common stock in the foreseeable future.

Anti-Takeover Provisions

The Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized in this section, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate our board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

These provisions include:

Authorized but Unissued Shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations. Symbotic will not be governed by Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, Symbotic will not be subject to any anti-takeover effects of Section 203. Nevertheless, the Charter contains provisions that will have a similar effect to Section 203, which will take effect from and after the Restriction Effective Time, except that such restrictions on business combinations shall not apply to any interested stockholder that became such prior to the Restriction Effective Time.

Stockholder Action; Special Meetings of Stockholders. The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Symbotic capital stock would not be able to amend our bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws. Further, the Charter provides that special meetings of our stockholders may be called, for any purpose or purposes, at any time only by or at the direction of our board of directors, the chairperson of Symbotic’s board of directors or the Chief Executive Officer, and will not be called by any other person or persons. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Symbotic capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, our Bylaws established an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of our board of directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors, or (iii) otherwise properly brought before the meeting by a stockholder who (a) was a stockholder on the date of giving the notice, on the record date for the determination of the stockholders entitled to vote at the meeting and at the time of the meeting, (b) entitled to vote at the meeting, and (c) has complied with the advance notice procedures specified in our Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Stockholders may not nominate persons for election to our board of directors at any special meeting of stockholders.

Further, for business and nominations of persons for election to the board of directors to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Bylaws.

To be timely, a stockholder’s notice must be received in accordance with an “Acceptable Delivery Method” not earlier than the 120th day, and not later than the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days earlier or delayed (other than as a result of adjournment or recess) by more than 60 days later than such anniversary date, or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, such stockholders’ notice must be received not earlier than the 120th day prior to such annual meeting and not later than the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public disclosure of the date of such annual meeting is first made by the Company (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or special meeting may only consider proposals or nominations properly brought before a meeting of stockholders. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws. Our Bylaws may be amended or repealed by a majority vote of the board of directors or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of the board of directors and at least sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of the Charter.

Quorum

Our Bylaws provide that, at any meeting of the board of directors, a majority of the total number of directors then in-office constitutes a quorum.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws provide indemnification and advancement of expenses for the directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Charter and Bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Symbotic’s stockholders will have appraisal rights in connection with a merger or consolidation of Symbotic. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Forum Selection

The Charter provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to, (i) any derivative action or proceeding brought on behalf of Symbotic; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of Symbotic to Symbotic or its stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Charter or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, will be a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Further, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder will be the federal district court for the District of Delaware (or if such court does not have jurisdiction over such action, any other federal district court) of the United States; provided that, if such forum is illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act will be the Court of Chancery of the State of Delaware.

Transfer Restrictions

The A&R Registration Rights Agreement provides that Symbotic Equityholders are subject to certain restrictions on transfers with respect to any New Symbotic Holdings Common Units or shares of the Company’s common stock held by the Symbotic Equityholders pursuant to a direct exchange or redemption of New Symbotic Holdings Common Units pursuant to the New Symbotic Holdings LLC Agreement. Pursuant to the A&R Registration Rights Agreement, such restrictions began at the Closing and, with respect to shares held by the Symbotic Director Equityholders, end on the date that is the earlier of (a) one year after the Closing Date and (b) the date following the Closing Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their common stock for cash, securities or other property, and (ii) with respect the Symbotic Officer Equityholders, end on the date that is the earlier of (a) 180 days after the Closing Date and (b) the date following the Closing Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of Symbotic’s shareholders having the right to exchange their common stock for cash, securities or other property. Such restrictions with respect to the Symbotic Officer Equityholders ended on December 4, 2022.

The Sponsor Letter Agreement provides that the Sponsor and the directors and officers of SVF 3 (the “SVF Insiders”) are subject to certain restrictions on transfers with respect to certain shares of common stock held by the Sponsor or the SVF Insiders. Such restrictions end on the date that is the earlier of (i) one year after the completion of the Business Combination and (ii) the date following the completion of the Business Combination on which Symbotic completes a liquidation, merger, share exchange or other similar transaction that results in all of the Symbotic shareholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if, subsequent to the Business Combination, the last reported sale price of Symbotic’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Business Combination, the Sponsor Shares shall be released from the foregoing lock-up.

Stockholder Registration Rights

Symbotic entered into the A&R Registration Rights Agreement, pursuant to which, among other things, the Sponsor, certain of SVF 3’s independent directors and the Symbotic Equityholders have specified rights to require Symbotic to register all or a portion of their shares under the Securities Act. The Subscribers also have certain customary registration rights pursuant to the Subscription Agreements.

Trading Symbol and Market

Our Class A Common Stock is listed on NASDAQ under the symbol “SYM.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding the beneficial ownership of the Company as of December 9, 2022 by:

•	each person known to the Company to be the beneficial owner of more than 5% of any class of the outstanding common stock of the Company;

•	each of the Company’s named executive officers and directors; and

•	all executive officers and directors of the Company as a group.

The beneficial ownership of shares of the Company’s common stock is based on (i) 58,556,850 shares of Class A Common Stock issued and outstanding as of December 9, 2022, (ii) 78,416,874 shares of Class V-1 Common Stock issued and outstanding as of December 9, 2022, and (iii) 416,933,025 shares of Class V-3 Common Stock issued and outstanding as of December 9, 2022.

Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Class	Number of Shares Class V-1 Common Stock Beneficially Owned	Percentage of Class	Number of Shares Class V-3 Common Stock Beneficially Owned	Percentage of Class	Number of Shares of Class A, Class V-1 and Class V-3 Common Stock Beneficially Owned	Percentage Ownership
Five Percent Holders of Symbotic:
Richard B. Cohen(1)	—	—	6,298,714	8.0%	209,875,898	50.3%	216,174,612	39.0%
David A. Ladensohn, individually and as trustee of certain Cohen family trusts(2)	80,100	*	5,264,638	6.7%	200,494,891	48.1%	205,839,629	37.2%
Janet L. Cohen, as trustee of certain Cohen family trusts(3)	—	—	4,605,762	5.9%	175,402,713	42.1%	180,008,475	32.5%
The RBC 2021 4 Year GRAT(4)	—	—	4,289,412	5.5%	163,355,074	39.2%	167,644,486	30.3%
The RBC Millennium Trust(5)	—	—	4,241,872	5.4%	161,544,569	38.7%	165,786,441	29.9%
Walmart Inc.(6)	15,000,000	25.6%	44,905,922	57.3%	—	—	59,905,922	10.8%
RJJRP Holdings, Inc.(7)	—	—	1,878,766	2.4%	41,549,600	10.0%	43,428,366	7.8%
SVF II SPAC Investment 3 (DE) LLC(8)	20,000,000	34.2%	—	—	—	—	20,000,000	3.6%
SVF Sponsor III (DE) LLC(9)	9,090,000	15.5%	—	—	—	—	9,090,000	167%

Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Class	Number of Shares Class V-1 Common Stock Beneficially Owned	Percentage of Class	Number of Shares Class V-3 Common Stock Beneficially Owned	Percentage of Class	Number of Shares of Class A, Class V-1 and Class V-3 Common Stock Beneficially Owned	Percentage Ownership
Directors and Named Executive Officers of Symbotic:
Richard B. Cohen(1)	—	—	6,298,714	8.0%	209,875,898	50.3%	216,174,612	39.0%
Rollin Ford	—	—	—	—	—	—	—	—
Charles Kane	65,000	*	754,698	1.0%	—	—	819,698	*
Todd Krasnow(10)	50,000	*	1,239,215	1.6%	—	—	1,289,215	*
Vikas J. Parekh	—	—	—	—	—	—	—	—
Michael Rhodin	50,000	*	754,698	1.0%	—	—	804,698	*
Merline Saintil	20,000	*	—	—	—	—	20,000	*
Thomas Ernst	—	—	1,010,353	1.3%	—	—	1,010,353	*
Michael Dunn(11)	144,939	—	—	—	—	—	144,939	*
Directors and Executive Officers of Symbotic as a group (14 individuals)	674,127	1.2%	13,534,649	17.3%	209,875,898	50.3%	224,084,674	40.5%

*	Less than one percent
(1)

Richard B. Cohen may be deemed to beneficially own Class V-3 Common Stock owned of record by (A) the RBC 2021 4 Year GRAT, for which he serves as sole trustee, (B) RJJRP Holdings, Inc., of which he is the President and Chief Executive Officer, and (C) the Richard B. Cohen Revocable Trust, for which he serves as sole trustee. Mr. Cohen disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of Mr. Cohen is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(2)

David A. Ladensohn is a long-time friend of Richard B. Cohen and may be deemed to beneficially own Class V-3 Common Stock owned of record by (A) the RBC Millennium Trust, for which he serves as co-trustee with Janet L. Cohen and may be deemed to have shared voting and investment power, (B) the Jill Cohen Mill Trust, for which he serves as co-trustee with Janet L. Cohen and may be deemed to have shared voting and investment power, (C) the 2014 QSST F/B/O Rachel Cohen Kanter, for which he serves as sole trustee, and (D) the 2014 QSST F/B/O Perry Cohen, for which he serves as sole trustee. Mr. Ladensohn may also be deemed to beneficially own Class A Common Stock owned of record by (A) David A. Ladensohn Roth IRA, for which he may be deemed to have voting and investment power, (B) Ladensohn Family Investments, Ltd., of which he is a general partner and (C) the Eliza Ladensohn New Hampshire Trust, for which he serves as trustee. Mr. Ladensohn disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of Mr. Ladensohn is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(3)

Janet L. Cohen is the wife of Richard B. Cohen and may be deemed to beneficially own Class V-3 Common Stock owned of record by (A) the RBC Millennium Trust, for which she serves as co-trustee with David A. Ladensohn and may be deemed to have shared voting and investment power, and (B) the Jill Cohen Mill Trust, for which she serves as co-trustee with David A. Ladensohn and may be deemed to have shared voting and investment power. Ms. Cohen disclaims beneficial ownership of such securities except to the extent of her pecuniary interest therein. The address of Ms. Cohen is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(4)	The address of the RBC 2021 4 Year GRAT is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.
(5)	The address of the RBC Millennium Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.
(6)	The address of Walmart Inc. is 702 Southwest 8th Street, Bentonville, AR 72716.
(7)	The address of RJJRP Holdings, Inc. is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(8)

SVF II SPAC Investment 3 (DE) LLC (“SVF II”), the Forward Purchase Investor under the Forward Purchase Agreement, is a wholly-owned subsidiary of SVF II Holdings (DE) LLC. SoftBank Vision Fund II-2 L.P. is the sole limited partner of SVF II Aggregator (Jersey) L.P., which is the sole member of SVF II Holdings (DE) LLC, which is the sole member of SVF II. SB Global Advisers Limited (“SBGA”) has been appointed as manager and is responsible for making all decisions related to the acquisition, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF II. Spencer Collins, Rajeev Misra, and Neil Hadley are the directors of SBGA. As a result of these relationships, each of these entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF II. Each of them disclaims any such beneficial ownership. The registered address for each of SVF II and SVF II Holdings (DE) LLC is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. The registered address of SoftBank Vision Fund II-2 L.P. and SVF II Aggregator (Jersey) L.P. is c/o Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The business address of SBGA is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom.

(9)

SVF Sponsor III (DE) LLC is a wholly-owned subsidiary of SB Investment Advisers (US) Inc. (“SBIA US”). SBIA US is a Delaware corporation and an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. The Sponsor is exclusively responsible for making all decisions related to the acquisition, structuring, financing, and disposal of the Sponsor’s investments. Daniel Elefant and Jonathan Duckles are the directors of the Sponsor. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities held of record by the Sponsor. Each of them disclaims any such beneficial ownership. The registered address of the Sponsor is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. The business address for SBIA US is 1 Circle Star Way, San Carlos, California 94070.

(10)

Todd Krasnow may be deemed to beneficially own Class A Common Stock owned of record by (A) The Krasnow Family 2019 Charitable Remainder Unitrust, for which he serves as trustee, and (B) The Todd and Deborah Krasnow Charitable Remainder Unitrust, for which he serves as trustee. Mr. Krasnow disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of Mr. Krasnow is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(11)	Consists of 144,939 shares of Class A Common Stock and 250,970 shares of Class A Common Stock that will be issuable upon the vesting of restricted stock units within 60 days of December 9, 2022.
(12)	Includes 289,188 shares of Class A Common Stock that will be issuable upon the vesting of restricted stock units within 60 days of December 9, 2022.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock after the date of this prospectus. The following table sets forth certain information as of December 9, 2022 provided by or on behalf of the Selling Securityholders regarding the beneficial ownership of the Selling Securityholders of our Class A Common Stock and the shares of Class A Common Stock being offered by the Selling Securityholders. The applicable percentage ownership of the securities being offered hereby is based on approximately 58,556,850 shares of Class A Common Stock, 78,416,874 shares of Class V-1 Common Stock, and 416,933,025 shares of Class V-3 Common Stock outstanding as of December 9, 2022. Information with respect to shares of Class A Common Stock owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock offered and no other purchases or sales of our securities.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Securityholder	Shares of Class A Common Stock Owned Prior to Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Owned After the Offered Shares are Sold	Percentage of Class A Common Stock Owned After the Offered Shares are Sold
Adage Capital Partners, L.P.(1)	1,487,400	1,487,400	—	—
Alice C. Panitz Residuary Trust(2)	25,000	25,000	—	—
Alona Florenz(3)	20,000	20,000	—	—
Andrew Connell(4)	15,000	15,000	—	—
Anthony Sattler(5)	10,000	10,000	—	—
Audrey Exempt Trust, u/a dated January 29, 2015(6)	409,310	409,310	—	—
Benton Family Partners, LLC(7)	500,000	500,000	—	—
BlackRock, Inc.(8)	2,000,000	2,000,000	—	—
Bryan Granger(9)	35,000	35,000	—	—
Charles F. Kane(10)	829,353	829,353	—	—
Christine Curtis(11)	10,000	10,000	—	—
Corey Dufresne(12)	2,046,619	2,046,619	—	—
Cristiana Falcone(13)	50,000	50,000	—	—
Daniel Fudger(14)	20,000	20,000	—	—
David A. Ladensohn Roth IRA(15)	25,000	25,000	—	—
David Hinderaker(16)	10,000	10,000	—	—
Eliza Ladensohn New Hampshire Trust(17)	5,100	5,100	—	—
Eric Winn Jr.(18)	30,000	30,000	—	—
George Dramalis(19)	764,353	764,353	—	—
George Sampas(20)	50,000	50,000	—	—
Greg Patch(21)	20,000	20,000	—	—
Gregory J. Harman(22)	12,500	12,500	—	—
Iman Abbasi(23)	101,913	101,913	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Owned Prior to Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Owned After the Offered Shares are Sold	Percentage of Class A Common Stock Owned After the Offered Shares are Sold
Jessica Exempt Trust, u/a dated January 29, 2015(24)	409,310	409,310	—	—
Joseph P. Toce, Jr.(25)	50,000	50,000	—	—
JPT 2008 Trust(26)	25,000	25,000	—	—
Julie Drake(27)	10,000	10,000	—	—
Kevin F. McNamara(28)	50,000	50,000	—	—
Ladensohn Family Investments, Ltd.(29)	50,000	50,000	—	—
Mark J. McGowan(30)	30,000	30,000	—	—
Merline Saintil(31)	20,000	20,000	—	—
Michael Carpenter(32)	50,000	50,000	—	—
Michael O. Chaney and Kathleen J. Chaney(33)	10,000	10,000	—	—
Michael P. Papaleo and Yvonne M. Papaleo(34)	35,000	35,000	—	—
Michael Rhodin and Ingrid Klove(35)	814,353	814,353	—	—
Michael Tobin(36)	50,000	50,000	—	—
Miriam Ort(37)	55,000	55,000	—	—
Paige Exempt Trust, u/a dated January 29, 2015(38)	409,310	409,310	—	—
Perry Cohen(39)	4,093,238	4,093,238	—	—
Peter J. Fiore and Catherine M. Fiore(40)	50,000	50,000	—	—
Richard B. Cohen Revocable Trust(41)	5,167,028	5,167,028	—	—
RJJRP Holdings, Inc.(42)	44,367,748	44,367,748	—	—
RLF 2020 Gift Trust(43)	30,000	30,000	—	—
Robert L. Palmer and Margaret M. Palmer(44)	662,090	662,090	—	—
Ronald Chad Gober(45)	10,000	10,000	—	—
Ronald M. Wright and Elizabeth C. Wright(46)	20,000	20,000	—	—
Saba Capital Master Fund III, L.P.(47)	29,446	29,446	—	—
Saba Capital Master Fund, Ltd.(48)	213,145	213,145	—	—
Saba Capital SPAC Opportunities, Ltd.(49)	9,266	9,266	—	—
Saba II AIV LP(50)	248,143	248,143	—	—
Sudhakar Lingineni(51)	20,000	20,000	—	—
SVF II SPAC Investment 3 (DE) LLC(52)	20,000,000	20,000,000	—	—
SVF Sponsor III (DE) LLC(53)	9,090,000	9,090,000	—	—
The 2014 QSST F/B/O Perry Cohen(54)	12,968,460	12,968,460	—	—
The 2014 QSST F/B/O Rachel Cohen Kanter(55)	13,112,032	13,112,032	—	—
The Jill Cohen Mill Trust(56)	14,403,979	14,403,979	—	—
The Kanter Family Trust(57)	1,291,947	1,291,947	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Owned Prior to Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Owned After the Offered Shares are Sold	Percentage of Class A Common Stock Owned After the Offered Shares are Sold
The Krasnow Family 2019 Charitable Remainder Unitrust(58)	25,000	25,000	—	—
The PLC Family Trust(59)	1,435,519	1,435,519	—	—
The RBC 2021 4 Year GRAT(60)	169,789,192	169,789,192	—	—
The RBC Millennium Trust(61)	167,907,377	167,907,377	—	—
The Tanaka Growth Fund(62)	70,000	70,000	—	—
The Todd and Deborah Krasnow Charitable Remainder Unitrust(63)	25,000	25,000	—	—
Thomas Ernst(64)	1,023,279	1,023,279	—	—
Todd Krasnow(65)	1,255,069	1,255,069	—	—
Walmart Inc.(66)	76,350,823	76,350,823	—	—
William M. Boyd III(67)	764,353	764,353	—	—

(1)

Securities offered hereby consist of 1,487,400 shares of Class A Common Stock held by Adage Capital Partners, L.P. Phillip Gross is the managing member of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage Capital Partners, L.P., and each such person or entity, as the case may be, may be deemed the beneficial owner of such shares. The business address of Adage Capital Partners, L.P. is 200 Clarendon St, 52nd Fl, Boston, MA 02110.

(2)

Securities offered hereby consist of 25,000 shares of Class A Common Stock held by Alice C. Panitz Residuary Trust. Claudia Ladensohn, as trustee of Alice C. Panitz Residuary Trust, may be deemed to have voting and investment control with respect to the shares held by Alice C. Panitz Residuary Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Ladensohn disclaims beneficial ownership of such securities. Ms. Ladensohn’s spouse, David A. Ladensohn, is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. The business address of Alice C. Panitz Residuary Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(3)

Securities offered hereby consist of 20,000 shares of Class A Common Stock held by Alona Florenz. Alona Florenz may be deemed to be an affiliate of the Company by virtue of her employment as Senior Vice President, Corporate Development and Financial Planning & Analysis with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Ms. Florenz is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(4)

Securities offered hereby consist of 15,000 shares of Class A Common Stock held by Andrew Connell. Andrew Connell may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Center Store Procurement with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Connell is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(5)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by Anthony Sattler. Anthony Sattler may be deemed to be an affiliate of the Company by virtue of his employment as Senior President, Fresh Procurement and Merchandising with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Sattler is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(6)

Securities offered hereby consist of 409,310 shares of Class V-1 common stock held by Audrey Exempt Trust, u/a dated January 29, 2015. Sandra Ford, as trustee of Audrey Exempt Trust, u/a dated January 29, 2015, may be deemed to have voting and investment control with respect to the shares held by Audrey Exempt Trust, u/a dated January 29, 2015, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Ford disclaims beneficial ownership of such securities. Ms. Ford’s spouse, Rollin Ford, is a director of the Company. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of Audrey Exempt Trust, u/a dated January 29, 2015 is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(7)

Securities offered hereby consist of 500,000 shares of Class A Common Stock held by Benton Family Partners, LLC. Daniel Benton, as General Manager of Benton Family Partners, LLC, may be deemed to have voting and investment control with respect to the shares held by Benton Family Partners, LLC, and therefore may be deemed to be the beneficial owner of such shares. The business address of Benton Family Partners, LLC is 96 Upper Hook Road, Katonah, NY 10536.

(8)

The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BGF Fixed Income Global Opportunities Fund; BlackRock Capital Allocation Trust; BlackRock ESG Capital Allocation Trust; BlackRock Global Allocation Collective Fund; BlackRock Global Allocation Fund, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Funds – Global Allocation Fund; BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Investment Management (Australia) Limited as responsible entity of the BlackRock Global Allocation Fund (Aust); and BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(9)

Securities offered hereby consist of 35,000 shares of Class A Common Stock held by Bryan Granger. Bryan Granger may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Operations Law and Compliance with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Granger is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(10)

Securities offered hereby consist of 65,000 shares of Class A Common Stock, 764,353 shares of Class V-1 common stock held by Charles F. Kane. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Charles F. Kane is a current director of the Company. The business address of Mr. Kane is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(11)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by Christine Curtis. Christine Curtis may be deemed to be an affiliate of the Company by virtue of her employment as Senior Vice President and General Manager, Commercial with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Ms. Curtis is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(12)

Securities offered hereby consist of 2,046,619 shares of Class V-1 common stock held by Corey Dufresne. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Corey Dufresne is the current Vice President, General Counsel and Secretary of the Company. The business address of Mr. Dufresne is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(13)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Cristiana Falcone. Cristiana Falcone was previously a director of SVF 3 prior to the Business Combination (as described in Prospectus Summary—Background herein). The business address of Ms. Falcone is c/o SBIA US, 1 Circle Star Way, San Carlos, CA 94070.

(14)

Securities offered hereby consist of 20,000 shares of Class A Common Stock held by Daniel Fudger. Daniel Fudger may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President Merchandising, Supply Chain & Trade Relations with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Fudger is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(15)

Securities offered hereby consist of 25,000 shares of Class A Common Stock held by David A. Ladensohn Roth IRA. David A. Ladensohn may be deemed to have voting and investment control with respect to the shares held by David A. Ladensohn Roth IRA, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn disclaims beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. The business address of David A. Ladensohn Roth IRA is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(16)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by David Hinderaker. David Hinderaker may be deemed to be an affiliate of the Company by virtue of his employment as General Manager of Grocers Supply with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Hinderaker is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(17)

Securities offered hereby consist of 5,100 shares of Class A Common Stock held by Eliza Ladensohn New Hampshire Trust. David A. Ladensohn, as trustee of Eliza Ladensohn New Hampshire Trust, may be deemed to have voting and investment control with respect to the shares held by Eliza Ladensohn New Hampshire Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn disclaims beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. The business address of Eliza Ladensohn New Hampshire Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(18)

Securities offered hereby consist of 30,000 shares of Class A Common Stock held by Eric Winn Jr. Eric Winn Jr. may be deemed to be an affiliate of the Company by virtue of his employment as Chief Operating Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Winn Jr. is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(19)

Securities offered hereby consist of 764,353 shares of Class V-1 common stock held by George Dramalis. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). George Dramalis is the current Chief Information Officer of the Company. The business address of Mr. Dramalis is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(20)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by George Sampas. Mr. Sampas is a partner at Sullivan & Cromwell LLP, which provides legal services to the Company. The business address of Mr. Sampas is c/o Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004.

(21)

Securities offered hereby consist of 20,000 shares of Class A Common Stock held by Greg Patch. Greg Patch may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Operations with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Patch is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(22)

Securities offered hereby consist of 12,500 shares of Class A Common Stock held by Gregory J. Harman. Gregory J. Harman may be deemed to be an affiliate of the Company by virtue of his employment as SVP, Operations with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Harman is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(23)

Securities offered hereby consist of 101,913 shares of Class V-1 common stock held by Iman Abbasi. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Ms. Abbasi was previously the Chief Human Resources Officer of Symbotic LLC. The business address of Ms. Abbasi is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(24)

Securities offered hereby consist of 409,310 shares of Class V-1 common stock held by Jessica Exempt Trust, u/a dated January 29, 2015. Sandra Ford, as trustee of Jessica Exempt Trust, u/a dated January 29, 2015, may be deemed to have voting and investment control with respect to the shares held by Jessica Exempt Trust, u/a dated January 29, 2015, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Ford disclaims beneficial ownership of such securities. Ms. Ford’s spouse, Rollin Ford, is a director of the Company. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of Jessica Exempt Trust, u/a dated January 29, 2015 is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(25)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Joseph P. Toce, Jr. Mr. Toce is an employee of Andersen Tax LLC, which provides accounting and tax consulting services to the Company. The business address of Mr. Toce, Jr. is c/o Andersen Tax LLC, 1700 East Putnam Avenue, Suite 408, Old Greenwich, CT 06870.

(26)

Securities offered hereby consist of 25,000 shares of Class A Common Stock held by JPT 2008 Trust. Caroline Toce, as trustee of JPT 2008 Trust, may be deemed to have voting and investment control with respect to the shares held by JPT 2008 Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Toce disclaims beneficial ownership of such securities. The business address of JPT 2008 Trust is c/o Andersen Tax LLC, 1700 East Putnam Avenue, Suite 408, Old Greenwich, CT 06870.

(27)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by Julie Drake. Julie Drake may be deemed to be an affiliate of the Company by virtue of her employment as Vice President, Assistant Treasurer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Ms. Drake is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(28)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Kevin F. McNamara. Kevin F. McNamara may be deemed to be an affiliate of the Company by virtue of his employment as Chief Financial Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. McNamara is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.
(29)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Ladensohn Family Investments, Ltd. David A. Ladensohn, as a general partner of Ladensohn Family Investments, Ltd., may be deemed to have shared voting and investment control with respect to the shares held by Ladensohn Family Investments, Ltd., and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn disclaims beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. The business address of Ladensohn Family Investments, Ltd. is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(30)

Securities offered hereby consist of 30,000 shares of Class A Common Stock held by Mark J. McGowan. Mark J. McGowan may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Retail with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. McGowan is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(31)

Securities offered hereby consist of 20,000 shares of Class A Common Stock held by Merline Saintil. Merline Saintil is a current director of the Company. The business address of Ms. Saintil is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(32)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Michael Carpenter. Michael Carpenter was previously a director of SVF 3 prior to the Business Combination (as described in Prospectus Summary—Background herein). The business address of Mr. Carpenter is c/o SBIA US, 1 Circle Star Way, San Carlos, CA 94070.

(33)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by Michael O. Chaney and Kathleen J. Chaney. Michael O. Chaney and Kathleen J. Chaney own the securities offered hereby as joint tenants with a right of survivorship. The business address of Mr. and Ms. Chaney is 9897 Sen James Ct, Cincinnati, OH 45241.

(34)

Securities offered hereby consist of 35,000 shares of Class A Common Stock held by Michael P. Papaleo and Yvonne M. Papaleo. Michael P. Papaleo and Yvonne M. Papaleo own the securities offered hereby as joint tenants with a right of survivorship. Michael P. Papaleo may be deemed to be an affiliate of the Company by virtue of his employment as Executive Vice President and Chief Procurement Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. and Ms. Papaleo is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(35)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Michael Rhodin and Ingrid Klove as joint tenants with a right of survivorship and 764,353 shares of Class V-1 common stock held by Michael Rhodin. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Michael Rhodin is a current director of the Company. The business address of Mr. Rhodin and Ms. Klove is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(36)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Michael Tobin. Michael Tobin was previously a director of SVF 3 prior to the Business Combination (as described in Prospectus Summary—Background herein). The business address of Mr. Tobin is c/o SBIA US, 1 Circle Star Way, San Carlos, CA 94070.

(37)

Securities offered hereby consist of 55,000 shares of Class A Common Stock held by Miriam Ort. Miriam Ort may be deemed to be an affiliate of the Company by virtue of her employment as Chief Human Resources Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Ms. Ort is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(38)

Securities offered hereby consist of 408,950 shares of Class V-1 common stock held by Paige Exempt Trust, u/a dated January 29, 2015. Sandra Ford, as trustee of Paige Exempt Trust, u/a dated January 29, 2015, may be deemed to have voting and investment control with respect to the shares held by Paige Exempt Trust, u/a dated January 29, 2015, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Ford disclaims beneficial ownership of such securities. Ms. Ford’s spouse, Rollin Ford, is a director of the Company. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of Paige Exempt Trust, u/a dated January 29, 2015 is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(39)

Securities offered hereby consist of 3,938,126 shares of Class V-3 common stock and 155,112 shares of Class V-1 common stock held by Perry Cohen. Shares of Class V-3 common stock and Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of Symbotic at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Perry Cohen is the son of Richard B. Cohen, who serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. The business address of Mr. Cohen is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(40)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Peter J. Fiore and Catherine M. Fiore. Peter J. Fiore and Catherine M. Fiore own the securities offered hereby as joint tenants with a right of survivorship. Peter J. Fiore may be deemed to be an affiliate of the Company by virtue of his employment as Supply Chain Strategic Advisor with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. and Ms. Fiore is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(41)

Securities offered hereby consist of 4,971,224 shares of Class V-3 common stock and 195,804 shares of Class V-1 common stock held by Richard B. Cohen Revocable Trust. Richard B. Cohen, as trustee of Richard B. Cohen Revocable Trust, may be deemed to have voting and investment control with respect to the shares held by Richard B. Cohen Revocable Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Cohen disclaims beneficial ownership of such securities. Shares of Class V-3 common stock and Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Richard B. Cohen is the current Chairman, President and Chief Product Officer of the Company. The business address of Richard B. Cohen Revocable Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(42)

Securities offered hereby consist of 41,549,600 shares of Class V-3 common stock and 2,818,148 shares of Class V-1 common stock held by RJJRP Holdings, Inc. Richard B. Cohen, as President and Chief Executive Officer of RJJRP Holdings, Inc., may be deemed to have voting and investment control with respect to the shares held by RJJRP Holdings, Inc., and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Cohen disclaims beneficial ownership of such securities. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Richard B. Cohen is the current Chairman, President and Chief Product Officer of the Company. The business address of RJJRP Holdings, Inc. is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(43)

Securities offered hereby consist of 30,000 shares of Class A Common Stock held by RLF 2020 Gift Trust. Sandra Ford, as trustee of RLF 2020 Gift Trust, may be deemed to have voting and investment control with respect to the shares held by RLF 2020 Gift Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Ford disclaims beneficial ownership of such securities. Ms. Ford’s spouse, Rollin Ford, is a director of the Company. The business address of RLF 2020 Gift Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(44)

Securities offered hereby consist of 25,000 shares of Class A Common stock held by Robert L. Palmer and Margaret M. Palmer as joint tenants with a right of survivorship and 662,090 shares of Class V-1 common stock that are held by Robert L. Palmer. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Robert L. Palmer may be deemed to be an affiliate of the Company by virtue of his employment as Chief Executive Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. and Ms. Palmer is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(45)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by Ronald Chad Gober. Ronald Chad Gober may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Commercial Finance with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Gober is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(46)

Securities offered hereby consist of 20,000 shares of Class A Common Stock held by Ronald M. Wright and Elizabeth C. Wright. Ronald M. Wright and Elizabeth C. Wright own the securities offered hereby as joint tenants with a right of survivorship. Ronald M. Wright may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Logistics with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. and Ms. Wright is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(47)

Securities offered hereby consist of 29,446 shares of Class A Common Stock held by Saba Capital Master Fund III, L.P. Boaz Weinstein, as managing member of Saba Capital Master Fund III, L.P., may be deemed to have voting and investment control with respect to the shares held by Saba Capital Master Fund III, L.P. Mr. Weinstein disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of Saba Capital Master Fund III, L.P. is c/o Saba Capital Management, LP, 405 Lexington Avenue, 58th Floor, New York, NY 10174.

(48)

Securities offered hereby consist of 213,145 shares of Class A Common Stock held by Saba Capital Master Fund, Ltd. Boaz Weinstein, as managing member of Saba Capital Master Fund, Ltd., may be deemed to have voting and investment control with respect to the shares held by Saba Capital Master Fund, Ltd. Mr. Weinstein disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of Saba Capital Master Fund, Ltd. is c/o Saba Capital Management, LP, 405 Lexington Avenue, 58th Floor, New York, NY 10174.

(49)

Securities offered hereby consist of 9,266 shares of Class A Common Stock held by Saba Capital SPAC Opportunities, Ltd. Boaz Weinstein, as managing member of Saba Capital SPAC Opportunities, Ltd., may be deemed to have voting and investment control with respect to the shares held by Saba Capital SPAC Opportunities, Ltd. Mr. Weinstein disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of Saba Capital SPAC Opportunities, Ltd. is c/o Saba Capital Management, LP, 405 Lexington Avenue, 58th Floor, New York, NY 10174.

(50)

Securities offered hereby consist of 248,143 shares of Class A Common Stock held by Saba II AIV LP. Boaz Weinstein, as managing member of Saba II AIV LP, may be deemed to have voting and investment control with respect to the shares held by Saba II AIV LP. Mr. Weinstein disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of Saba II AIV LP is c/o Saba Capital Management, LP, 405 Lexington Avenue, 58th Floor, New York, NY 10174.

(51)

Securities offered hereby consist of 20,000 shares of Class A Common Stock held by Sudhakar Lingineni. Sudhakar Lingineni may be deemed to be an affiliate of the Company by virtue of his employment as Chief Information Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Lingineni is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(52)

Securities offered hereby consist of 20,000,000 shares of Class A Common Stock held by SVF II SPAC Investment 3 (DE) LLC (“SVF II”). SVF II, the Forward Purchase Investor under the Forward Purchase Agreement, is a wholly-owned subsidiary of SVF II Holdings (DE) LLC. SoftBank Vision Fund II-2 L.P. is the managing member of SVF II Aggregator (Jersey) L.P., which is the sole member of SVF II Holdings (DE) LLC, which is the sole member of SVF II. SB Global Advisers Limited (“SBGA”) has been appointed as manager and is responsible for making all decisions related to the acquisition, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF II. Spencer Collins, Rajeev Misra, and Neil Hadley are the directors of SBGA. As a result of these relationships, each of these entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF II. Each of them disclaims any such beneficial ownership. The registered address for each of SVF II and SVF II Holdings (DE) LLC is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. The registered address of SoftBank Vision Fund II-2 L.P. and SVF II Aggregator (Jersey) L.P. is c/o Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The business address of SB Global Advisers Limited is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom.

(53)

Securities offered hereby consist of 9,090,000 shares of Class A Common Stock held by SVF Sponsor III (DE) LLC, the Sponsor. The Sponsor is a wholly-owned subsidiary of SB Investment Advisers (US) Inc. (“SBIA US”). SBIA US is a Delaware corporation and an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. Sponsor is exclusively responsible for making all decisions related to the acquisition, structuring, financing and disposal of Sponsor’s investments. Voting and investment determinations with respect to securities held of record by Sponsor are made by the board of directors of Sponsor, which consists of Daniel Elefant and Jonathan Duckles. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities held of record by Sponsor. Each of them disclaims any such beneficial ownership. The registered address of Sponsor is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. The business address for SBIA US is 1 Circle Star Way, San Carlos, California 94070.

(54)

Securities offered hereby consist of 12,477,024 shares of Class V-3 common stock and 491,436 shares of Class V-1 common stock held by The 2014 QSST F/B/O Perry Cohen. David A. Ladensohn, as trustee of The 2014 QSST F/B/O Perry Cohen, may be deemed to have voting and investment control with respect to the shares held by The 2014 QSST F/B/O Perry Cohen, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn disclaims beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The 2014 QSST F/B/O Perry Cohen is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(55)

Securities offered hereby consist of 12,615,154 shares of Class V-3 common stock and 496,878 shares of Class V-1 common stock held by The 2014 QSST F/B/O Rachel Cohen Kanter. David A. Ladensohn, as trustee of The 2014 QSST F/B/O Rachel Cohen Kanter, may be deemed to have voting and investment control with respect to the shares held by The 2014 QSST F/B/O Rachel Cohen Kanter, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn disclaims beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The 2014 QSST F/B/O Rachel Cohen Kanter is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.
(56)

Securities offered hereby consist of 13,858,144 shares of Class V-3 common stock and 545,835 shares of Class V-1 common stock held by The Jill Cohen Mill Trust. David A. Ladensohn and Janet L. Cohen, as co-trustees of The Jill Cohen Mill Trust, may be deemed to have shared voting and investment control with respect to the shares held by The Jill Cohen Mill Trust, and therefore may be deemed to be the beneficial owners of such shares. However, Mr. Ladensohn and Ms. Cohen each disclaim beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. Ms. Cohen is the spouse of Richard B. Cohen, who serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The Jill Cohen Mill Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(57)

Securities offered hereby consist of 1,242,990 shares of Class V-3 common stock and 48,957 shares of Class V-1 common stock held by The Kanter Family Trust. Joseph P. Toce and Daniel Kanter, as co-trustees of The Kanter Family Trust, may be deemed to have shared voting and investment control with respect to the shares held by The Kanter Family Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Toce and Mr. Kanter each disclaim beneficial ownership of such securities. Mr. Toce is an employee of Andersen Tax LLC, which provides accounting and tax consulting services to the Company. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The Kanter Family Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(58)

Securities offered hereby consist of 25,000 shares of Class A common held by The Krasnow Family 2019 Charitable Remainder Unitrust. Todd Krasnow, as trustee of The Krasnow Family 2019 Charitable Remainder Unitrust, may be deemed to have voting and investment control with respect to the shares held by The Krasnow Family 2019 Charitable Remainder Unitrust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Krasnow disclaims beneficial ownership of such securities. Todd Krasnow is a current director of the Company. The business address of The Krasnow Family 2019 Charitable Remainder Unitrust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(59)

Securities offered hereby consist of 1,381,120 shares of Class V-3 common stock and 54,399 shares of Class V-1 common stock held by The PLC Family Trust. Joseph P. Toce and Adam Levy, as co-trustees of The PLC Family Trust, may be deemed to have shared voting and investment control with respect to the shares held by The PLC Family Trust, and therefore may be deemed to be the beneficial owners of such shares. However, Mr. Toce and Mr. Levy each disclaim beneficial ownership of such securities. Shares of Class V-3 common stock and Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The PLC Family Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(60)

Securities offered hereby consist of 163,355,074 shares of Class V-3 common stock and 6,434,118 shares of Class V-1 common stock held by The RBC 2021 4 Year GRAT. Richard B. Cohen, as trustee of The RBC 2021 4 Year GRAT, may be deemed to have voting and investment control with respect to the shares held by The RBC 2021 4 Year GRAT, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Cohen disclaims beneficial ownership of such securities. Mr. Cohen serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. Shares of Class V-3

common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The RBC 2021 4 Year GRAT is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.
(61)

Securities offered hereby consist of 161,544,569 shares of Class V-3 common stock and 6,362,808 shares of Class V-1 common stock held by The RBC Millennium Trust. David A. Ladensohn and Janet L. Cohen, as co-trustees of The RBC Millennium Trust, may be deemed to have shared voting and investment control with respect to the shares held by The RBC Millennium Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn and Ms. Cohen each disclaim beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. Ms. Cohen is the spouse of Richard B. Cohen, who serves as the Chairman of the Board of Directors, President and Chief Product Officer of the Company. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The RBC Millennium Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(62)

Securities offered hereby consist of 70,000 shares of Class A Common Stock held by The Tanaka Growth Fund. Graham Tanaka, as President of Tanaka Growth Fund, may be deemed to have voting and investment control with respect to the shares held by Tanaka Growth Fund, and therefore may be deemed to be the beneficial owner of such shares. The business address of Tanaka Growth Fund is 60 East 42nd Street Suite 4000, New York, NY 10165.

(63)

Securities offered hereby consist of 25,000 shares of Class A Common Stock held by The Todd and Deborah Krasnow Charitable Remainder Unitrust. Todd Krasnow, as trustee of The Todd and Deborah Krasnow Charitable Remainder Unitrust, may be deemed to have voting and investment control with respect to the shares held by The Todd and Deborah Krasnow Charitable Remainder Unitrust, and therefore may be deemed to be the beneficial owner of such shares. Todd Krasnow is a current director of the Company. However, Mr. Krasnow disclaims beneficial ownership of such securities. The business address of The Todd and Deborah Krasnow Charitable Remainder Unitrust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(64)

Securities offered hereby consist of 1,023,279 shares of Class V-1 common stock held by Thomas Ernst. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Thomas Ernst is the current Chief Financial Officer and Treasurer of the Company. The business address of Mr. Ernst is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(65)

Securities offered hereby consist of 1,255,069 shares of Class V-1 common stock held by Todd Krasnow. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Todd Krasnow is a current director of the Company. The business address of Mr. Krasnow is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(66)

Securities offered hereby consist of 15,000,000 shares of Class A Common Stock, 45,480,412 shares of Class V-1 common stock and 15,870,411 unvested warrant units held by Walmart Inc. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The 15,870,411 unvested warrant units held by Walmart Inc. entitle Walmart Inc. to an equal number of shares of Class V-1 common stock once the warrant units vest and are exercisable. Walmart Inc.

owns 10.8% of the outstanding shares of common stock of Symbotic Inc. and therefore may be considered an affiliate of Symbotic Inc. The business address of Walmart Inc. is 702 S.W. 8th Street, Bentonville, AR 72716.
(67)

Securities offered hereby consist of 764,353 shares of Class V-1 common stock held by William M. Boyd III. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). William M. Boyd III is the current Chief Strategy Officer of the Company. The business address of Mr. Boyd III is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights Agreement

Symbotic entered into the A&R Registration Rights Agreement with the Sponsor, certain independent directors of SVF 3 (the “SPAC Independent Directors”) and certain legacy Warehouse unitholders (the “Symbotic Equityholders,” and together with the Sponsor and the SPAC Independent Directors, the “Registration Rights Holders”). Pursuant to the A&R Registration Rights Agreement, the Company agreed to file a shelf registration statement with respect to the Registrable Securities (as defined in the A&R Registration Rights Agreement) held by the Registration Rights Holders within 45 days of the date of the A&R Registration Rights Agreement. Up to three times in any 12-month period, certain of the Symbotic Equityholders and the Sponsor (including their respective permitted transferees) may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the shelf registration statement, so long as the total offering price is reasonably expected to exceed $25,000,000. The A&R Registration Rights Agreement also provides for customary “demand” and “piggyback” registration rights. The A&R Registration Rights Agreement provides that the Company will pay certain expenses relating to such registrations and indemnify the equityholders party thereto against certain liabilities.

Further, each of the Symbotic Equityholders have agreed that it will not transfer any New Symbotic Holdings Common Units (or shares of the Company’s Class A Common Stock received in exchange therefor) for one year after the Closing Date (in the case of Symbotic Director Equityholders) or 180 days after the Closing Date (in the case of Symbotic Officer Equityholders), subject in each case to exceptions set out in the A&R Registration Rights Agreement. Notwithstanding this provision, the Symbotic Equityholders and their respective permitted transferees may make transfers during the lock-up period: (i) to Symbotic Inc.’s or New Symbotic Holdings’ officers or directors, any affiliate or family member of any of Symbotic Inc.’s or New Symbotic Holdings’ officers or directors; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; or (v) if otherwise permitted under the New Symbotic Holdings LLC Agreement; provided, however, that in the case of clauses (i) through (v), any such permitted transferees must enter into a written agreement agreeing to be bound by the foregoing transfer restrictions.

Tax Receivable Agreement

In connection with the Closing, SVF 3 entered into the Tax Receivable Agreement (the “Tax Receivable Agreement”), which generally provides for the payment by the Company to the TRA Holders of 85% of the amount of the cash savings, if any, in U.S. federal and state income tax that the Company actually realizes (or are deemed to realize in certain circumstances) in periods after the Closing as a result of (i) the existing tax basis in certain assets of New Symbotic Holdings that is allocable to the relevant New Symbotic Holdings Common Units, (ii) any step-up in tax basis in New Symbotic Holdings’ assets resulting from (a) certain purchases of New Symbotic Holdings Common Units (including the purchases of the Purchase Units pursuant to the Unit Purchase Agreement), (b) future exchanges of New Symbotic Holdings Common Units for cash or shares of the Company’s Class A Common Stock, (c) certain distributions (if any) by New Symbotic Holdings and (d) payments under the Tax Receivable Agreement (iii) tax benefits related to imputed interest deemed to be paid by the Company as a result of payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) the Company exercises its early termination rights under the Tax Receivable Agreement, (ii) the Company experiences certain changes of control (as described in the Tax Receivable Agreement) or (iii) the Company breaches any of the Company’s material obligations under the Tax Receivable Agreement, the Company’s obligations under the Tax Receivable Agreement may accelerate and we could be required to make a lump-sum cash payment to each TRA Holder equal to the present value of all future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to the Company’s future taxable income.

Payments under the Tax Receivable Agreement will generally be made pro rata among all TRA Holders entitled to payments on an annual basis to the extent the Company has sufficient taxable income to utilize the increased depreciation and amortization deductions. The availability of sufficient taxable income to utilize the increased depreciation and amortization expense will not be determined until such time as the financial results for the year in question are known and tax estimates prepared, which typically occurs within 90 days after the end of the applicable calendar year. The Company expects to make payments under the Tax Receivable Agreement, to the extent they are required, within 125 days after its federal income tax return is filed for each fiscal year. Interest on such payments will begin to accrue at a rate equal to SOFR plus 100 basis points from the due date (without extensions) of such tax return.

Procedures with Respect to Review and Approval of Related Person Transactions

The Company has adopted a formal written policy that provides that the audit committee of the Board will approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) or, if applicable Item 404(d) of Regulation S-K. Item 404 of Regulation S-K requires disclosure, subject to certain exceptions, of transactions in which Symbotic Inc. was or is to be a participant and the amount involved exceeds $120,000 (or such other amount as may be applicable under Item 404(d) of Regulation S-K) and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest. It will be our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest and that no director may participate in the approval of a related person transaction for which he or she is a “related person.” Such written policy on transactions with related persons is in conformity with the requirements for issuers having publicly held common stock that is listed on NASDAQ.

C&S Wholesale Grocers

Our Founder, Board Chair, President and Chief Product Officer, Richard B. Cohen, also serves as the Executive Chairman of C&S Wholesale Grocers; and he and trusts for the benefit of his family are the only beneficial stockholders of that company. As a result, C&S Wholesale Grocers can be considered an affiliate of Symbotic. In addition, our Chief Strategy Officer, William Boyd, also serves as Executive Vice President and Chief Legal Officer of C&S Wholesale Grocers, our Chief Human Resources Officer, Miriam Ort, also serves as Chief Human Resources Officer of C&S Wholesale Grocers, and Todd Krasnow, a current director of the Company, is a member of the C&S Wholesale Grocers advisory board.

Customer Contracts

C&S Wholesale Grocers is also an important customer that has implemented production Symbotic systems as well as proof of concept and test systems in its facilities. We have customer contracts with C&S Wholesale Grocers relating to software maintenance service and the operations of a warehouse automation system. Revenue of $3.5 million, $2.9 million and $2.4 million and cost of revenue of $2.3 million, $2.2 million and $2.1 million was recognized for the fiscal years ended September 24, 2022, September 25, 2021 and September 26, 2020, respectively, relating to these customer contracts. We are currently implementing a Symbotic system for C&S Wholesale Grocers and we also have ongoing software license and maintenance obligations under our contracts with C&S through March 2026.

Shared Services

We currently rely on certain shared services with C&S Wholesale Grocers in the operation of our business. A number of these services, including certain tax services, IT equipment and security systems and certain other arrangements (including other support services), are pursuant to unwritten arrangements with C&S Wholesale Grocers. We are currently in the process of entering into independent arrangements and/or agreements with C&S Wholesale Grocers with respect to these services, including with respect to the allocation of liabilities and obligations attributable to us and to C&S Wholesale Grocers under any continued shared services.

We were covered under the C&S Wholesale Grocers workers’ compensation, general liability, auto liability risk, and technology errors and omissions insurance which C&S Wholesale Grocers manages through the utilization of high deductible insurance policies. We paid $2.3 million, $1.8 million and $1.6 million to C&S Wholesale Grocers related to this insurance coverage during the years ended September 25, 2022, September 25, 2021 and September 26, 2020, respectively.

Other than as disclosed in this section, we did not make payments in excess of $120,000 to C&S Wholesale Grocers for shared services.

Aircraft Time-Sharing Agreement

In addition, in certain instances, our business requires our executives to use privately owned aircraft in furtherance of our business. In December 2021 and May 2022, we entered into aircraft time-sharing agreements with C&S Wholesale Grocers with respect to private aircraft owned by C&S Wholesale Grocers. Pursuant to the agreements, beginning in January 2022, we reimburse C&S Wholesale Grocers for certain costs consistent with Federal Aviation Administration regulations for the flights by our executives on the aircraft pursuant to the time-sharing agreements. For the fiscal year ended September 24, 2022, we paid $0.7 million to C&S Wholesale Grocers pursuant to these agreements. All flights by our executives on the aircraft pursuant to the time-sharing agreement are for business purposes.

Credit Agreement

On September 28, 2018, C&S Wholesale Grocers entered into a credit agreement (the “2018 Credit Agreement”) with Bank of America, N.A., which replaced and superseded a previous credit agreement. The 2018 Credit Agreement consists of a $1.5 billion revolving credit facility, including a $300.0 million letter of credit sub-limit and a $150 million swingline loan limit. The 2018 Credit Agreement includes an accordion feature which gives C&S Wholesale Grocers the ability to increase the commitments under the 2018 Credit Agreement by up to $750 million, subject to certain conditions. Symbotic was not primarily responsible for the obligations under the 2018 Credit Agreement and only had joint and several liability as guarantor after a default of C&S Wholesale Grocers and certain of its affiliates. On June 27, 2020, an amendment was executed which released Symbotic from being a named guarantor for the 2018 Credit Agreement, leaving only C&S Wholesale Grocers and certain affiliates as the remaining guarantors.

Senior Secured Notes

On July 10, 2014, an entity affiliated with C&S Wholesale Grocers issued $400.0 million in 5.375% Senior Secured Notes with a maturity date of July 15, 2022 (the “2022 Notes”). Symbotic was not primarily responsible for the obligations under the 2022 Notes and only had joint and several liability as guarantor after a default of the C&S Wholesale Grocers and certain of its affiliates. On March 23, 2020, the 2022 Notes were redeemed in advance of their maturity date.

Walmart

On December 15, 2021, Walmart and Symbotic consummated the gross exercise of the vested portion of the Walmart Warrants, and Walmart became a holder of approximately 6.5% of Warehouse’s outstanding Common

Units. On May 20, 2022, Walmart and Symbotic consummated the gross exercise of the remaining portion of the Walmart Warrants, which increased Walmart’s ownership to 10.0% of Warehouse’s outstanding Common Units. For a description of our relationship with Walmart, see “Business—Customers—Walmart,” which disclosure is incorporated herein by reference.

See “Warrant Transactions” in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

Member Contribution

During the year ended September 26, 2020, Symbotic received $100.0 million in member contributions from the holder of the Class B-1 Unit, RJJRP Holdings, Inc. These contributions are reflected as an increase in the carrying value of the Class B-1 Unit. Our Founder, Board Chair, President and Chief Product Officer, Richard B. Cohen, is the President and Chief Executive Officer and owns over 10% of the equity interests of RJJRP Holdings, Inc. As a result, RJJRP Holdings, Inc. can be considered an affiliate of Symbotic.

Policy for Approval of Related Party Transactions

The audit committee of our board of directors has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary is a discussion of U.S. federal income tax considerations of the ownership and disposition of Class A Common Stock by a Non-U.S. Holder. As used herein, the term “Non-U.S. holder” means a beneficial owner of Class A Common Stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Class A Common Stock;

but generally does not include an individual who is present in the U.S. for 183 days or more in the relevant taxable year. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and sale or other disposition of our securities.

This section applies only to shares of Class A Common Stock that are held by a Non-U.S. Holder as capital assets for U.S. federal income tax purposes (generally, property held for investment) and that are purchased from the Selling Securityholders or their permitted transferees.

This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

•	financial institutions;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Class A Common Stock;

•

persons holding Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell the Class A Common Stock under constructive sale provisions of the Code;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders that are controlled foreign corporations or passive foreign investment companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons who acquired Class A Common Stock through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•	persons who are, or may become, subject to the expatriation provisions of the Code; or

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Class A Common Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Class A Common Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the ownership and disposition of Class A Common Stock.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Distributions

In general, any distributions we make to a Non-U.S. holder of shares of Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and are not attributable to a U.S. permanent establishment under an applicable treaty), we or the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “—Taxable Disposition of Class A Common Stock” below. In addition, if we or the applicable withholding agent determine that we are likely to be classified as a “U.S. real property holding corporation” (see “—Taxable Disposition of Class A Common Stock” below), we or the applicable withholding agent may withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends that we pay to a Non-U.S. holder that are effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Taxable Disposition of Class A Common Stock

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain realized on a sale, taxable exchange or other taxable disposition of Class A Common Stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Class A Common Stock, and, in the case where shares of Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of Class A Common Stock. There can be no assurance that Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, if Class A Common Stock will not be treated as regularly traded on an established securities market, then a buyer of Class A Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We can provide no assurance as to our future status as a United States real property holding corporation. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Class A Common Stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on Class A Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that provide that these withholding requirements would generally not apply to gross proceeds from sales or other dispositions of Class A Common Stock. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR SECURITIES TO THEM.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 554,976,655 shares of Class A Common Stock, which consists of (i) 49,740,000 shares of Class A Common Stock outstanding on the date of this prospectus and (ii) 505,236,655 shares of Class A Common Stock issuable in exchange for units of New Symbotic Holdings pursuant to the terms of the New Symbotic Holdings LLC Agreement (including unvested warrant units).

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the Nasdaq listing rules;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution.

Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover over-allotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A Common Stock are currently listed under the symbol “SYM.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate.

Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective until such time as (i) such Selling Securityholders cease to hold any of the shares acquired under such Subscription Agreements, (ii) the date all such shares may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under 144 and without the requirement for us to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable and (iii) two years from the date of effectiveness of the registration statement of which this prospectus is a part.

Lock-Up Agreements

The A&R Registration Rights Agreement provides that the Company will pay certain expenses relating to such registrations and indemnify the equityholders party thereto against certain liabilities. Further, each of the Symbotic Equityholders (as defined in the A&R Registration Rights Agreement) have agreed that it will not transfer any New Symbotic Holdings Common Units (or shares of the Company’s Class A Common Stock received in exchange therefor) for one year after the Closing Date (in the case of Symbotic Director Equityholders) or 180 days after the Closing Date (in the case of Symbotic Officer Equityholders), subject in each case to exceptions set out in the A&R Registration Rights Agreement. Such restrictions with respect to the Symbotic Officer Equityholders ended on December 4, 2022. Notwithstanding the lock-up provisions, the Symbotic Equityholders and their respective permitted transferees may make transfers during the lock-up period: (i) to Symbotic Inc.’s or New Symbotic Holdings’ officers or directors, any affiliate or family member of any of Symbotic Inc.’s or New Symbotic Holdings’ officers or directors; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; or (v) if otherwise permitted under the New Symbotic Holdings LLC Agreement; provided, however, that in the case of clauses (i) through (v), any such permitted transferees must enter into a written agreement agreeing to be bound by the foregoing transfer restrictions.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

Sullivan & Cromwell LLP has passed upon the validity of the shares of Class A Common Stock offered by this prospectus. As disclosed in “Selling Securityholders” herein, 50,000 shares of Class A Common Stock registered hereunder are held by George Sampas. Mr. Sampas is a partner at Sullivan & Cromwell LLP, which provides legal services to us.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the information reporting requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.symbotic.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INDEX TO FINANCIAL STATEMENTS
Symbotic Inc.

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Symbotic Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Symbotic Inc. and subsidiaries (the “Company”) as of September 24, 2022 and September 25, 2021, the related consolidated statements of operations, comprehensive loss, changes in redeemable preferred and common units and equity (deficit), and cash flows for each of the three years in the period ended September 24, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 24, 2022 and September 25, 2021 and the results of its operations and its cash flows for each of the three years in the period ended September 24, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2021.
Boston, Massachusetts
December 9, 2022

Symbotic Inc.
Consolidated Balance Sheets
(in thousands)

	September 24, 2022	September 25, 2021
ASSETS
Current assets:
Cash and cash equivalents	$353,457	$156,634
Accounts receivable	3,412	63,370
Unbilled accounts receivable	101,816	—
Inventories	91,900	33,561
Deferred expenses	29,150	489
Prepaid expenses and other current assets	25,663	6,366

Total current assets	605,398	260,420
Property and equipment, at cost	48,722	37,177
Less: Accumulated depreciation	(23,844)	(18,560)

Property and equipment, net	24,878	18,617
Intangible assets, net	650	1,164
Other long-term assets	337	334

Total assets	$631,263	$280,535

LIABILITIES, REDEEMABLE PREFERRED AND COMMON UNITS AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$68,448	$28,018
Accrued expenses	47,312	31,131
Sales tax payable	12,953	18,405
Deferred revenue, current	394,244	259,418

Total current liabilities	522,957	336,972
Deferred revenue, long-term	31,465	216,538
Other long-term liabilities	7,901	3,993

Total liabilities	562,323	557,503

Commitments and contingencies (Note 14)	—	—
Redeemable preferred and common units:
Preferred units, Class B-1, 0 units authorized, issued, and outstanding at September 24, 2022 and 2 units authorized, 1 unit issued and outstanding at September 25, 2021	—	232,278
Preferred units, Class B, 0 units authorized, issued, and outstanding at September 24, 2022 and 1 unit authorized, issued, and outstanding at September 25, 2021	—	459,007
Common units, Class C, 0 units authorized, issued, and outstanding at September 24, 2022 and 428,571 units authorized, issued, and outstanding at September 25, 2021	—	144,975
Equity (deficit):
Common voting units, Class A, 0 units authorized, issued, and outstanding at September 24, 2022 and 7,071,424 units authorized, 5,997,632 units issued and outstanding at September 25, 2021	—	16,809
Class A Common Stock, 3,000,000,000 shares authorized, 57,718,836 shares issued and outstanding at September 24, 2022 and 0 shares authorized, issued, and outstanding at September 25, 2021	6	—
Class V-1 Common Stock, 1,000,000,000 shares authorized, 79,237,388 shares issued and outstanding at September 24, 2022 and 0 shares authorized, issued, and outstanding at September 25, 2021	8	—
Class V-3 Common Stock, 450,000,000 shares authorized, 416,933,025 shares issued and outstanding at September 24, 2022 and 0 shares authorized, issued, and outstanding at September 25, 2021	42	—
Additional paid-in capital—warrants	58,126	26,999
Additional paid-in capital	1,237,865	—
Accumulated deficit	(1,286,569)	(1,154,944)
Accumulated other comprehensive loss	(2,294)	(2,092)

Total stockholders’ equity / members’ deficit	7,184	(1,113,228)
Noncontrolling interest	61,756	—

Total equity (deficit)	68,940	(1,113,228)

Total liabilities, redeemable preferred and common units, and equity (deficit)	$631,263	$280,535

The accompanying notes are an integral part of these consolidated financial statements.

Symbotic Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)

	Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
Revenue:
Systems	$567,993	$227,563	$70,818
Software maintenance and support	3,735	4,009	2,614
Operation services	21,584	20,341	18,654

Total revenue	593,312	251,913	92,086
Cost of revenue:
Systems	464,179	216,577	79,252
Software maintenance and support	4,390	2,962	3,681
Operation services	25,096	21,927	28,083

Total cost of revenue	493,665	241,466	111,016

Gross profit (loss)	99,647	10,447	(18,930)

Operating expenses:
Research and development expenses	124,141	73,386	55,861
Selling, general, and administrative expenses	115,881	59,442	35,586

Total operating expenses	240,022	132,828	91,447

Operating loss	(140,375)	(122,381)	(110,377)

Other income, net	1,286	67	809

Loss before income tax	(139,089)	(122,314)	(109,568)
Income tax benefit	—	—	47

Net loss	(139,089)	(122,314)	(109,521)
Net loss attributable to Legacy Warehouse unitholders prior to the Business Combination	(72,134)	(122,314)	(109,521)
Net loss attributable to noncontrolling interests	(60,092)	—	—

Net loss attributable to common stockholders	$(6,863)	$—	$—

Loss per share of Class A Common Stock: (1)
Basic and Diluted	$(0.13)	N/M	N/M
Weighted-average shares of Class A Common Stock outstanding:
Basic and Diluted	54,086,381	N/M	N/M

(1)
Loss per share information has not been presented for periods prior to the Business Combination (as defined in Note 3,
Business Combination
), as it resulted in values that would not be meaningful to the users of these consolidated financial statements. Refer to Note 3,
Business Combination
for further information. This has been indicated on these statements of operations as “N/M.”

The accompanying notes are an integral part of these consolidated financial statements.

Symbotic Inc.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
Net loss	$(139,089)	$(122,314)	$(109,521)
Foreign currency translation adjustments	(2,338)	2,326	(1,825)

Total comprehensive loss	(141,427)	(119,988)	(111,346)
Comprehensive loss attributable to Legacy Warehouse unitholders prior to the Business Combination	(72,097)	(119,988)	(111,346)
Comprehensive loss attributable to noncontrolling interests	(62,228)	—	—

Total comprehensive loss attributable to common stockholders	$(7,102)	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

Symbotic Inc.
Consolidated Statements of Changes in Redeemable Preferred and Common Units and Equity (Deficit)
(in thousands, except unit and share information)

	Redeemable Preferred and Common Units						Common Voting Units, Class A		Class A Common Stock		Class V-1 Common Stock		Class V-3 Common Stock		Additional Paid-In Capital - Warrants	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interest	Total Equity (Deficit)
	Common Units, Class C		Preferred Units, Class B-1		Preferred Units, Class B
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at September 28, 2019	428,571	$44	1	$112,469	1	$416,332	5,997,632	$16,809	—	$—	—	$—	—	$—	$—	$—	$(2,593)	$(715,862)	$—	$(701,646)
Retroactive application of recapitalization ratio (1)	24,493,538	—	24,041,299	—	47,508,299	—	361,551,314	—	—	—	—	—	—	—	—	—	—	—	—	—

Adjusted balance, beginning of period	24,922,109	$44	24,041,300	$112,469	47,508,300	$416,332	367,548,946	$16,809	—	$—	—	$—	—	$—	$—	$—	$(2,593)	$(715,862)	$—	$(701,646)
Granted	2,476,504	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Forfeited	(2,476,504)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Unit-based compensation	—	71	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of Class C Units to redemption value	—	1,910	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,910)	—	(1,910)
Member contributions	—	—	—	100,000	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Preferred return	—	—	—	8,748	—	20,817	—	—	—	—	—	—	—	—	—	—	—	(29,565)	—	(29,565)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(109,521)	—	(109,521)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,825)	—	—	(1,825)

Balance at September 26, 2020	24,922,109	2,025	24,041,300	221,217	47,508,300	437,149	367,548,946	16,809	—	—	—	—	—	—	—	—	(4,418)	(856,858)	—	(844,467)
Granted	2,997,310	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Forfeited	(2,997,310)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Unit-based compensation	—	97	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of Class C Units to redemption value	—	142,853	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(142,853)	—	(142,853)
Member contributions	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Preferred return	—	—	—	11,061	—	21,858	—	—	—	—	—	—	—	—	—	—	—	(32,919)	—	(32,919)
Provision for warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	26,999	—	—	—	—	26,999
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(122,314)	—	(122,314)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,326	—	—	2,326

	Redeemable Preferred and Common Units						Common Voting Units, Class A		Class A Common Stock		Class V-1 Common Stock		Class V-3 Common Stock		Additional Paid-In Capital - Warrants	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interest	Total Equity (Deficit)
	Common Units, Class C		Preferred Units, Class B-1		Preferred Units, Class B
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at September 25, 2021	24,922,109	$144,975	24,041,300	$232,278	47,508,300	$459,007	367,548,946	$16,809	—	$—	—	$—	—	$—	$26,999	$—	$(2,092)	$(1,154,944)	$—	$(1,113,228)
Granted	1,052,952	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Forfeited	(1,052,952)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Unit-based compensation	—	52	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of Class C Units to redemption value	—	28,433	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(28,433)	—	(28,433)
Preferred return	—	—	—	8,130	—	16,065	—	—	—	—	—	—	—	—	—	—	—	(24,195)	—	(24,195)
Issuance of common stock under stock plans	—	—	—	—	—	—	—	—	1,831,505	—	—	—	—	—	—	219	—	—	(219)	—
Issuance of sponsor shares	—	—	—	—	—	—	—	—	3,616,000	—	—	—	—	—	—	431	—	—	(431)	—
Issuance of earnout units upon triggering event	—	—	—	—	—	—	—	—	—	—	20,000,000	2	—	—	—	(258)	—	—	256	—
Exchange of Class V-1 common stock	—	—	—	—	—	—	—	—	1,607,185	—	(1,607,185)	—	—	—	—	212	—	—	(212)	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,794	—	—	24,013	26,807
Additional paid-in capital adjustment resulting from VAP Unit modification	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,475	—	—	21,275	23,750
Provision for warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	74,280	—	—	—	—	74,280
Exercise of warrants	—	—	—	—	—	—	43,756,942	320,929	—	—	—	—	—	—	(43,153)	—	—	—	—	277,776
Net loss pre business combination	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(72,134)	—	(72,134)
Other comprehensive loss pre business combination	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	37	—	—	37
Recapitalization of Preferred Units, Class C Units, Class A Voting Units, and creation of NCI (net of transaction costs of $37,104)	(24,922,109)	(173,460)	(24,041,300)	(240,408)	(47,508,300)	(475,072)	(411,305,888)	(337,738)	—	—	60,844,573	6	416,933,025	42	—	1,191,567	—	—	(301,973)	551,904
Recapitalization of SVF equity, PIPE, and FPA (net of transaction costs of $30,315)	—	—	—	—	—	—	—	—	50,664,146	5	—	—	—	—	—	40,425	—	—	381,276	421,706
Net loss post business combination	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,863)	(60,092)	(66,955)
Other comprehensive loss post business combination	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(239)	—	(2,136)	(2,375)

Balance at September 24, 2022	—	$—	—	$—	—	$—	—	$—	57,718,836	$6	79,237,388	$8	416,933,025	$42	$58,126	$1,237,865	$(2,294)	$(1,286,569)	$61,756	$68,940

(1)
As part of the Business Combination (as disclosed in Note 3,
Business Combination
and Note 15,
Equity
), all per share information has been retroactively adjusted using the Exchange Ratio as stipulated by the Merger Agreement

The accompanying notes are an integral part of these consolidated financial statements.

Symbotic Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
Cash flows from operating activities:
Net loss	$(139,089)	$(122,314)	$(109,521)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,989	4,491	5,734
Foreign currency losses	25	53	33
Losses on abandonment of assets	4,098	—	51
Unit and Stock-based compensation	26,858	97	71
Deferred taxes, net	—	—	(47)
Changes in operating assets and liabilities:
Accounts receivable	(508)	(1,619)	342
Inventories	(59,572)	(16,817)	(5,653)
Prepaid expenses and other current assets	(121,143)	3,736	21
Deferred expenses	(28,665)	132,683	31,797
Other long-term assets	49	2,313	(1,421)
Accounts payable	41,528	22,169	(4,812)
Accrued expenses	37,898	16,187	644
Deferred revenue	80,377	67,100	(39,123)
Other long-term liabilities	3,908	1,488	(2,423)

Net cash and cash equivalents provided by (used in) operating activities	(148,247)	109,567	(124,307)
Cash flows from investing activities:
Purchases of property and equipment	(17,950)	(12,168)	(5,071)
Proceeds from sale of assets	—	—	12

Net cash and cash equivalents used in investing activities	(17,950)	(12,168)	(5,059)
Cash flows from financing activities:
Net proceeds from equity infusion from the Business Combination	384,672	—	—
Purchase of interest from non-controlling interest	(300,000)	—	—
Proceeds from exercise of warrants	277,776	—	—
Class B-1 Preferred Unit member contributions	—	—	100,000

Net cash and cash equivalents provided by financing activities	362,448	—	100,000
Effect of exchange rate changes on cash and cash equivalents	572	971	(679)
Net increase (decrease) in cash and cash equivalents	196,823	98,370	(30,045)
Cash and cash equivalents—beginning of year	156,634	58,264	88,309

Cash and cash equivalents—end of year	$353,457	$156,634	$58,264

Non-cash financing activities:
Preferred Return, Class B-1	8,130	11,061	8,748
Preferred Return, Class B	16,065	21,858	20,817
The accompanying notes are an integral part of these consolidated financial statements.

Symbotic Inc.
Notes to the Consolidated Financial Statements
1. Organization and Operations
SVF Investment Corp. 3, formerly known as SVF Investment III Corp., (“SVF 3” and, after the Domestication as described below, “Symbotic” or the “Company”) was a blank check company incorporated as a Cayman Islands exempted company on December 11, 2020. SVF 3 was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Warehouse Technologies LLC (“Legacy Warehouse”), a New Hampshire limited liability company, was formed in December 2006 to make investments in companies that develop new technologies to improve operating efficiencies in modern warehouses. Symbotic LLC, a technology company that develops and commercializes innovative technologies for use within warehouse operations and Symbotic Group Holdings, ULC (“Symbotic Canada”) were wholly owned subsidiaries of Legacy Warehouse. On December 12, 2021, (i) SVF 3 entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Legacy Warehouse, Symbotic Holdings LLC, a Delaware limited liability company (“Symbotic Holdings”), and Saturn Acquisition (DE) Corp., a Delaware corporation and wholly owned subsidiary of SVF 3 (“Merger Sub”) and (ii) Legacy Warehouse entered into an Agreement and Plan of Merger (the “Company Merger Agreement”) with Symbotic Holdings.
On June 7, 2022, as contemplated by the Company Merger Agreement, Legacy Warehouse merged with and into Symbotic Holdings (the “Company Reorganization”), with Symbotic Holdings surviving the merger (“Interim Symbotic”). Immediately following such merger, on June 7, 2022, as contemplated by the Merger Agreement, SVF 3 filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SVF 3 was transferred by way of continuation from the Cayman Islands and domesticated as a Delaware corporation, changing its name to “Symbotic Inc.” (the “Domestication”). Immediately following the Domestication of SVF 3, on June 7, 2022, as contemplated by the Merger Agreement, Merger Sub merged with and into Interim Symbotic (the “Merger” and, together with the Company Reorganization, the “Business Combination”), with Interim Symbotic surviving the merger as a subsidiary of Symbotic (“New Symbotic Holdings”). The Business Combination is further described in Note 3,
Business Combination
.
Symbotic is an automation technology company established to develop technologies to improve operating efficiencies in modern warehouses. The Company’s vision is to make the supply chain work better for everyone. The Company does this by developing innovative, end-to-end
technology solutions that dramatically improve supply chain operations. The Company currently automates the processing of pallets and cases in large warehouses or distribution centers for some of the largest retail companies in the world. Its systems enhance operations at the front end of the supply chain, and therefore benefit all supply partners further down the chain, irrespective of fulfillment strategy.
The Company’s headquarters are located in Wilmington, Massachusetts, and its Canadian headquarters are located in Montreal, Quebec.
Risks and Uncertainties
The Company is subject to risks common to companies in the markets it serves, including, but not limited to, global economic and financial market conditions, fluctuations in customer demand, acceptance of new products, development by its competitors of new technological innovations, risk of disruption in its supply chain, the implementation of tariffs and export controls, dependence on key personnel, and protection of proprietary technology.
The Company has an accumulated deficit of $(1.3) billion as of September 24, 2022 and has incurred recurring net losses since its inception. In April 2021, the Company entered into an amendment to a contract with a customer whereby $185.0 million of guaranteed,
non-refundable
payments are due to the Company in accordance with the contract, all of which has been subsequently received through the date of issuance of these consolidated financial statements. Additionally, in June 2022, in connection with the Business Combination, the Company received net proceeds of $384.7 million. As of September 24, 2022, the Company had cash and cash equivalents of $353.5 million. Based on these factors, the Company believes that its cash and cash equivalents balance will be sufficient to fund its operations for at least the next twelve months from the date of issuance of these consolidated financial statements.
2. Summary of Significant Accounting Policies
Basis of Presentation and Foreign Currency Translation
The consolidated financial statements have been prepared in U.S. dollars, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and majority-owned subsidiaries. The consolidated financial statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries and the ownership interest of the minority investors are recorded as a non-controlling
interest in a subsidiary. All intercompany balances and transactions have been eliminated in consolidation.
The functional currency for the Company’s foreign subsidiaries is based on the subsidiaries’ financial and operational environment and is the applicable local currency. For the Company’s subsidiaries that transact in a functional currency other than the U.S. dollar, assets and liabilities are translated into U.S. dollars at period-end
foreign exchange rates. Revenue and expenses are translated into U.S. dollars at the average foreign exchange rates for the period. Translation adjustments are excluded from the determination of net income and are recorded in accumulated other comprehensive income (loss), a separate component of members’ deficit.
Certain transactions of the Company and its subsidiaries are denominated in currencies other than the functional currency. Foreign currency transaction losses were less than $0.1 million for the year ended September 24, 2022, $0.1 million for the year ended September 25, 2021, and less than $0.1 million for the year ended September 26, 2020, and were recorded within other income, net on the consolidated statements of operations.
The Company operates and reports using a
52-53
week fiscal year ending on the last Saturday closest to September 30. Accordingly, the Company’s fiscal quarters end on the last Saturday that falls closest to the last day of the third month of each quarter. The fiscal years ended September 24, 2022, September 25, 2021, and September 26, 2020 were
52-week
periods.
Business Combination
The Business Combination was accounted for as a reverse recapitalization as Legacy Warehouse was determined to be the accounting acquirer under Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 805,
Business Combinations
. This determination was primarily based on Legacy Warehouse comprising the ongoing operations of the combined entity, Legacy Warehouse’s senior management comprising the majority of the senior management of the combined company, and the prior shareholders of Legacy Warehouse owning a majority of the voting power of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity upon consummation of the Business Combination represented a continuation of the financial statements of Legacy Warehouse with the merger being treated as the equivalent of Legacy Warehouse issuing stock for the net assets of SVF 3, accompanied by a recapitalization. Operations prior to the Business Combination are presented as those of Legacy Warehouse in future reports of the combined entity. The recapitalization had no effect on reported net loss and comprehensive loss, cash flows, total assets, or members’ deficit as previously reported. See Note 3,
Business Combination,
for additional information.

The Business Combination resulted in an umbrella partnership corporation
(“Up-C”)
structure, which is often used by partnerships and limited liability companies (operating as partnerships) undertaking an initial public offering. The
Up-C
structure allowed Legacy Warehouse equity holders (the “Legacy Warehouse Holders”) to retain their equity ownership in Symbotic Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, and provides potential future tax benefits for Symbotic when the Legacy Warehouse Holders ultimately redeem their pass-through interests for shares of Class A Common Stock in Symbotic Inc. Under the terms of the Tax Receivable Agreement (“TRA”), 85% of these potential future tax benefits realized by Symbotic Inc. as a result of such redemptions will be paid to certain Legacy Warehouse Holders (the “TRA Holders”).
Noncontrolling Interests
Noncontrolling interests represent the portion of Symbotic Inc. that the Company controls and consolidates but does not own. The noncontrolling interest was created as a result of the Business Combination by issuing non-economic
shares to the prior investors in Legacy Warehouse. The Company recognizes each noncontrolling holder’s respective share of the estimated fair value of the net assets at the date of formation or acquisition. Noncontrolling interests are subsequently adjusted for the noncontrolling holder’s share of additional contributions, distributions and their share of the net earnings or losses of each respective consolidated entity. The Company allocates net income or loss to noncontrolling interests based on the weighted average ownership interest during the period. The net income or loss attributable to noncontrolling interests is reflected in the Consolidated Statements of Operations. The Company does not recognize a gain or loss on transactions with a consolidated entity in which it does not own 100% of the equity, but the Company reflects the difference in cash received or paid from the noncontrolling interests and carrying amount as additional paid-in
capital.
Class V-1
and
Class V-3
shares are exchangeable, along with common units of Symbotic Holdings, into an equal number of the Company’s Class A Common Stock. Class A Common Stock issued upon exchange of a holder’s noncontrolling interest is accounted for at the carrying value of the surrendered limited partnership interest and the difference between the carrying value and the fair value of the Class A Common Stock issued is recorded to additional paid-in-capital.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, and the amounts disclosed in the related notes to the consolidated financial statements. Actual results and outcomes may differ materially from management’s estimates, judgments, and assumptions. Significant estimates, judgments, and assumptions used in these financial statements include, but are not limited to, those related to revenue, useful lives and realizability of long-lived assets, accounting for income taxes and related valuation allowances, and unit and stock-based compensation. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience.
The
COVID-19
pandemic has resulted in a sustained global slowdown of economic activity that has decreased demand for a broad variety of goods and services, including from our customers. While we have not experienced significant disruptions from the
COVID-19
pandemic during the year ended September 24, 2022, we are unable to accurately predict the extent to which the
COVID-19
pandemic may impact our business, results of operations, and financial condition going forward. Estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require the exercise of judgment. As of the date of issuance of these financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, assumptions, and judgments or revise the carrying value of our assets or liabilities. These estimates may change as new events occur and additional information is obtained and will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to our financial statements.

Operating Segments
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (“CODM”), which is the Company’s Chief Executive Officer, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. The Company is not organized by market and is managed and operated as one business. A single management team that reports to the chief executive officer comprehensively manages the entire business. Accordingly, the Company does not accumulate discrete financial information with respect to separate divisions and does not have separate operating or reportable segments. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash and highly liquid investments that are readily convertible into cash and have original maturities of three months or less at the date of purchase. The Company invests its excess cash primarily in money market funds or demand deposit accounts of major financial institutions. Accordingly, the Company’s cash and cash equivalents are subject to minimal credit and market risk. The Company’s cash and cash equivalents are carried at cost, which approximates fair value.
Accounts Receivable
Accounts receivable consists primarily of trade receivables from customers. The Company estimates the allowance for doubtful accounts for accounts receivable based on the aging of the receivables, customer financial statements, historical collection experience, existing economic conditions, and other available information. The Company had no allowances for doubtful accounts at September 24, 2022, September 25, 2021, and September 26, 2020.
Concentrations of Credit Risk and Significant Customers
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.
The Company’s cash and cash equivalents are generally held with large financial institutions. Although the Company’s deposits may exceed federally insured limits, the financial institutions that the Company uses have high investment-grade credit ratings and, as a result, the Company believes that, as of September 24, 2022, its risk relating to deposits exceeding federally insured limits was not significant.
The Company has no significant
off-balance
sheet risk such as foreign exchange contracts, options contracts, or other hedging arrangements.
The Company believes its credit policies are prudent and reflect normal industry terms and business risk. The Company generally does not require collateral from its customers and generally requires payment 30 days from the invoice date. For the year ended September 24, 2022, there was one customer that accounted for 10% or more of total revenue, and there were two customers that accounted for 10% or more of total revenue for the years ended September 25, 2021 and September 26, 2020. The following table represents these customers’ aggregate percent of total revenue:

	Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
Customer A	94.4%	66.9%	n/a
Customer B	n/a	28.1%	44.8%
Customer C	n/a	n/a	42.5%

Aggregate Percent of Total Revenue	94.4%	95.0%	87.3%
At September 24, 2022, three customers accounted for over 10% of the Company’s accounts receivable balance, and one customer accounted for over 10% of the Company’s accounts receivable balance at September 25, 2021. The following table represents these customers’ aggregate percent of total accounts receivable:

	September 24, 2022	September 25, 2021
Customer A	39.5%	96.6%
Customer B	40.7%	n/a
Customer C	15.3%	n/a

Aggregate Percent of Total Accounts Receivable	95.5%	96.6%
The concentration in the volume of business transacted with these customers may lead to a material impact on the Company’s results from operations if a total or partial loss of the business relationship were to occur. As of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance which would result in a material adverse impact to its results of operations or liquidity and financial condition.
Volume of Business
The Company has concentrations in the volume of purchases it conducts with its suppliers. For the fiscal year ended September 24, 2022, there was one supplier that accounted for greater than 10% of total purchases, and the aggregate purchases amounted to $69.1 million. For the fiscal year ended September 25, 2021, there was one supplier that accounted for greater than 10% of total purchases, and the aggregate purchases amounted to $17.8 million.
Fair Value Measurements
The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amounts of these financial instruments approximate their fair value due to their short-term nature.
Inventories
Inventories are stated at the lower of cost or net realizable value. Cost approximates actual cost on a first-in,
first-out
basis. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolete, or impaired balances. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property and Equipment
Property and equipment include purchases of items with a
per-unit
value greater than $2,000 and an estimated useful life greater than one year. Property and equipment are recorded at cost upon acquisition. Depreciation is computed using the straight-line method and depreciation expense is allocated between cost of revenue, research and development expenses, and selling, general, and administrative expenses on the statements of operations over the following estimated useful lives:

Estimated Useful Life
Computer equipment and software, furniture and fixtures, and test equipment	3 - 5 years
Leasehold improvements	Shorter of estimated useful life or remaining term of the lease
Expenditures that improve or extend the life of an asset are capitalized while repairs and maintenance expenditures are expensed as incurred. The Company periodically reviews the estimated useful lives of property and equipment. Changes to the estimated useful lives are recorded prospectively from the date of the change. As assets are retired or sold, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in loss from operations.
Acquired Intangible Assets and Long-Lived Assets
Acquired intangible assets consist of customer relationships and trademarks. Acquired intangible assets are amortized on a straight-line basis over their estimated useful lives.
The Company periodically evaluates the recoverability of its long-lived assets, such as property and equipment and intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If circumstances require a long-lived asset or asset group to be tested for impairment, then assets are required to be grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If the carrying amount of the assets exceeds the expected future undiscounted net cash flows to be generated by the assets, then an impairment charge is recognized to the extent the carrying amount of the asset exceeds its fair value. No impairment losses were recognized in the years ended September 24, 2022, September 25, 2021, and September 26, 2020.
Revenue Recognition
Revenue is recognized in accordance with the five-step model set forth by Accounting Standards Update (“ASU”)
2014-09,
Revenue from Contracts with Customers (“Topic 606”), which involves identification of the contract, identification of performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the previously identified performance obligations, and revenue recognition as the performance obligations are satisfied.
The Company generates revenue through its design and installation of modular inventory management systems (the “Systems”) to automate customers’ depalletizing, storage, selection, and palletization warehousing processes. The Systems have both a hardware component and an embedded software component that enables the system to be programmed to operate within specific customer environments. The Company enters into contracts with customers that can include various combinations of services to design and install the Systems. These services are generally distinct and accounted for as separate performance obligations. As a result, each customer contract may contain multiple performance obligations. The Company determines whether performance obligations are distinct based on whether the customer can benefit from the product or service on its own or together with other resources that are readily available and whether the Company’s commitment to provide the services to the customer is separately identifiable from other obligations in the contract.

The Company has identified the following distinct performance obligations in its contracts with customers:

•
Systems
: The Company designs, assembles, and installs modular hardware systems and performs configuration of embedded software. Systems include the delivery of hardware and an embedded software component, sold as either a perpetual or term-based on-premise
license, that automate customers’ depalletizing, storage, selection, and palletization warehousing processes. The modular hardware and embedded software are each not capable of being distinct because a customer cannot benefit from the hardware or software on their own. Accordingly, they are treated as a single performance obligation. Fees for systems are typically fixed or cost-plus fixed fee amounts that are due based on the achievement of a variety of milestones beginning at contract inception through final acceptance. The substantial majority of the Company’s embedded software component is sold as a perpetual on-premise
license; however, the Company does sell an immaterial amount of term-based on-premise
licenses.

•
Software maintenance and support
: Software maintenance and support refer to support services that provide the customer with technical support, updates, and upgrades to the embedded software license. Fees for the software maintenance and support services are typically payable in advance on a quarterly, or annual basis over the term of the software maintenance and support service contract, which term can range from one to 15 years but, for a substantial majority of the Company’s software maintenance and support contracts, is 15 years.

•
Operation services
: The Company provides the customer with assistance operating the System and ensuring user experience is optimized for efficiency and effectiveness. Fees for operation services are typically invoiced to customers on a time and materials basis monthly in arrears or using a fixed fee structure.

The Company recognizes revenue upon transfer of control of promised goods or services in a contract with a customer, generally as title and risk of loss pass to the customer, in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenue is recognized only to the extent that it is probable that a significant reversal of revenue will not occur and when collection is considered probable. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined its contracts do not include a significant financing component. Taxes collected from customers, which are subsequently remitted to governmental authorities, are excluded from revenue. Shipping and handling costs billed to customers are included in revenue and the related costs are included in cost of revenue when control transfers to the customer. The Company presents amounts collected from customers for sales and other taxes net of the related amounts remitted.
For contracts that contain multiple performance obligations, the transaction price is allocated to each performance obligation based on a relative standalone selling price when available. If standalone selling price is not available, the Company estimates the standalone selling price of each performance obligation, which is generally based on an expected cost plus a margin approach.
The design, assembly, and installation of a System includes substantive customer-specified acceptance criteria that allow the customer to accept or reject Systems that do not meet the customer’s specifications. When the Company cannot objectively determine that acceptance criteria will be met upon contract inception, revenue relating to Systems is deferred and recognized at a point in time upon final acceptance from the customer. If acceptance can be reasonably certain upon contract inception, revenue is recognized over time based on an input method, using a cost-to-cost
measure of progress. During fiscal year 2021, the Company was able to objectively determine that acceptance criteria will be met upon contract inception, and as such, for contracts with customers entered into during fiscal year 2021 and 2022, revenue related to systems is accounted for over time as described above. For all other contracts with customers entered into prior to fiscal year 2021, revenue relating to systems is deferred and recognized at a point in time upon final acceptance, which is when the customer has obtained control of the system.

The transaction price is allocated to the software maintenance and support service performance obligation based on the respective standalone selling price. The allocated amount is then recognized ratably over the term of the software maintenance and support service contract. Operation services revenue is recognized over time as the services are performed and costs are incurred.
Contract liabilities consist of deferred revenue. Deferred revenue is recorded when the Company has a right to invoice or payments have been received for undelivered products or services, or in situations where revenue recognition criteria have not been met. Deferred revenue that will be recognized during the succeeding
12-month
period is recorded as current deferred revenue, and the remaining portion is recorded as long-term deferred revenue.
Costs to fulfill a contract are presented as deferred expenses on the consolidated balance sheets and consist of costs incurred by the Company to fulfill its obligations under a contract once it is obtained, but before transferring goods or services to the customer. These costs relate directly to a contract that the Company can specifically identify, are costs to generate or enhance resources of the Company that are used in satisfying performance obligations and are costs which are expected to be recovered. Accordingly, these costs are recognized on the consolidated balance sheets as an asset and are recognized consistent with the pattern of the transfer of the goods or services to which the asset relates. For all contracts, the Company recognizes anticipated contract losses as a charge to cost of revenue as soon as they become evident. As of September 24, 2022, there were no anticipated contract losses recorded in accrued expenses on the consolidated balance sheets.
The Company’s warehouse automation system generally provides for a limited warranty that promises customers that delivered products are as specified. The Company’s standard warranty provides for repair or replacement of the associated System parts during the warranty period. The Company records estimated warranty costs in the period the related revenue is recognized based on historical experience or expectations of future costs to repair or replace. Actual results could differ from these estimates, which could cause increases or decreases in warranty reserves in future periods.
The Company has not deferred sales commissions and other costs to obtain a contract because such amounts that would qualify for deferral are not material.
An allowance for future sales returns is established based on historical trends in product return rates. There was no allowance for future sales returns at September 24, 2022, September 25, 2021, and September 26, 2020.
Warrant Transactions
On April 30, 2021, the Company and Walmart Inc. (“Walmart”) entered into a Subscription Agreement (the “Subscription Agreement”), in which the Company issued to Walmart warrants to acquire up to an aggregate of 714,022 shares of the Legacy Warehouse Class A Units (the “Warrants” and the Class A Units issuable thereunder, the “Warrant Units”), subject to certain vesting conditions. Warrants equivalent to 6.5% of the Company’s outstanding and issuable Common Units, or 446,741 units, vested upon the signing of the Subscription Agreement. Warrants equivalent to up to 3.5% of the Company’s outstanding and issuable Common Units, or 267,281 units, may vest in connection with conditions defined by the terms of the Warrant, as Walmart makes additional expenditures to the Company in connection with the Subscription Agreement. Upon vesting, units may be acquired at an exercise price of $389.03. The right to purchase units in connection with the Subscription Agreement expires on April 30, 2031. On May 20, 2022, the Company and Walmart entered into the 2nd Amended and Restated Master Automation Agreement (“2nd A&R MAA”), in which the Company issued to Walmart a new warrant to acquire up to an aggregate of 258,972 Legacy Warehouse Class A Units (“May 2022 Warrant”), subject to certain vesting conditions. In connection with the closing of the Business Combination, the May 2022 Warrant was converted into a new warrant to acquire up to an aggregate of 15,870,411 common units of Symbotic Holdings (“June 2022 Warrant” and, the common units of Symbotic Holdings issuable thereunder, the “Warrant Units”). Warrant Units equivalent to up to 3.6% of the Company’s then outstanding and issuable Common Units, or 15,870,411 units, may vest in connection with conditions defined by the terms of the June 2022 Warrant. Upon vesting, units may be acquired at an exercise price of $10.00. The right to purchase units in connection with the June 2022 Warrant expires on June 7, 2027.
The warrant units granted to Walmart are accounted for as equity instruments and measured in accordance with ASC 718,
Compensation—Stock Compensation
. These instruments are classified in the consolidated statements of operations in accordance with ASC 606, Revenue from Contracts with Customers, and ASU
2019-08,
Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606) (“ASU
2019-08”).
For awards granted to a customer which are not in exchange for distinct goods or services, the fair value of the awards earned based on service or performance conditions is recorded as a reduction of the transaction price, in accordance with ASC 606. To determine the fair value of the warrants in accordance with ASC 718, the Company used pricing models based in part on assumptions for which management is required to use judgment. Based on the fair value of the awards, the Company determines the amount of warrant expense based on the customer’s pro-rata
achievement of vesting conditions, which is recorded as a reduction to the transaction price.
Research and Development Expenses
Costs incurred in the research and development of the Company’s products are expensed as incurred. Research and development costs include personnel, contracted services, materials, and indirect costs involved in the design and development of new products and services, as well as depreciation expense.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses include all costs that are not directly related to satisfaction of customer contracts or research and development. Selling, general, and administrative expenses include items for the Company’s selling and administrative functions, such as sales, finance, legal, human resources, and information technology support. These functions include costs for items such as salaries and benefits and other personnel-related costs, maintenance and supplies, professional fees for external legal, accounting, and other consulting services, intangible asset amortization, and depreciation expense.
Stock-based Compensation
The Company recognizes compensation costs for all stock-based payment awards based upon the awards’ grant-date fair value. The stock-based payment awards include restricted stock units. For stock awards that contain only a service-based vesting feature, the Company recognizes compensation cost on a graded vesting basis over the award’s vesting period. For performance-based restricted stock awards that vest and become exercisable only upon achievement of specified performance conditions, the Company makes judgments and estimates each quarter about the probability that such performance conditions will be met or achieved. Any changes to those estimates that the Company makes from time to time may have a significant impact on the stock-based compensation expense recorded and could materially impact the Company’s results of operations. The Company recognizes the effect of pre-vesting forfeitures
as they occur. The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s salary and related costs are classified.
Income Taxes
As a result of the Business Combination, the Company was appointed as the sole managing member of Symbotic Holdings. Symbotic Holdings is a limited liability company that is treated as a partnership for U.S. federal income tax purposes and for most applicable state and local income taxes. Any taxable income or loss generated by Symbotic Holdings is passed through to and included in the taxable income or loss of its members, including the Company, on a pro rata basis, subject to applicable tax regulations. The Company is subject to U.S.

federal income taxes, in addition to state and local income taxes, with respect to its allocable share of any taxable income or loss of Symbotic Holdings. Additionally, there are foreign subsidiaries of Symbotic Holdings that are subject to income tax in their local jurisdictions. Refer to Note 10,
Income Taxes
, for further details.
The Company accounts for income taxes in accordance with ASC Topic 740,
Accounting for Income Taxes
(“ASC Topic 740”), which requires the recognition of tax benefits or expenses on temporary differences between the financial reporting and tax bases of its assets and liabilities by applying the enacted tax rates in effect for the year in which the differences are expected to reverse. Such net tax effects on temporary differences are reflected on the Company’s consolidated balance sheets as deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when the Company believes that it is more-likely-than-not
that some portion or all of the deferred tax assets will not be realized.
ASC Topic 740 prescribes a
two-step
approach for the recognition and measurement of tax benefits associated with the positions taken or expected to be taken in a tax return that affect amounts reported in the financial statements. The Company has reviewed and will continue to review the conclusions reached regarding uncertain tax positions, which may be subject to review and adjustment at a later date based on ongoing analyses of tax laws, regulations and interpretations thereof. To the extent that the Company’s assessment of the conclusions reached regarding uncertain tax positions changes as a result of the evaluation of new information, such change in estimate will be recorded in the period in which such determination is made. The Company reports income tax-related
interest and penalties relating to uncertain tax positions, if applicable, as a component of income tax expense.
Tax Receivable Agreement
In connection with the Business Combination, the Company entered into a Tax Receivable Agreement, which generally provides for the payment by the Company to the TRA Holders of their proportionate share of 85% of the tax savings, if any, in U.S. federal and state income tax that is realized by the Company (or are deemed to realize in certain circumstances) as a result of (i) the existing tax basis in certain assets of New Symbotic Holdings that is allocable to the relevant New Symbotic Holdings Common Units, (ii) any step-up
in tax basis in New Symbotic Holdings’ assets resulting from the relevant Exchanges and certain distributions (if any) by New Symbotic Holdings and payments under the Tax Receivable Agreement, and (iii) tax benefits related to imputed interest deemed to be paid by the Company as a result of payments under the Tax Receivable Agreement. The Company records liabilities for amounts payable under the Tax Receivable Agreement in the period in which the payment is deemed to be probable. Further, payments under the Tax Receivable Agreement are only expected to be made in periods following the filing of a tax return in which the Company is able to utilize tax benefits described above to reduce its cash taxes paid to a taxing authority.
Emerging Growth Company
The Company is an emerging growth company (“EGC”), as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has not elected to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Recently Adopted Accounting Pronouncements
In November 2019, the FASB issued ASU
2019-08.
ASU
2019-08
requires entities to measure and classify share-based payments that are granted to a customer in conjunction with a revenue arrangement and are not in exchange for a distinct good or service in accordance with FASB ASC 718,
Compensation – Stock Compensation
. The Company adopted ASU
2019-08
on September 27, 2020. Accordingly, warrants to purchase Legacy Warehouse Class A Units issued to Walmart Inc. in April 2021 and May 2022 have been accounted for under ASU
2019-08.
Refer to the warrant transactions policy above and Note 15 for additional information.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU No.
2016-02,
 Leases
. The ASU requires lessees to recognize the assets and liabilities on their balance sheet for the rights and obligations created by most leases and continue to recognize expenses on their income statements over the lease term. In July 2018, the FASB issued ASU
2018-11,
Leases (Topic 842): Targeted Improvements
, which provides entities with a new transition method where comparative periods presented in the financial statements in the period of adoption will not need to be restated. Under this new transition method, an entity initially applies the provisions of the standard at the adoption date, versus at the beginning of the earliest period presented, and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. As the Company qualifies as an EGC, the guidance is effective for annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted.
The Company is in the process of implementing its lease accounting and related business processes, as well as its internal controls. The Company will adopt this standard as of September 25, 2022. The guidance is required to be adopted using a modified retrospective approach. Upon adoption, the Company expects to elect the transition relief package, permitted within the new standard, in which the Company will not reassess the classification of existing leases, whether any expired or existing contracts contain a lease, and if existing leases have any initial direct costs. The Company will also elect to not recognize leases with an initial term of twelve months or less on its balance sheet. The standard will not have a material impact on the Company’s consolidated balance sheet, consolidated statement of operations, consolidated statement of comprehensive loss, or consolidated statement of cash flows based on the nature and limited number of lease agreements. The most significant impact will be the recognition of right-of-use
assets and lease liabilities for operating leases as the Company expects the obligations under existing operating leases, as disclosed in Note 6,
Leases
to the consolidated financial statements, will be reported in the consolidated balance sheet upon adoption. The Company is currently evaluating the potential changes from this guidance to future financial reporting and disclosures and designing and implementing related processes and controls.
In June 2016, the FASB issued ASU
No. 2016-13,
Measurement of Credit Losses on Financial Instruments
, which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments. This may result in the earlier recognition of allowances for losses. The guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company does not expect the new standard to have a material impact on its consolidated financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes—Simplifying the Accounting for Income Taxes
. The ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles as well as clarifying and amending existing guidance to improve consistent application. The guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company does not expect the new standard to have a material impact on its consolidated financial statements.
Other recent accounting pronouncements that are or will be applicable to the Company did not, or are not expected to, have a material impact on the Company’s present or future financial statements.

3. Business Combination
On June 7, 2022 (the “Closing”), SVF 3 consummated the Business Combination pursuant to the Merger Agreement and Company Merger Agreement. In connection with the consummation of the Business Combination, the registrant changed its name from SVF Investment Corp. 3 to Symbotic Inc.
As a result of and upon the effective time of the Domestication, among other things, each of the then-issued and outstanding Class A ordinary shares, par value $0.0001 per share, of SVF 3 (“SVF Class A Ordinary Shares”) automatically converted, on a one-for-one
basis, into a share of Class A Common Stock, par value $0.0001 per share, of Symbotic (“Class A Common Stock”), and each of the then-issued and outstanding Class B ordinary shares, par value $0.0001 per share, of SVF 3 (“SVF Class B Ordinary Shares”) automatically converted, on a one-for-one
basis, into a share of Class B Common Stock, par value $0.0001 per share, of Symbotic (“Class B Common Stock”).
In connection with the Closing, as contemplated by the Merger Agreement and Company Merger Agreement:

•	Legacy Warehouse merged with and into Symbotic Holdings, with Interim Symbotic surviving the merger;

•	Merger Sub merged with and into Interim Symbotic, with Interim Symbotic surviving the merger as a subsidiary of Symbotic;

•
at the effective time of the Merger (the “Effective Time”), New Symbotic Holdings entered into the Second Amended and Restated Limited Liability Company Agreement of Symbotic Holdings LLC (the “New Symbotic Holdings LLC Agreement”), which, among other things, provided that Symbotic will be the managing member of New Symbotic Holdings; and

•
at the Effective Time, each common unit of Interim Symbotic that was issued and outstanding immediately prior to the Effective Time was converted into the right to receive a number of common units in New Symbotic Holdings (“New Symbotic Holdings Common Units”), which New Symbotic Holdings Common Units entitle the holder to the distributions, allocations and other rights under the New Symbotic Holdings LLC Agreement, and an equal number of either shares of
Class V-1
common stock, par value $0.0001, of Symbotic
(“Class V-1
Common Stock”) or shares of
Class V-3
common stock, par value $0.0001, of Symbotic
(“Class V-3
Common Stock”), as well as the contingent right to receive certain earnout interests, in each case, as set forth in the Merger Agreement.

Following the Business Combination, consistent with the
Up-C
structure, Legacy Warehouse unitholders hold their economic interests directly in New Symbotic Holdings. All other investors, including SVF 3 shareholders, hold their economic interests through Symbotic Inc. Legacy Warehouse unitholders will also hold voting interests in Symbotic Inc. in the form of voting stock with no economic rights (including rights to dividends and distributions upon liquidation). The Company issued an aggregate of 60,844,573 shares of
Class V-1
Common Stock and 416,933,025 shares of
Class V-3
Common Stock, each of which is exchangeable, together with a New Symbotic Holdings Common Unit, into an equal number of Class A Common Stock. Each of the then-issued and outstanding shares of Class B Common Stock were converted into a share of Class A Common Stock at the Effective Time.
Pursuant to the Merger Agreement, the Legacy Warehouse unitholders are entitled to receive an aggregate of up to 20.0 million New Symbotic Holdings Common Units and an equal number of shares of the Company’s
Class V-1
Common Stock (“Earnout Shares”). The Earnout Shares are issued if the Class A Common Stock volume weighted average price of shares is greater than or equal to $12.00 (“Triggering Event I”), $14.00 (“Triggering Event II”), and $16.00 (“Triggering Event III”) per share for a certain period of time. A total of 6,666,667 Earnout Shares are issued upon Triggering Event I, 6,666,667 Earnout Shares are issued upon Triggering Event II, and 6,666,666 Earnout Shares are issued upon Triggering Event III. As of September 24,

2022, all three triggering events were achieved, which resulted in a one-time
issuance of 20.0 million of New Symbotic Common Units and an equal number of shares of the Company’s
Class V-1
Common Stock to certain existing stockholders of Symbotic Inc.
In connection with the Domestication, the 9,040,000 shares held by SVF 3 insiders (“Sponsor Shares”) converted to the Company’s Class A Common Stock. Pursuant to a letter agreement entered into in connection with the Merger Agreement (i) 60% or 5,424,000 Sponsor Shares vested at the Closing, (ii) 20% or 1,808,000 Sponsor Shares will vest at such time as Triggering Event I occurs on or before the seventh anniversary of the Closing, and (iii) 20% or 1,808,000 of the Sponsor Shares will vest at such time as Triggering Event II occurs on or before the seventh anniversary of the Closing. Any Sponsor Shares that remain unvested after the seventh anniversary of the Closing will be forfeited. As a result of Triggering Event I and Triggering Event II being achieved, the remaining 40%, or 3,616,000 Sponsor Shares vested, which resulted in an issuance of 3,616,000 Class A Common Stock.
Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors (the “PIPE”), pursuant to which the PIPE investors purchased, immediately prior to the closing, an aggregate of $205.0 million of the Company’s Class A Common Stock at a purchase price of $10.00 per share, or 20.5 million Class A Common Stock.
In connection with SVF 3’s initial public offering (“IPO”), SVF 3 entered into a forward purchase agreement (the “FPA”) with SVF II SPAC Investment 3 (DE) LLC (the “Forward Purchase Investor”), an affiliate of the sponsor of SVF 3, SVF Sponsor III (DE) LLC, pursuant to which the Forward Purchase Investor elected to purchase an aggregate of $200.0 million Class A Common Stock for $10.00 per share, or 20.0 million Class A Common Stock. The Forward Purchase was consummated immediately prior to the consummation of the Merger.
Following the Closing, the Company purchased from an affiliated entity of the Symbotic Founder Common Units in New Symbotic Holdings for $300.0 million. Upon the Closing, the Company received net cash proceeds of $84.7 million. The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statements of stockholders’ equity for the year ended September 24, 2022 (in thousands):

Amount
Cash proceeds from SVF 3, net of redemptions	$47,021
Cash proceeds from PIPE Financing	205,000
Cash proceeds from forward purchase agreement	200,000
Less: cash payment of transaction expenses and underwriting fees—SVF 3	(30,315)

Net cash proceeds from the Business Combination and PIPE Financing	421,706
Less: repurchase by Symbotic Inc. of New Symbotic Holdings Common Units	(300,000)
Cash received for Class V-1 and Class V-3 Common Stock	70
Less: transaction expenses—Symbotic	(37,104)

Net contributions from the Business Combination	$84,672

The total number of shares of the Company’s common stock outstanding immediately following the Closing of the Business Combination was 528,441,744, comprised as follows:

Shares
Class A—Public Stockholders	4,540,146
Class A—Sponsor Shares (1)(4)	5,624,000
Class A—Subscription Agreements	20,500,000
Class A—Forward Purchase Agreement	20,000,000
Class V-1 Legacy Warehouse Holders (1)(2)(3)	60,844,573
Class V-3 Legacy Warehouse Holders (1)(3)	416,933,025

Total Shares at Closing	528,441,744

(1)	Excludes 20,000,000 Earnout Interests and 3,616,000 Sponsor Shares subject to vesting based on achievement of certain share price targets.
(2)	Excludes approximately 15,870,411 unvested warrant units.
(3)	Class V-1 and V-3 common stock are non-economic and carry one and three votes per share, respectively, whereas Class A Common Stock are economic shares and have one vote per share.
(4)	Includes 200,000 shares issued as part of a working capital loan settlement.
The Company incurred $37.1 million in transaction costs relating to the Business Combination with SVF 3, which has been offset against additional paid-in
capital in the Consolidated Statements of Changes in Redeemable Preferred and Common Units and Equity (Deficit).
4. Noncontrolling Interests
Upon completion of the Business Combination, Symbotic Inc. issued an aggregate of 60,844,573 shares of Symbotic
Class V-1
Common Stock and 416,933,025 shares of Symbotic
Class V-3
Common Stock, excluding earnouts, each of which is exchangeable, together with a New Symbotic Holdings Common Unit, into an equal number of Class A Common Stock.
Class V-1
and
Class V-3
Common Stock are
non-economic
voting shares in Symbotic Inc. where
Class V-1
Common Stock have one vote per share and
Class V-3
Common Stock have three votes per share.
Class V-3
Common Stock can convert into
Class V-1
Common Stock in certain situations, including automatically, seven years following the Business Combination.
The financial results of Legacy Warehouse were consolidated into Symbotic Inc. and the share of the consolidated net loss for the period June 7, 2022 through September 24, 2022 were allocated to noncontrolling interests.
The following table summarizes the ownership of Symbotic Inc. stock for the period beginning June 7, 2022, the closing of the Business Combination, and ending September 24, 2022.

	Class A Common Stock	Class V-1 and Class V-3 Common Stock	Total	Class A Common Stock	Class V-1 and Class V-3 Common Stock	Total
Beginning of period	—	—	—
Issuances	56,111,651	497,777,598	553,889,249
Exchanges	1,607,185	(1,607,185)	—

End of period	57,718,836	496,170,413	553,889,249	10.4%	89.6%	100%

5. Revenue
Disaggregation of Revenue
The Company provides disaggregation of revenue based on product and service type on the consolidated statements of operations as it believes these categories best depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.
Contract Balances
The following table provides information about accounts receivable, unbilled accounts receivable, and contract liabilities from contracts with customers (in thousands):

	September 24, 2022	September 25, 2021
Accounts receivable	$3,412	$63,370
Unbilled accounts receivable	$101,816	$—
Contract liabilities	$425,709	$475,956
The change in the opening and closing balances of the Company’s contract liabilities primarily results from the timing difference between the Company’s performance and the customer’s payment. The Company’s performance obligations are typically satisfied over time as work is performed. Payment from customers can vary, and is often received in advance of satisfaction of the performance obligations, resulting in a contract liability balance. During the years ended September 24, 2022 and September 25, 2021, the Company recognized $359.5 million and $120.3 million, respectively, of the contract liability balance as revenue upon transfer of the products or services to customers.
Remaining Performance Obligations
Remaining performance obligations represent the aggregate amount of the transaction price allocated to performance obligations not delivered, or partially undelivered, at the end of the reporting period. Remaining performance obligations include deferred revenue plus unbilled amounts not yet recorded in deferred revenue.
Remaining performance obligation estimates are subject to change and are affected by several factors, including terminations, changes in scope of contracts, periodic revalidation, adjustments for revenue that have not materialized, adjustments for inflation, and adjustments for currency. For contracts with a duration of greater than one year, the transaction price allocated to performance obligations that are unsatisfied as of September 24, 2022 was $11.1 billion, which is primarily comprised of undelivered or partially undelivered Systems under contract, and which a substantial majority relates to undelivered or partially undelivered Systems in connection with the Master Automation Agreement with Walmart to implement systems in all of Walmart’s 42 regional distribution centers. The definition of remaining performance obligations excludes: (i) any variable consideration, and (ii) those contracts that provide the customer with the right to cancel or terminate the contract without incurring a substantial penalty. The Company expects to recognize approximately 8% of its remaining performance obligations as revenue in the next 12 months, and the remaining thereafter, depending on the timing of System installation timelines. The Company does not disclose the value of remaining performance obligations for contracts with an original expected duration of one year or less.
6. Leases
The Company leases certain real estate under noncancellable operating leases. These leases expire at various dates through June 2026.
Net rental expense under operating leases amounted to $2.4 million, $2.3 million, and $2.0 million for the years ended September 24, 2022, September 25, 2021, and September 26, 2020, respectively.

Future minimum lease payments under the noncancellable operating leases as of September 24, 2022 are as follows (in thousands):

Total
Fiscal year 2023	$2,301
Fiscal year 2024	2,335
Fiscal year 2025	2,037
Fiscal year 2026	557
Fiscal year 2027 and thereafter	—

Total future minimum payments	$7,230

7. Inventories
Inventories at September 24, 2022 and September 25, 2021 consist of the following (in thousands):

	Year Ended
	September 24, 2022	September 25, 2021
Raw materials and components	$88,999	$33,065
Finished goods	2,901	496

Total inventories	$91,900	$33,561

8. Property and Equipment
Property and equipment at September 24, 2022 and September 25, 2021 consists of the following (in thousands):

	Year Ended
	September 24, 2022	September 25, 2021
Computer equipment and software, furniture and fixtures, and test equipment	$45,818	$34,268
Leasehold improvements	2,904	2,909

Total property and equipment	48,722	37,177
Less accumulated depreciation	(23,844)	(18,560)

Property and equipment, net	$24,878	$18,617

Depreciation expense was $5.5 million for the year ended September 24, 2022, $4.0 million for the year ended September 25, 2021, and $5.3 million for the year ended September 26, 2020.
9. Intangible Assets
Intangible assets acquired in connection with a 2014 business acquisition are being amortized on a straight-line basis over their estimated useful lives. The estimated weighted average useful life of the identified intangible assets are as follows:

Estimated Weighted Average Useful Life
Customer relationships	10 years
Trademarks	3 years

Amortization expense was $0.5 million for the year ended September 24, 2022, $0.5 million for the year ended September 25, 2021, and $0.4 million for the year ended September 26, 2020. The following table presents the Company’s intangible assets as of the dates indicated (in thousands):

	Year Ended
	September 24, 2022			September 25, 2021
	Intangibles, gross	Accumulated amortization	Intangibles, net	Intangibles, gross	Accumulated amortization	Intangibles, net
Customer relationships	$4,335	$(3,685)	$650	$4,656	$(3,492)	$1,164
Trademarks	729	(729)	—	782	(782)	—

Intangible assets	$5,064	$(4,414)	$650	$5,438	$(4,274)	$1,164

The following table presents the estimated future annual
pre-tax
amortization expense of definite-lived intangible assets as of the date indicated (in thousands):

Total
Fiscal year 2023	$433
Fiscal year 2024	217
Fiscal year 2025	—

Total	$650

10. Income Taxes
The components of income/(loss) before provision for income taxes are as follows:

	Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
Income/(Loss) before income tax expense:
U.S.	$(144,119)	$(126,549)	$(111,676)
Foreign	5,030	4,235	2,108

Total	$(139,089)	$(122,314)	$(109,568)
There is no provision for income taxes for the years ended September 24, 2022 and September 25, 2021. For the year ended September 26, 2020, there was a provision for income taxes of less than $0.1 million for the Company’s current provision for its foreign jurisdiction.
The following is a reconciliation of the expected U.S. Federal income tax rate to the effective tax rate for the years ended September 24, 2022, September 25, 2021, and September 26, 2020 (dollars in thousands):

	September 24, 2022	September 25, 2021	September 26, 2020
Loss before income tax	$(139,089)	$(122,314)	$(109,568)
Tax on pre-tax loss	(29,209)	(25,686)	(23,009)
Loss not subject to tax	27,767	25,686	23,009
State income tax rate	(744)	—	—
Permanent differences	46	889	443
Adjustment for foreign income tax rate differential	1,346	233	116
Credits	(374)	—	—
Valuation allowance	1,168	(993)	(611)
Other	—	(129)	5

Total income tax	$—	$—	$(47)

The following is a summary of the significant components of the Company’s net deferred tax assets as of September 24, 2022 and September 25, 2021 (in thousands):

	Year Ended
	September 24, 2022	September 25, 2021
Deferred tax assets:
Net operating losses	$11,361	$11,265
Investment in Symbotic Holdings, LLC	146,894	—
Tax Receivable Agreement	5,209	—
Other	68	38
Credits	5,487	1,993

Total deferred tax assets before valuation allowance	169,019	13,296
Valuation allowance	(168,308)	(12,608)

Total deferred tax assets after valuation allowance	711	688
Total deferred tax liabilities	(711)	(688)

Net deferred tax asset	$—	$—

As a result of the Business Combination, the Company was appointed as the sole managing member of Symbotic Holdings. Prior to the close of the Business Combination, the Company’s financial reporting predecessor, Legacy Warehouse, was treated as a pass-through entity for tax purposes and no provision, except for certain foreign subsidiaries, was made in the consolidated financial statements for income taxes. Any income tax items for the periods prior to the close of the Business Combination are related to the applicable subsidiary companies that are subject to foreign income tax.
Symbotic Holdings is a limited liability company that is treated as a partnership for U.S. federal income tax purposes and for most applicable state and local income tax purposes. As a partnership, Symbotic Holdings is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by Symbotic Holdings is passed through to and included in the taxable income or loss of its members, including the Company, on a pro rata basis, subject to applicable tax regulations. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to its allocable share of any taxable income or loss of Symbotic Holdings. The Company’s foreign subsidiaries are subject to income tax in its local jurisdictions.
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to be settled or recovered. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future income, and tax planning strategies in making this assessment.

Valuation Allowance
The Company has established a valuation allowance related to domestic and foreign deferred tax assets on deductible temporary differences, tax losses, and tax credit carryforwards. The valuation allowance at September 24, 2022 of $168.3 million consists of $155.5 million in the United States and $12.8 million in foreign jurisdictions. The increase in the valuation allowance in fiscal year 2022 of $155.7 million primarily relates to the Company’s investment in Symbotic Holdings LLC, tax receivable agreement, and tax carryforward attributes.
Net Operating Losses
As of September 24, 2022, the Company had a U.S. federal net operating loss carryforwards of $10.3 million and gross state net operating loss carryforwards of $8.9 million. U.S. federal and certain state net operating losses generated in 2018 and beyond have no expiration. The remaining state net operating losses expire at various dates through 2042. As of September 24, 2022, the Company had Canadian net operating loss (“NOL”) carryforwards of approximately $32.7 million federal and $31.1 million provincial. The Canadian NOL carryforwards expire in various years through 2039, and are subject to review and possible adjustment by the applicable taxing authority. Utilization of the domestic federal or Canadian NOL carryforwards may be subject to annual limitations due to ownership changes that have occurred previously or that could occur in the future. The Company has not completed any studies to determine if any of these events have occurred that would result in such limitations. Accordingly, further limitations could arise upon the completion of such studies.
The Company’s undistributed earnings are not permanently reinvested, however, these earnings are not material.
Uncertain Tax Positions
The Company accounts for uncertain tax positions using a more likely than not threshold for recognizing and resolving uncertain tax positions. The Company evaluates uncertain tax positions on an annual basis and adjusts the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. For the years ended September 24, 2022 and September 25, 2021, the Company had no unrecognized tax benefits.
Tax Receivable Agreement
As of September 24, 2022, future payments under the TRA with respect to the purchase of Symbotic Holdings Units which occurred as part of the Business Combination and through September 24, 2022 are expected to be $112.1 million. Payments made under the TRA represent payments that otherwise would have been made to taxing authorities in the absence of attributes obtained by the Company as a result of exchanges by its pre-IPO
members. Such amounts will be paid only when a cash tax savings is realized as a result of attributes subject to the TRA. That is, payments under the TRA are only expected to be made in periods following the filing of a tax return in which the Company is able to utilize certain tax benefits to reduce its cash taxes paid to a taxing authority. The impact of any changes in the projected obligations under the TRA as a result of changes in the geographic mix of the Company’s earnings, changes in tax legislation and tax rates or other factors that may impact the Company’s tax savings will be reflected in income before taxes on the consolidated statement of operations in the period in which the change occurs. As of September 24, 2022, no TRA liability was recorded based on current projections of future taxable income taking into consideration the Company’s full valuation allowance against its net deferred tax asset.
11. Employee Benefit Plans
Symbotic sponsors a defined-contribution benefit plan under the provisions of Section 401(k) of the Internal Revenue Code. This plan covers substantially all of the Company’s employees meeting eligibility criteria and contributions to the plan are determined by the plan provisions or at the discretion of the Board of Managers. Symbotic contributions to the plan were $2.4 million, $1.9 million, and $1.6 million for the years ended September 24, 2022, September 25, 2021, and September 26, 2020, respectively.
Symbotic Canada sponsors a Registered Retirement Savings Plan that qualifies as a defined-contribution benefit plan, which covers a portion of Symbotic Canada’s management. Symbotic Canada contributions to the plan were $0.3 million, $0.2 million, and $0.3 million for the years ended September 24, 2022, September 25, 2021, and September 26, 2020, respectively.
12. Fair Value Measures
The fair value measurement accounting standards establish a framework for measuring fair value and expand disclosures about fair value measurements. The standard does not require any new fair value measurements; rather, it applies to other accounting pronouncements that require or permit fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. This pronouncement also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:
Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market
Level 2—inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability
Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability
The following table presents the Company’s financial assets measured and recorded at fair value on a recurring basis using the above input categories as of September 24, 2022 and September 25, 2021 (in thousands):

	Year Ended
	September 24, 2022				September 25, 2021
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$333,388	$—	$—	$333,388	$152,204	$—	$—	$152,204

Total assets	$333,388	$—	$—	$333,388	$152,204	$—	$—	$152,204

The Company had no liabilities measured and recorded at fair value on a recurring basis as of September 24, 2022 and September 25, 2021.
13. Related Party Transactions
Insurance Coverage
The Company is covered under the C&S Wholesale Grocers, Inc. (“C&S”) workers’ compensation, general liability, auto liability risk, and technology errors and omissions insurance which C&S manages through the utilization of high deductible insurance policies. C&S is an affiliate of the Company as the same individual, certain of his family members and certain affiliated entities and trusts of the individual and his family members, in the aggregate, control both entities. The Company paid $2.3 million, $1.8 million, and $1.6 million to C&S related to this insurance coverage during the years ended September 24, 2022, September 25, 2021, and September 26, 2020, respectively. The amounts were expensed to operations as incurred.
Aircraft Time Sharing Agreement
Effective during fiscal year 2022, the Company has two separate agreements with C&S whereby the Company’s officials, employees, and guests are permitted to use the two C&S aircrafts on an as-needed
and
as-available
basis, with no minimum usage being required (the “Agreements”). As there is no defined period of time stated within these Agreements, the Company does not consider these to meet the definition of a lease, and as such, records payments in the period in which the obligation for the payment is incurred. The Company incurred expense of $0.7 million related to usage of the aircrafts for the year ended September 24, 2022.
Usage of Facility and Employee Services
In the fourth quarter of fiscal year 2022, the Company entered into a license arrangement with C&S whereby C&S is providing receiving and logistics services for the Company within C&S distribution facilities. The arrangement also provides for C&S employees assisting with certain of the Company’s operations. The Company incurred $0.2 million of expense related to this arrangement for the year ended September 24, 2022.
Customer Contracts
The Company has customer contracts with C&S relating to software maintenance services and the operations of a warehouse automation system. Revenue of $3.5 million, $2.9 million, and $2.4 million and cost of revenue of $2.3 million, $2.2 million, $2.1 million was recognized for the years ended September 24, 2022, September 25, 2021, and September 26, 2020, respectively, relating to these customer contracts. There were no accounts receivable due from C&S at September 24, 2022 and September 25, 2021. There was $0.5 million of deferred revenue relating to contracts with C&S at September 24, 2022 and September 25, 2021.
14. Commitments and Contingencies
Purchase Obligations
The Company has contractual obligations to purchase goods or services, which specify significant terms, including fixed or minimum quantities to be purchased and fixed minimum, or variable price provisions. The majority of the purchase commitments covered by these arrangements are for periods of less than one year and aggregate to approximately $757.0 million as of September 24, 2022.
Lease Commitments
The Company leases certain of its facilities under operating leases expiring in various years through 2026. Refer to Note 6,
Leases
for a schedule of future lease payments under
non-cancellable
leases as of September 24, 2022.
Warranty
The Company provides a limited warranty on its warehouse automation system and has established a reserve for warranty obligations based on estimated warranty costs. The reserve is included as part of accrued expenses and other long-term liabilities in the accompanying consolidated balance sheets.

Activity related to the warranty accrual was as follows (in thousands):

	Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
Balance at beginning of period	$3,735	$—	$450
Provision	7,329	4,652	—
Warranty usage	(2,060)	(917)	(450)

Balance at end of period	$9,004	$3,735	$—

Contingencies
Liabilities for any loss contingencies arising from claims, assessments, litigation, fines, penalties, and other matters are recorded when it is probable that the liability has been incurred and the amount of the liability can be reasonably estimated. As of September 24, 2022, the Company had made appropriate provisions related to such matters and does not believe that such matters will have a material adverse effect on the Company’s consolidated operations, financial position, or liquidity.
Indemnifications
In the ordinary course of business, the Company enters into various contracts under which it may agree to indemnify other parties for losses incurred from certain events as defined in the relevant contract, such as litigation, regulatory penalties, or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification obligations. As a result, the Company believes the estimated fair value of these obligations is not material. Accordingly, the Company has no liabilities recorded for these obligations as of September 24, 2022 and September 25, 2021.
15. Equity
Prior to the Business Combination, the Company had authorized five classes of membership interests, consisting of a class of common units of the Company known as the Class A Common Units (the “Class A Units”), a class of preferred units of the Company known as the Class B Preferred Units (the “Class B Units”), a class of preferred units of the Company known as the
Class B-1
Preferred Units (the
“Class B-1
Units”), a class of preferred units of the Company known as the
Class B-2
Preferred Units (the
“Class B-2
Units,” and together with the Class B Units and the
Class B-1
Units, the “Preferred Units”) and an additional class of common units of the Company to be granted to employees, officers, and directors pursuant to an incentive plan, known as the Class C Common Units (the “Class C Units” and, together with the Class A Units, the “Common Units,” and the Common Units together with the Preferred Units, the “Units”).
Following the Business Combination, the Company has three classes of common stock, Class A Common Stock,
Class V-1
Common Stock, and
Class V-3
Common Stock (and together, the “Common Stock”).
As the Business Combination is accounted for as a reverse recapitalization, all periods prior to the Business Combination have been retroactively adjusted using the Exchange Ratio as stipulated by the Merger Agreement for the equivalent number of shares outstanding immediately after the Merger to effect the reverse recapitalization. The Class A Units were converted into Common Stock using an exchange ratio of 61.28 per share, the Class B Units were converted into Common Stock using an exchange ratio of 47,508,300.00 per share, the
Class B-1
Units were converted into Common Stock using an exchange ratio of 24,031,400.00 per share, and the Class C Units were converted into Common Stock using an exchange ratio of 58.15 per share. This is presented within the consolidated statements of changes in redeemable preferred and common units and equity (deficit).

Class A Common Stock
The Company is authorized to issue 3,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, of which 57,718,836 shares were issued and outstanding on September 24, 2022.
Voting Rights
Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters submitted to a vote of the stockholders. Holders of Class A Common Stock will vote together with other holders of common stock as a single class on all matters (or, if any holders of any series of preferred stock are entitled to vote together with the holders of common stock, as a single class with the holders of such series of preferred stock). Notwithstanding the foregoing, the holders of shares of any series of common stock will be entitled to vote as a separate class upon any amendment to the Company’s certificate of incorporation (“Charter”) (including by merger, consolidation, reorganization or similar event) that would adversely alter or change the powers, preferences or special rights of such series of common stock. Except as expressly required by law, holders of common stock, as such, will not be entitled to vote on any amendment to the Charter (including any certificate of designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation) or pursuant to the Delaware General Corporation Law (“DGCL”).
Dividend Rights
Subject to the rights and preferences of any holders of any outstanding series of preferred stock, the holders of Class A Common Stock will be entitled to the payment of dividends and other distributions of cash, stock or property on the Class A Common Stock when, as and if declared by the board of directors in accordance with law.
Liquidation Rights
Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, the Company’s funds and assets that may be legally distributed to its stockholders will be distributed among the holders of the then-outstanding Class A Common Stock pro rata in accordance with the number of shares of Class A Common Stock held by each such holder.
Other Rights
The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences, and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future.
Class V-1
Common Stock and
Class V-3
Common Stock
The Company is authorized to issue 1,000,000,000 shares of
Class V-1
Common Stock and 450,000,000 shares of
Class V-3
Common Stock, both which have a par value of $0.0001 and all of which were issued to the Legacy Warehouse unitholders in connection with the Closing of the Business Combination, as described in Note 3,
Business Combination
. As of September 24, 2022 there were 79,237,388 shares of
Class V-1
and 416,933,025 shares of
Class V-3
Common Stock outstanding. In the fourth quarter of fiscal year 2022, the Legacy Warehouse unitholders exchanged 1,607,185 shares of
Class V-1
Common Stock, together with a corresponding number of New Symbotic Holdings Common Units, into an equal number of Class A Common Stock. The Company did not receive any proceeds as a result of this exchange.

Voting Rights
Each holder of
Class V-1
Common Stock is entitled to one vote for each share of
Class V-1
Common Stock held of record by such holder on all matters submitted to a vote of the stockholders, and each holder of
Class V-3
Common Stock is entitled to three votes for each share of
Class V-3
Common Stock held of record by such holder on all matters submitted to a vote of the stockholders. Holders of
Class V-1
Common Stock and
Class V-3
Common Stock will vote together with other holders of common stock as a single class on all matters (or, if any holders of any series of preferred stock are entitled to vote together with the holders of common stock, as a single class with the holders of such series of preferred stock). Notwithstanding the foregoing, the holders of shares of any series of common stock will be entitled to vote as a separate class upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would adversely alter or change the powers, preferences or special rights of such series of common stock. Except as expressly required by law, holders of common stock, as such, will not be entitled to vote on any amendment to the Charter (including any certificate of designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation) or pursuant to the DGCL.
Dividend Rights
Except as provided in the Charter with respect to certain stock adjustments, dividends of cash or property may not be declared or paid on shares of
Class V-1
Common Stock or
Class V-3
Common Stock.
Liquidation Rights
The holders of shares of
Class V-1
Common Stock and
Class V-3
Common Stock will not be entitled to receive any the Company’s assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.
Other Rights
The holders of
Class V-1
Common Stock and
Class V-3
Common Stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the
Class V-1
Common Stock or
Class V-3
Common Stock. The rights, preferences and privileges of holders of the
Class V-1
Common Stock and
Class V-3
Common Stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future. Subject to the terms of the New Symbotic Holdings LLC Agreement, holders of New Symbotic Holdings Common Units may cause the Company to redeem all or any portion of such holder’s New Symbotic Holdings Common Units, and in connection with such redemption, the Company may be required to deliver Class A common units to such holder.
Conversion of
Class V-3
Common Stock
Class V-3
Common Stock may convert into
Class V-1
Common Stock in certain situations, including automatically seven years following the Business Combination.
Transfer of
Class V-1
Common Stock and
Class V-3
Common Stock
No holder of
Class V-1
Common Stock or
Class V-3
Common Stock may transfer such shares to any person unless such holder also simultaneously transfers an equal number of such holder’s New Symbotic Holdings Common Units to the same person in accordance with the terms of the New Symbotic Holdings LLC Agreement. Upon a transfer of New Symbotic Holdings Common Units in accordance with the New Symbotic Holdings LLC Agreement, an equal number of shares of
Class V-1
Common Stock and/or
Class V-3
Common Stock that

correspond to such New Symbotic Holdings Common Units will automatically and simultaneously be transferred to the same transferee of such New Symbotic Holdings Common Units. Any attempted or purported transfer of shares of
Class V-1
Common Stock and
Class V-3
Common Stock in violation of the foregoing restrictions will be null and void.
Cancellation of
Class V-1
Common Stock and
Class V-3
Common Stock
In the event that any outstanding share of
Class V-1
Common Stock or
Class V-3
Common Stock ceases to be held directly or indirectly by a holder of a New Symbotic Holdings Common Units, such share will automatically be transferred to Symbotic and cancelled for no consideration.
Preferred Stock
The Company is authorized to issue 50,000,000 shares of undesignated preferred stock, par value $0.0001 per share, of which no shares were issued and outstanding on September 24, 2022.
Legacy Warehouse Membership Interests
For the year ended September 25, 2021, the Company was authorized to issue up to 6,426,208 Units in the aggregate, of which 5,997,632 are designated as Class A Units, one Unit is designated as a Class B Unit, two Units are designated as
Class B-1
Units, two Units are designated as
Class B-2
Units and 428,571 Units are designated as Class C Units.
As of September 25, 2021, there were 5,997,632 Class A Units, one Class B Unit, one
Class B-1
Unit and 428,571 Class C Units outstanding.
During the periods ended September 24, 2022 and September 25, 2021, the Company received no member contributions from the holder of the
Class B-1
Unit. The Company recorded a cumulative preferred return with respect to the holder of the
Class B-1
Unit of $8.1 million and $11.1 million for the years ended September 24, 2022 and September 25, 2021, respectively. The Company recorded a cumulative preferred return with respect to the holder of the Class B Unit of $16.1 million and $21.9 million for the years ended September 24, 2022 and September 25, 2021, respectively.
The following conditions applied to the classes of membership interests authorized prior to the Business Combination:
Voting Rights
Each holder of Class A Units and Class C Units shall have the right to one vote per the Class A Unit or Class C Unit, respectively. Except as required by law, the Preferred Units do not have any voting rights.
Preferred Return
The holder of the Preferred Units shall be entitled to receive, in preference to the holders of the Class A Units and the Class C Units, a cumulative preferred return at a rate per annum of 5%, compounded annually, on the unreturned preferred capital of the holder’s Preferred Units (the “Preferred Return”). The Class A Units and Class C Units have no stated returns or dividends.
Liquidation Rights
In the event of liquidation, dissolution, or winding up of the Company, the five classes of membership interests rank in the following order of priority: the
Class B-2
Units are the most senior, followed by
Class B-1

Unit, then the Class B Unit, and then both the Class A Units and Class C Units treated as a single class. The holders of the Preferred Units are entitled to a liquidation preference equal to the sum of the Unreturned Preferred Capital (defined as the initial investment and subsequent contributions, less distributions, if any) and the applicable unpaid Preferred Return (collectively, the “Liquidation Preference”) in the order described in the preceding sentence, prior to any distribution to holders of the Class A Units and Class C Units. Upon the payment in full of the Liquidation Preference, any remaining assets available for distribution shall be distributed ratably to the holders of the Class A Units and Class C Units, however, for the Class C Units only to the extent that the value exceeds the applicable Hurdle Value (see Note 17). Any remaining value that does not exceed the Hurdle Value for any particular Class C Unit shall be distributed to the holders of Class A Units (and any other Class C Units entitled to share in the distribution) based on their respective pro rata holdings of all such Class A (and Class C) Units. The Company classifies its redeemable Preferred Units (Class B,
B-1,
and
B-2
Units) as mezzanine equity, or outside of members’ deficit, because the units contain liquidation features that are not solely within the Company’s control.
As of September 25, 2021, the aggregate Liquidation Preference for the Class B and
B-1
Units was $691.3 million.
Redemption Rights
Upon written notice by the holders of a majority of a class of Preferred Units, the Company shall redeem all of the outstanding Preferred Units of such class. The redemption price payable to each holder of the class of Preferred Units shall equal the Liquidation Preference of the Preferred Units being redeemed. The Class C Units are subject to a put feature that allow holders to redeem vested Class C Units, subject to certain terms and conditions (see Note 17). The Class A Units do not have any redemption rights. Accordingly, the Preferred Units and the Class C Units are classified outside of permanent members’ deficit because they are redeemable by the holders.
16. Net Loss per Share
Basic earnings per share of Class A Common Stock is computed by dividing net loss attributable to common shareholders by the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted earnings per share of Class A Common Stock is computed by dividing net loss attributable to common shareholders adjusted for the assumed exchange of all potentially dilutive securities, by the weighted-average number of shares of Class A Common Stock outstanding adjusted to give effect to potentially dilutive elements. Diluted loss per share for all periods presented is the same as basic loss per share as the inclusion of the potentially issuable shares would be anti-dilutive.
Prior to the Business Combination, the membership structure of Legacy Warehouse included units which shared in the profits and losses of Legacy Warehouse. The Company analyzed the calculation of earnings per unit for periods prior to the Business Combination and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per share information has not been presented for periods prior to the Business Combination on June 7, 2022. The basic and diluted earnings per share for the period ended September 24, 2022 represent only the period of June 8, 2022 to September 24, 2022.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted earnings per share of Class A Common Stock (in thousands, except per share information):

Year Ended
September 24, 2022
Numerator—basic and diluted
Net loss	$(139,089)
Less: Net loss attributable to Warehouse Technologies LLC unitholders prior to the Business Combination	(72,134)
Less: Net loss attributable to the noncontrolling interest post Business Combination	(60,092)

Net loss attributable to common shareholders	$(6,863)

Denominator—basic and diluted
Weighted-average shares of Class A Common Stock outstanding	54,086,381

Loss per share of Class A Common Stock—basic and diluted	$(0.13)

17. Stock-Based Compensation and Warrant Units
In June 2022, the Company’s stockholders approved the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan (“2022 Plan”). The 2022 Plan allows for the issuance of stock options, stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights, and other equity-based or equity-like awards that the Compensation Committee of the Board of Directors determines to be consistent with the purposes of the 2022 Plan and the interests of the Company for up to 59,800,928 shares of common stock to employees, directors, and consultants of the Company. Additionally, up to 8,500,000 shares may be issued in connection with the exchange of awards under the 2012 Value Appreciation Plan (described below) or the Amended and Restated 2018 Long Term Incentive Plan (“Legacy Plans”). The Company will no longer issue new awards under the Legacy Plans as all future grants will be issued under the 2022 Plan, or another equity plan that is approved by the Compensation Committee of the Board of Directors. Awards issued under the 2022 Plan have a maximum term of 10 years.
The following table summarizes the components of total stock-based compensation included in the Company’s consolidated statements of operations for the year ended September 24, 2022 (in thousands):

September 24, 2022
Research and development	9,671
Selling, general, and administrative	17,187

Total stock-based compensation expense	$26,858

The following table summarizes the different types of RSUs granted by the Company during the year ended September 24, 2022:

September 24, 2022
RSUs (service-based vesting conditions)	13,784,743
RSUs (performance-based vesting conditions)	578,453

Total	14,363,196

RSUs represent the right to receive one share of the Company’s common stock upon vesting. RSUs are granted at the discretion of the Board of Directors, a committee thereof or, subject to defined limitations, the Chief Executive Officer of the Company, acting as a committee of one director, to whom such authority has been delegated. The Company has issued RSUs that vest based on the passage of time assuming continued service with the Company, and RSUs that vest only upon the achievement of defined performance metrics tied primarily to revenue and earnings targets.
For RSUs with service-based vesting conditions, the fair value is calculated based on the Company’s closing stock price on the date preceding the date of grant, and the stock-based compensation expense is being recognized over the vesting period. Most RSUs with service-based vesting provisions vest in installments over a three-year period following the grant date. For RSUs with performance-based vesting conditions, management measures compensation expense based upon a review of the Company’s expected achievement against specified financial performance targets. Such compensation cost is being recorded to the extent management has deemed that such awards are probable of vesting based upon the expected achievement against the specified targets. On a periodic basis, management reviews the Company’s expected performance and adjusts the compensation cost, if needed, at such time.
The following table summarizes the RSU activity for the year ended September 24, 2022:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at September 26, 2021	—	$—
Granted	14,363,196	15.81
Vested	(1,831,505)	15.81
Forfeited	(166,104)	15.81

Outstanding at September 24, 2022	12,365,587	$15.81

The total fair value of RSUs that vested during the year ended September 24, 2022 was $29.0 million including $24.4 million for vested RSUs issued in exchange for vested value appreciation plan units (“VAP Units”). The grant-date fair value of each RSU is calculated based upon the Company’s closing stock price on the date preceding the date of grant. For the year ended September 24, 2022 the weighted-average fair value of RSU awards granted was $15.81 per share. As of September 24, 2022, 12.4 million RSUs were outstanding and unvested, with an aggregate value of $130.3 million and a weighted average remaining vesting period of approximately 2.26 years. These RSUs are expected to vest on various dates through 2027.
Class C Units
Prior to the Business Combination, the Company periodically granted Class C Units to employees, officers, and directors which vest over a period of up to five years, as determined by the Board of Managers. Each issuance of Class C Units entitles its holder to share in the appreciation in the fair market value (“FMV”) of the Company from the date of issuance, subject to any preferences or priorities payable to the Preferred Units. The Board shall establish a “Hurdle Value,” which shall not be less than the FMV on the date of such issuance of such Class C Unit and such units shall share only in appreciation of the FMV in excess of the Hurdle Value. Any distributions made with respect to Class C Units that have not yet become vested are held in a separate account for the benefit of the holder of the unvested units until such time as the units vest. The Class C Units are subject to a put feature that allow holders to redeem vested Class C Units. The put feature requires the holder to hold the units for at least six months from the date the Class C Units vest to the earliest date the put feature can be exercised. Accordingly, since the holder is exposed to the economic risks and rewards of unit ownership, the Class C Units are treated as equity classified awards. However, because redemption of the Class C Units is outside of the control of the Company: (i) the Class C Units are classified outside of permanent members’ deficit, and (ii) the carrying value of Class C Units is adjusted to redemption value at each reporting period through a charge to members’ deficit (until such time as the Class C Units are redeemed or forfeited). As further described in Note 15,
Equity
, the Class C Units were converted into Common Stock upon consummation of the Business Combination.
The following is a summary of Class C Units outstanding and vested immediately prior to the consummation of the Business Combination:

Class C Units
Balance at September 28, 2019	428,571
Granted	42,587
Redeemed	—
Forfeited	(42,587)

Balance at September 26, 2020	428,571
Granted	51,543
Redeemed	—
Forfeited	(51,543)

Balance at September 25, 2021	428,571
Granted	18,107
Redeemed	—
Forfeited	(18,107)

Balance at June 7, 2022	428,571

Vested at June 7, 2022	375,930
The Company recognized less than $0.1 million as compensation expense associated with the Class C Units for the year ended September 24, 2022, and $0.1 million as compensation expense for the years ended September 25, 2021, and September 26, 2020.
Valuation of Class C Units
The fair value of Class C Units was determined by the Company’s Board of Managers based on enterprise valuations performed by management with the assistance of a third-party valuation firm. For fiscal year 2022 leading up to the Business Combination and for the year ended September 25, 2021, the Company’s total equity value was determined using a combination of the income approach and market approach under the Hybrid Method. Under this approach, a probability-weighted expected return method was applied where two types of future event scenarios were considered: an IPO scenario and a non-IPO
scenario for all other potential future exits. The relative probabilities between the future exit scenarios were based on an analysis of performance and market conditions at the time, including then-current IPO valuations of similarly situated companies and expectations as to the timing and likely prospects of future event scenarios. For the year ended September 26, 2020, the Company’s total equity value was determined using the income approach. Under this approach, total equity value is estimated based on the present value of the Company’s future estimated cash flows. These future cash flows, including cash flows beyond the forecast period for the residual value, are discounted to their present values using an appropriate discount rate, to reflect the risks inherent in the Company achieving these estimated cash flows. The resulting equity value was then allocated to outstanding equity instruments using an option pricing model.

The fair value of each Class C Unit grant was estimated on the date of the award using a Black-Scholes option pricing model with the following assumptions:

		Year Ended
	June 7, 2022	September 25, 2021	September 26, 2020
Dividend yield	0%	0%	0%
Volatility (a)	45.0%	40.0%	50.0%
Risk-free interest rate (b)	2.30%	0.29%	0.12%
Expected term (years) (c)	2.00	2.00	1.25

•
The expected volatility is estimated based on the historical volatility of a select peer group of similar publicly traded companies for a term that is consistent with the expected term of the Class C Units.

•	The risk-free interest rate is based on the U.S. Treasury constant maturity interest rate whose term is consistent with the expected term of the Class C Units.

•	The expected term is based on estimated liquidity event timing as further described above.
The fair value per unit for the Class C Units granted was determined to be the following for each of the periods presented:

•	$451.81 for the period December 26, 2021 through June 7, 2022

•	$415.75 for the period September 26, 2021 through December 25, 2021

•	$407.19 for the period June 27, 2021 through September 25, 2021

•	$160.03 for the period March 28, 2021 through June 26, 2021

•	$5.56 for the period September 29, 2019 through March 27, 2021
Value Appreciation Units
The Company historically granted VAP Units to employees, officers, and directors that vested over a period of up to five years, as determined by the Board of Managers. No VAP Units were granted during the years ended September 24, 2022, September 25, 2021, and September 26, 2020. Following the Business Combination and in the fourth quarter of fiscal year 2022, all outstanding VAP Units for 20 employees were converted into the Company’s restricted stock units. The Company issued 2,350,795 RSUs to the legacy VAP Unit holders. The conversion of the VAP Units into RSUs was treated as a modification in accordance with ASC 718, and resulted in a charge of $24.4 million to additional paid-in
capital on the date of the modification. This included a
step-up
in grant date fair value charge of $0.7 million, which was principally due to the difference between the VAP Units grant date hurdle rates and the Company’s stock price as of the modification date. Prior to the Business Combination, to the extent vested and exercisable, each VAP Unit could be exercised for a cash payment equal to the appreciation in the FMV of 1/100th of a Class C Unit. The following exercisability triggers must be met before any vested award may be exercised, with the achievement of each trigger allowing one third of the vested award to be exercised: (i) the end of the first fiscal year in which the Company meets or exceeds annual revenue (on a cash accounting basis) of $100 million, (ii) the end of the first fiscal year in which the Company becomes cash flow positive, and (iii) the end of the first fiscal year in which the Company generates positive earnings before interest, taxes, depreciation, and amortization (“EBITDA”).

The following is a summary of VAP Units outstanding which were converted to restricted stock units in the fourth quarter of fiscal year 2022:

VAP Units
Balance at September 28, 2019	5,053,182
Granted	—
Exercised	—
Forfeited	(663,925)

Balance at September 26, 2020	4,389,257
Granted	—
Exercised	—
Forfeited	(349,637)

Balance at September 25, 2021	4,039,620
Granted	—
Exercised	(255,845)
Forfeited	(92,664)

Balance at August 16, 2022	3,691,111
Converted to restricted stock units	(3,691,111)

Balance at September 24, 2022	—

Because the VAP Units were settleable in cash, they were treated as liability classified awards. Accordingly, the carrying value of the liability was adjusted to fair value at each reporting period through a charge to earnings (until such time as the VAP Units are settled or forfeited). Further, the exercisability triggers noted above represent performance conditions that impact the vesting of the awards. Accordingly, compensation expense is not recognized until such time as the performance conditions are considered probable of achievement. During the year ended September 26, 2020, the performance conditions relating to annual revenue and cash flows were considered probable of achievement. The performance condition relating to EBITDA was not considered probable of achievement for any of the periods presented and up to the date of conversion of the VAP Units to restricted stock units.
The Company recognized $13.2 million, $11.6 million, and $0.1 million as compensation expense associated with the VAP Units for the years ended September 24, 2022, September 25, 2021, and September 26, 2020, respectively.
Warrant Units
On April 30, 2021, in connection with its entry into a Subscription Agreement with Walmart, the Company issued Walmart warrants to acquire up to an aggregate of 714,022 shares of the Company’s Class A Units (the “Warrants”), subject to certain vesting conditions. Warrants equivalent to 6.5% of the Company’s outstanding and issuable Common Units, or 446,741 units, vested upon the signing of the Subscription Agreement, and had a grant date fair value of $60.44 per unit. Warrants equivalent to up to 3.5% of the Company’s outstanding and issuable Common Units, or 267,281 units, may vest in connection with conditions defined by the terms of the Warrant, as Walmart makes additional expenditures to the Company in connection with the Subscription Agreement, There are up to six tranches based on increments of additional expenditures where approximately 44,000 additional Warrants may vest per tranche. The Warrants had a grant date fair value of $60.44 per unit. Upon vesting, units may be acquired at an exercise price of $389.03. The warrant units contain customary anti-dilution, down-round, and change-in-control
provisions. The right to purchase units in connection with the Warrant expires on April 30, 2031.
Non-cash
share-based payment expense associated with the warrant units is recognized as vesting conditions are achieved, based on the grant date fair value of the warrants. The fair value of the warrant units was determined as of the grant date in accordance with ASC 718 using the Black-Scholes pricing model. The Black-Scholes pricing model is based, in part, upon assumptions for which management is required to use judgment. The assumptions made for purposes of estimating fair value under the Black-Scholes pricing model for the Warrants were as follows:

Selected Assumption
Dividend yield	0%
Volatility(a)	43.0%
Risk-free interest rate (b)	1.65%
Expected term (years) (c)	10.00

•
The expected volatility is estimated based on the historical volatility of a select peer group of similar publicly traded companies for a term that is consistent with the expected term of the Warrants.

•	The risk-free interest rate is based on the U.S. Treasury constant maturity interest rate whose term is consistent with the expected term of the Warrants.

•	The expected term is based on the contractual term of the Warrants.
In December 2021, Walmart elected to gross exercise the 446,741 vested Warrant Units for $173.8 million. As a result of this gross exercise, 446,741 Class A Common Units of Legacy Warehouse were issued to Walmart, which represented a 6.5% ownership in the Company’s outstanding and issuable Common Units. On May 20, 2022, in connection with its entry into the 2nd A&R MAA, Walmart’s remaining 267,281 Warrant Units vested in accordance with the terms referenced above. Upon vesting, Walmart elected to gross exercise the 267,281 vested Warrant Units for $104.0 million. As a result of this gross exercise, 267,281 Class A Common Units of Legacy Warehouse were issued to Walmart, which represented, together with the December 2021 gross exercise, a combined total of 10.0% ownership in the Company’s then outstanding and issuable Common Units.
Also in connection with its entry into the 2nd A&R MAA with Walmart, the Company issued Walmart a new warrant to acquire up to an aggregate of 258,972 Legacy Warehouse Class A Units (“May 2022 Warrant”), subject to certain vesting conditions. The May 2022 Warrants had a grant date fair value of $224.45. In connection with the Closing, the May 2022 Warrant was converted into a new warrant to acquire up to an aggregate of 15,870,411 common units of Symbotic Holdings (“June 2022 Warrant” and, the common units of Symbotic Holdings issuable thereunder, the “Warrant Units”). As of September 24, 2022, the June 2022 Warrant had not vested, as vesting is tied to the installation commencement date for certain Systems which the Company is installing in Walmart’s 42 regional distribution centers. Warrant Units equivalent to up to 3.6% of the Company’s then outstanding and issuable Common Units, or 15,870,411 units, may vest in connection with conditions defined by the terms of the June 2022 Warrant. Upon vesting, units may be acquired at an exercise price of $10.00. The Warrant Units contain customary anti-dilution, down-round, and change-in-control
provisions. The right to purchase units in connection with the June 2022 Warrant expires on June 7, 2027.
Non-cash
share-based payment expense associated with the June 2022 Warrant is recognized as vesting conditions are achieved, based on the grant date fair value of the warrants. The fair value of the June 2022 Warrant was determined as of the grant date in accordance with ASC Topic 718,
Compensation – Stock Compensation
, using the Black-Scholes pricing model. The Black-Scholes pricing model is based, in part, upon assumptions for which management is required to use judgment. The assumptions made for purposes of estimating fair value under the Black-Scholes pricing model for the June 2022 Warrant were as follows:

Selected Assumption
Dividend yield	0%
Volatility (a)	40.0%
Risk-free interest rate (b)	2.80%
Expected term (years) (c)	5.00

•
The expected volatility is estimated based on the historical volatility of a select peer group of similar publicly traded companies for a term that is consistent with the expected term of the June 2022 Warrant.

•	The risk-free interest rate is based on the U.S. Treasury constant maturity interest rate whose term is consistent with the expected term of the June 2022 Warrant.

•	The expected term is based on the contractual term of the June 2022 Warrant.
The following table summarizes stock warrant activity for the year ended September 24, 2022:

Warrant Units
Outstanding and nonvested at September 26, 2020	—
Granted	714,022
Vested	(446,741)

Outstanding and nonvested at September 25, 2021	267,281
Granted	258,972
Vested	(267,281)

Outstanding and nonvested at September 24, 2022	258,972

The amount of provision for warrants recorded as a reduction of the transaction price for the Warrants during the twelve months ended September 24, 2022 was $101.3 million. As of September 24, 2022, total unrecognized cost related to unvested warrants was $58.1 million, which may be expensed as vesting conditions are satisfied over the remaining term of the agreement, or 4.7 years. At September 24, 2022, there are no warrant units which are vested and exercisable.
18. Segment and Geographic Information
As more fully described in the Company’s Summary of Significant Accounting Policies, the Company operates in one operating segment. Revenue and property and equipment, net by geographic region, based on physical location of the operations recording the sale or the assets are as follows:
Revenue by geographical region (in thousands):

	Year Ended
	September 24, 2022	September 25, 2021	September 26, 2020
United States	$589,944	$248,209	$54,349
Canada	3,368	3,704	37,737

Total revenue	$593,312	$251,913	$92,086

Percentage of revenue generated outside of the United States	1%	1%	41%

Total property and equipment, net by geographical region (in thousands):

	Year Ended
	September 24, 2022	September 25, 2021
United States	$23,640	$17,355
Canada	1,238	1,262

Total property and equipment, net	$24,878	$18,617

Percentage of property and equipment, net held outside of the United States	5%	7%

Up to 554,976,655 Shares of Class A Common Stock

PROSPECTUS

                , 2022

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$757,290.06
Accounting fees and expenses	$135,000.00
Legal fees and expenses	$185,000.00
Financial printing and miscellaneous expenses	$150,000.00

Total	$1,227,290.06

Item 14.	Indemnification of Directors and Officers

The Company’s Charter and Bylaws provide indemnification and advancement of expenses for the Company’s directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain limited exceptions. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit. The Bylaws provide for mandatory indemnification to the fullest extent permitted by applicable law against all expenses (including attorney’s fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements.

The Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Charter and the Bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Company’s rights and the rights of the Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, Symbotic has been advised that, in the opinion of the Securities and Exchange Commission (the “SEC”), indemnification of directors, officers or persons controlling the registrant for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company’s Charter and Bylaws provide that the Company will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, fund, other enterprise or nonprofit entity.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

The Company’s directors and executive officers are covered by insurance maintained by the Company against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

As previously announced, on March 8, 2021, in connection with SVF 3’s initial public offering, SVF 3 entered into a Forward Purchase Agreement with an affiliate of the Sponsor (the “Forward Purchase Investor”), pursuant to which the Forward Purchase Investor subscribed for 15,000,000 SVF Class A Ordinary Shares and elected to purchase up to an additional 5,000,000 SVF Class A Ordinary Shares, in each case, at $10.00 per share (collectively, the “Forward Purchase”). The Forward Purchase was consummated immediately prior to the consummation of the Merger.

In addition, as previously announced, on December 12, 2021, in connection with the execution of the Merger Agreement, SVF 3 entered into the Subscription Agreements with certain parties (collectively, the “Subscribers”) pursuant to which the Subscribers collectively subscribed for 20,500,000 shares of Class A Common Stock at $10.00 per share, for an aggregate commitment amount of $205,000,000. The PIPE Investment was consummated immediately prior to the consummation of the Merger.

In addition, pursuant to that certain loan agreement, dated August 10, 2021 and as amended November 9, 2021 (the “Loan Agreement”), between SVF 3 and the Sponsor, SVF 3 borrowed from the Sponsor an aggregate principal amount of $3,000,000, of which the Sponsor had the right to require up to $2,000,000 of such aggregate principal amount be repaid at the Closing through the issuance of shares of Class A Common Stock, at $10.00 per share. Pursuant to the Loan Agreement, at the Closing, the Company issued 200,000 shares of Class A Common Stock to the Sponsor, which shares were unregistered.

On June 7, 2022, Symbotic Holdings issued a warrant to Walmart Inc., which allows Walmart Inc. to acquire 15,870,411 New Symbotic Holdings Units (subject to dilution and customary adjustments) upon satisfaction of certain vesting conditions, at an exercise price of $10.00 per New Symbotic Holdings Unit.

The Company issued each of the foregoing securities under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act.

Exhibits and Financial Statement Schedules

Exhibit Index

		Incorporated by Reference
Exhibit	Description	Form	Exhibit	Filing Date

2.1++	Agreement and Plan of Merger, dated as of December 12, 2021, by and among SVF Investment Corp. 3, Warehouse Technologies LLC, Symbotic Holdings LLC and Saturn Acquisition (DE) Corp.	8-K	2.1	12/13/2021

3.1	Certificate of Incorporation of Symbotic Inc.	8-K	3.1	6/13/2022

3.2	Bylaws of Symbotic Inc.	8-K	3.2	6/13/2022

4.1++	Warrant to Purchase Common Units, dated as of June 7, 2022, between Symbotic Holdings LLC and Walmart Inc.	8-K	4.1	6/13/2022

5.1*	Opinion of Sullivan & Cromwell LLP.	S-1/A	5.1	7/20/2022

10.1++	Amended and Restated Registration Rights Agreement, dated as of June 7, 2022, by and among Symbotic Inc., SVF Sponsor III (DE) LLC, certain legacy directors of SVF Investment Corp. 3, and certain directors, officers and stockholders of Symbotic Inc.	8-K	10.1	6/13/2022

10.2	Tax Receivable Agreement, dated as of June 7, 2022, by and among Symbotic Inc., Symbotic Holdings LLC and certain members of Symbotic Holdings LLC.	8-K	10.2	6/13/2022

10.3++	Second Amended and Restated Limited Liability Agreement of Symbotic Holdings LLC, dated as of June 7, 2022.	8-K	10.3	6/13/2022

10.4#	Form of Indemnification Agreement, by and between Symbotic Inc. and each of its directors and executive officers.	8-K	10.4	6/13/2022

10.5#	Symbotic Inc. 2022 Omnibus Incentive Compensation Plan.	8-K	10.5	6/13/2022

10.6#	Form of Restricted Stock Unit Award Agreement under the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan.	8-K	10.6	6/13/2022

10.7#	Form of Performance-Based Restricted Stock Unit Award Agreement under the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan.	8-K	10.7	6/13/2022

10.8#	Symbotic Inc. 2022 Employee Stock Purchase Plan.	8-K	10.8	6/13/2022

10.9#	Symbotic LLC / Warehouse Technologies, LLC 2012 Value Appreciation Plan.	S-4	10.26	3/23/2022

10.10#	Symbotic LLC / Symbotic Canada ULC / Warehouse Technologies LLC Amended and Restated 2018 Long Term Incentive Plan	S-4	10.27	3/23/2022

10.11#	Offer Letter, dated as of March 24, 2022, by and between Symbotic LLC and Michael J. Loparco	S-4	10.28	4/22/2022

10.12	Forward Purchase Agreement, dated March 8, 2021, by and between SVF Investment Corp. 3 and SVF II SPAC Investment 3 (DE) LLC	8-K	10.6	3/12/2021

10.13	Form of Subscription Agreement.	8-K	10.1	12/13/2021

		Incorporated by Reference
Exhibit	Description	Form	Exhibit	Filing Date

10.14	Sponsor Letter Agreement, dated December 12, 2021, by and among SVF Investment Corp. 3, Warehouse Technologies LLC, SVF Sponsor III (DE) LLC and certain directors and officers of SVF Investment Corp. 3	8-K	10.3	12/13/2021

10.15++	Unit Purchase Agreement, dated December 12, 2021, by and among SVF Investment Corp. 3, Warehouse Technologies LLC, Symbotic Holdings LLC, RJJRP Holdings, Inc., RBC 2021 4 Year GRAT 4 (U/A March 31, 2021) and RBC Millennium Trust (U/A June 19, 2000)	8-K	10.5	12/13/2021

10.16++^	Second Amended and Restated Master Automation Agreement, dated as of May 20, 2022, by and among Walmart Inc., Symbotic LLC and Warehouse Technologies LLC	S-4	10.32	5/23/2022

10.17#	Offer Letter, dated as of April 21, 2017, by and between Symbotic LLC and Michael Dunn	8-K	10.17	6/13/2022

10.18#	Offer Letter, dated as of September 1, 2020, by and between Symbotic LLC and Thomas Ernst	8-K	10.18	6/13/2022

10.19	Investment and Subscription Agreement, dated as of December 12, 2021, by and between Warehouse Technologies LLC and Walmart, Inc.	S-4	10.33	5/23/2022

10.20	Separation Agreement and General Release of Claims, by and between Symbotic Inc. and Michael J. Loparco, dated November 19, 2022	8-K	10.1	11/21/2022

14.1	Code of Business Conduct and Ethics of Symbotic Inc.	8-K	14.1	6/13/2022

21.1	List of Subsidiaries of Symbotic Inc.	8-K	21.1	6/13/2022

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 hereto)

24.1**	Power of Attorney (included on signature page to the registrant’s Registration Statement on Form S-1 filed on June 29, 2022).

101.INS	Inline Instance Document

101.SCH	Inline Taxonomy Extension Schema Document

101.CAL	Inline Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline Taxonomy Extension Definition Linkbase Document

101.LAB	Inline Taxonomy Extension Label Linkbase Document

101.PRE	Inline Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

#	Indicates management contract or compensatory plan
++

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^

Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

*	Previously filed with Amendment #1 to the Registration Statement on Form S-1, which was filed with the SEC on July 19, 2022.
**	Previously filed with the registrant’s Registration Statement on Form S-1, which was filed with the SEC on June 29, 2022.

Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

J.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No.1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilmington, Commonwealth of Massachusetts, on December 12, 2022.

Symbotic Inc.

By:	/s/ Richard B. Cohen
Name: Richard B. Cohen
Title: Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No.1 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Richard B. Cohen Richard B. Cohen	Chief Executive Officer, President and Director (principal executive officer)	December 12, 2022

* Thomas Ernst	Chief Financial Officer and Treasurer (principal financial officer)	December 12, 2022

* Santhosh P. Daniel	Vice President and Controller (principal accounting officer)	December 12, 2022

* Rollin Ford	Director	December 12, 2022

* Charles Kane	Director	December 12, 2022

* Todd Krasnow	Director	December 12, 2022

* Vikas J. Parekh	Director	December 12, 2022

* Michael Rhodin	Director	December 12, 2022

* Merline Saintil	Director	December 12, 2022

*By:	/s/ Thomas Ernst
Name:	Thomas Ernst
Title:	Attorney-in-Fact